Exhibit 10.1

EXECUTION COPY

ASSET  AND  SHARE  PURCHASE  AGREEMENT

BY AND BETWEEN

CECA S.A.,

ARKEMA S.R.L.,

ARKEMA SHANGHAI DISTRIBUTION CO LTD,

AND

ARKEMA FRANCE

on the one hand,

AND

CHEMVIRON FRANCE SAS,

AND

CALGON CARBON CORPORATION,

on the other hand,

Dated:  July 25, 2016

4.12	Compliance with Law	35

4.13	Permits	36

4.14	Environmental Matters	36

4.15	Proceedings	37

4.16	Material Contracts	37

4.17	Insurance	38

4.18	Employment Matters	39

4.19	Personal Property	41

4.20	Affiliate Transactions	41

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	41

5.1	Organization and Due Authorization	41

5.2	Governmental Authorizations	42

5.3	Financing	42

5.4	Acknowledgement	42

ARTICLE VI	PRE-CLOSING COVENANTS	43

6.1	Required Permit Approvals	43

6.2	Compliance with Personal Data Protection Regulation	44

6.3	Ordinary Course of Business	44

6.4	Termination of Intragroup Agreements	45

6.5	Access and Information	46

6.6	Public Announcements	46

6.7	Substitution and Release of Sellers Guarantees	46

6.8	Labor Matters	47

6.9	Assignability and Material Consents	48

6.10	Name Change of the Company	49

6.11	Disclosure Supplement	49

6.12	Information Systems	49

6.13	Real Estate	50

6.14	Purchaser’s Guarantee	51

6.15	Sellers’ Parent Guarantee	52

6.16	Accounting Transition Services Agreement	52

ARTICLE VII	REPAYMENT AND INDEMNIFICATION OBLIGATIONS	52

7.1	Repayment Obligations of the Sellers	52

7.2	Indemnification Obligations of the Purchaser	53

7.3	Method of Asserting Claims, etc.	53

7.4	Calculation of Damages	57

7.5	Limitations on Sellers’ Liability	58

7.6	Exclusions	58

7.7	Claim Periods	60

7.8	Specific Exceptions to Certain Limitations	60

7.9	Additional Procedures for Environmental Claims	60

7.10	Local Sale Agreements	61

ARTICLE VIII	TERMINATION	61

8.1	Termination	61

8.2	Effect of Termination	62

ARTICLE IX	STATUTORY REQUIREMENTS	62

9.1	Origin of Ownership	62

9.2	Encumbrances	62

9.3	Turnover and Net Results	62

9.4	Accounting Records	63

9.5	Leases	63

9.6	Information and Declaration of Sincerity	63

ARTICLE X	POST CLOSING COVENANTS	64

10.1	Employment Matters	64

10.2	Use of Sellers Trademarks and Logos	64

10.3	Non-Compete	64

10.4	Non-Solicitation	65

10.5	Insurance	66

10.6	Certain Payments Received from Third Parties and Collection of Receivables	66

10.7	No Recourse against Officers	66

10.8	Confidentiality	66

10.9	Creditors Opposition	67

10.10	Subsequent Transfers	67

10.11	Cut-Off Arrangement	68

10.12	Registration of Intellectual Property	68

10.13	Deutz Litigation	68

10.14	Information Systems	68

10.15	Preparation of Consolidated Accounts	68

ARTICLE XI	TAX COVENANTS	68

11.1	Cooperation	68

11.2	Tax Returns	68

11.3	Tax Refunds	69

11.4	Payment of Taxes	70

11.5	VAT	70

ARTICLE XII	MISCELLANEOUS	71

12.1	Further Actions	71

12.2	Records	71

12.3	Brokers and Finders	71

12.4	Costs and Expenses	72

12.5	Sellers’ Agent	72

12.6	Notices	72

12.7	Entire Agreement	72

12.8	No Third Party Rights; Assignment	72

12.9	Severability	73

12.10	Waivers and Amendments	73

12.11	Governing Law and Submission to Jurisdiction	73

Annexes:

ANNEX A -	Form of Accounting Transition Services Agreement

ANNEX B -	List of Business Contracts

ANNEX C -	List of Intellectual Property Rights excluded from the scope of Business Intellectual Property

ANNEX D -	Financial definitions

ANNEX E -	Description of Business Employee Loans

ANNEX F -	Data Room Index

ANNEX G -	List of bureaux d’études

ANNEX H -	Form of IT Transition Services Agreement

ANNEX I -	Knowledge of the Sellers

ANNEX J -	Form of Local Business Sale Agreement

ANNEX K -	Form of Local Share Sale Agreement

ANNEX L -	List of Material Environmental Contracts

ANNEXE M -	Payroll Transition Services Agreement

ANNEX N -	List of Taxes which are being contested

ANNEX O -	Form of Secondment Agreement

ANNEX P -	Main Terms of Real Property Deed

ANNEX Q -	Required Material Consents

ANNEX R -	Required Permit Approvals

ANNEX S -	Shared Contracts

ANNEX T -	Form of Short Term Lease

ANNEX 2.6 -	Form of Closing Statement

Annex 2.7(c)(iii) -	List of resigning directors of the Company Form of resignation letter of the directors of the Company Form of resignation letter of the statutory auditors of the Company

ANNEX 2.8(a) -	Procedures for the taking of a full-year end physical inventory

ANNEX 2.8(b) -	Inventory valuation principles

ANNEX 4.1(a) -	Ownership of Transferred Shares

ANNEX 6.3 -	Exceptions to the ordinary course of business

ANNEX 6.4 -	Intragroup agreements to be terminated on Closing

ANNEX 6.5 -	Access between signing and closing

ANNEX 6.7 -	Guarantees granted by the Sellers and their Affiliates to be released on Closing

ANNEX 6.8(b) -	Anticipated Voluntary Transferred Employees

ANNEX 6.13(c)(i) -	Laffont Business Owned Real Property

ANNEX 6.13(c)(ii) -	Form of Contrat de fortage

ANNEX 7.6(c)(vi) -	Description of project Black Pearl

ANNEX 10.15 -	Preparation of Consolidated Accounts

ANNEX 12.6 -	Addresses of the Parties

SCHEDULE 4.3 -	Material Contracts and Governmental Authorizations which conflict with the transaction

SCHEDULE 4.4 -	Governmental Authorizations required to be obtained in

connection with the transaction

SCHEDULE 4.5 -	Authorized or outstanding share capital of the Company

SCHEDULE 4.7(a)(i) -	Financial Statements

SCHEDULE 4.7(a)(ii) -	Combined Pro Forma Accounts

SCHEDULE 4.7(e) -	Guarantees granted by the Company

SCHEDULE 4.8 -	Exceptions to the ordinary course of business since 1 January 2016

SCHEDULE 4.9 -	Exceptions to Tax representations

SCHEDULE 4.10(a)(i) -	Business Owned Real Property

SCHEDULE 4.10(a)(ii) -	Company Owned Real Property

SCHEDULE 4.10(a)(iii) -	Exceptions to real property owned by the Company and CECA

SCHEDULE 4.10(b) -	Real properties leased by the Company and CECA

SCHEDULE 4.11(a) -	Intellectual Property Rights of the Company and the Business for which registrations have been obtained

SCHEDULE 4.11(b) -	Exceptions to representations relating to intellectual property rights

SCHEDULE 4.11(c) -	Contracts entered into with respect to intellectual property

SCHEDULE 4.11(e) -	Exceptions to the transfer of intellectual property rights created by employees

SCHEDULE 4.11(g) -	Intellectual Property Rights which are material to the Business but are not transferred

SCHEDULE 4.12 -	Exceptions to compliance with law

SCHEDULE 4.12(d) -	List of countries or Persons who are subject to trade restrictions or sanctions

SCHEDULE 4.13 -	List of Governmental Authorizations issued to the Company and the Business

SCHEDULE 4.14(a) -	Facilities which qualify as a classified installation

SCHEDULE 4.14(b) -	Exceptions to Environmental Law representations

SCHEDULE 4.15 -	List of material Proceedings

SCHEDULE 4.16(a) -	List of Material Contracts

SCHEDULE 4.16(b) -	Default/invalidity of Material Contracts

SCHEDULE 4.16(c) -	Change of control clauses in Material Contracts

SCHEDULE 4.16(d) -	List of contracts with top 20 customers

SCHEDULE 4.16(e) -	List of undisclosed wastewater treatment contracts

SCHEDULE 4.17(a) -	List of material insurance policies

SCHEDULE 4.17(c) -	Insurance policies which are not terminated on Closing

SCHEDULE 4.18(a) -	List of Anticipated Transferred Employees

SCHEDULE 4.18(b) -	Change of control provisions with respect to directors or Anticipated Transferred Employees

SCHEDULE 4.18(c) -	Bonuses or increases in wages for directors or Transferred Employees

SCHEDULE 4.18(d) -	Arrangements benefiting Transferred Employees

SCHEDULE 4.18(f) -	List of Collective Bargaining Agreements

SCHEDULE 4.18(g) -	Proceedings related to occupational accidents/illnesses

SCHEDULE 4.18(h) -	Infringements of applicable labor law

SCHEDULE 4.18(i) -	List of Employee Plans

SCHEDULE 4.18(j) -	List of trade union disputes and strikes

SCHEDULE 4.18(k) -	Lay-off procedures or subsidized employment procedures entered into by the Company

SCHEDULE 4.19(i) -	Exceptions to the representation concerning good and valid title to personal property

SCHEDULE 4.19(ii) -	Exceptions to the representation concerning good maintenance of personal property

SCHEDULE 4.19(iii) -	Exception to sufficiency of Transferred Assets

SCHEDULE 4.20 -	List of agreements with the Sellers’ Group

ASSET AND SHARE PURCHASE AGREEMENT

THIS ASSET AND SHARE PURCHASE AGREEMENT, dated July 25, 2016 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is by and between:

(i)             CECA S.A., a French société anonyme with its registered offices at 89, boulevard national, 92250 La Garenne Colombes, registered with the registry of commerce under number 775 728 025 R.C.S. Nanterre (“CECA”);

(ii)            Arkema S.r.l, an Italian limited liability company, with its registered offices at via Pregnana no. 63, 20017 Rho, Milan, registered with the companies’ register of Milan under number 10676490153 (“Arkema”), Arkema and CECA acting jointly and severally (conjointement et solidairement) for all purposes hereof and being jointly and severally liable (conjointement et solidairement responsable) for the obligations of Arkema Shanghai;

(iii)           Arkema Shanghai Distribution Co Ltd, a company incorporated under the laws of the People’s Republic of China, with its registered offices at Suite D, No.28 Workshop, No.500, Fute E 2nd Rd, Waigaoqiao Free Shanghai - 200131, China (“Arkema Shanghai” and, together with CECA and Arkema, the “Sellers” and each of them a “Seller”);

(iv)          ARKEMA FRANCE, a company (société anonyme) organized under the laws of France having its registered office at 420 rue d’Estienne d’Orves, 92700 Colombes, France and registered with the Registry of Commerce and Companies of Nanterre under number 319 632 790 (the “Sellers’ Guarantor”);

on the one hand,

AND

(v)           CHEMVIRON FRANCE SAS, a company (société par actions simplifiée) organized under the laws of France having its registered office at 58, avenue de Wagram, 75017 Paris France and registered with the Registry of Commerce and Companies of Paris under number 821 453 313 (the “Purchaser”);

(vi)          Calgon Carbon Corporation, a Delaware corporation with its registered offices at 3000 GSK Drive, Moon Township, PA  15108, USA (the “Purchaser’s Guarantor”);

on the other hand.

The Sellers, the Purchaser, the Sellers’ Guarantor and the Purchaser’s Guarantor are sometimes individually referred to as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS:

(A)             CECA and Arkema are the registered owners of all the quotas (the “Transferred Shares”) issued by CECA ITALIANA S.r.l., an Italian limited liability company, with its registered offices at via Pregnana no. 63, 20017 Rho, Milan, registered with the companies’ register of Milan under number 01814810923, (the “Company”), as shown in Annex 4.1(a). The Company is engaged in the business of developing, manufacturing, regenerating and selling activated carbon and filter aids (diatomaceous earth and perlite products).

(B)             CECA is engaged, among other activities, in the business of developing, manufacturing and selling activated carbon, filter aids (diatomaceous earth and perlite products) and cryogenic insulation products and services (the “Business”).

(C)             The Parties acknowledge that the obligation to inform and consult the group European works council (comité de groupe européen) of Arkema S.A., the central works council (comité central d’entreprise) of CECA, the relevant works committees (comités d’établissement) of CECA and the relevant health, safety and working conditions committees (comités d’hygiène, de sécurité et des conditions de travail) of CECA in connection with the transfer of the Transferred Assets and the Transferred Liabilities, consistently with the provisions of articles L. 2341-1 and seq, L. 2323-34 and L. 4612-8 of the French Labor Code, has been complied with and that such works councils and committees have been provided with all the information necessary or appropriate in the context of such consultation.

(D)             The Purchaser desires to purchase and assume, and the Sellers desire to sell and transfer, the Transferred Shares, the Transferred Assets and the Transferred Liabilities, for the purchase price and upon the conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

ARTICLE I
INTERPRETATION

1.1       Certain Definitions.  In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

“Accounting Principles” shall mean the accounting principles and methods as described in the notes to the audited financial statements of CECA and the Company for the fiscal year ended on December 31, 2015 and as consistently applied in accordance with respectively, the French GAAP and the Italian GAAP;

“Accounting Transition Services Agreement” shall mean the accounting transition services agreement substantially in the form attached as Annex A;

“Activated Carbon Business” shall mean the development, the manufacturing in CECA’s Parentis site and the commercialization of activated carbon as a purification and filtering agent, as presently conducted by CECA;

“Affiliate” when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Ancillary Agreements” shall mean (i) the Transition Services Agreements, (ii) the Local Sale Agreements, (iii) the Short-Term Lease and (iv) the Secondment Agreement;

“Anticipated Transferred Employees” shall mean, collectively, (i) the employees of CECA whose employment contracts are intended to be transferred to the Purchaser by operation of law at the Closing Date as a consequence of the transactions contemplated hereby, (ii) the employees of the Company and (iii) the employees of the Sellers and their Affiliates holding the position listed in Annex 6.8(b), who are intended to accept in writing the offer from the Purchaser (or the Company) on or prior to the Closing Date (the “Anticipated Voluntary Transferred Employees”);

“Articles of Association” shall mean the articles of association of the Company as in effect from time to time;

“Business Contracts” shall mean all Contracts to which CECA is a party and primarily related to the Business, as such contracts are identified on Annex B, as the same shall exist as of the Closing Date;

“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Pittsburgh, United States of America, in Paris, France, and in Milan, Italy;

“Business Equipment” shall mean all machinery, fixtures, industrial and other equipment and other items of tangible personal property, used or held for use by CECA primarily or exclusively in the operation or conduct of the Business at the locations at which the Business is currently conducted, as the same shall exist as of the Closing Date (other than any equipment and other items of tangible personal property that are physically located at CECA’s headquarters in La Garenne Colombes);

“Business Intellectual Property” shall mean all (i) registered Intellectual Property Rights that are owned by CECA primarily or exclusively in connection with the Business as the same shall exist as of the Closing Date, as such registered Intellectual Property Rights are listed in Schedule 4.11(a) to the Disclosure Letter, but excluding, for the avoidance of doubt, any right to the Intellectual Property listed in Annex C and (ii) all Know-How and other Intellectual Property Rights not subject to registration that are owned by CECA primarily or exclusively in connection with the Business as the same shall exist as of the Closing Date;

“Business Inventory” shall mean all Inventory purchased or acquired primarily or exclusively for use in connection with the operation and conduct of the Business and owned by CECA or Arkema Shanghai as of the Closing Reference Date;

“Business Owned Real Property” shall mean the real property, including all volumes, buildings, easements, improvements and fixtures and all appurtenances thereto owned by CECA with respect to the Business and identified on Schedule 4.10(a)(i) to the Disclosure Letter;

“Business Records” shall mean, subject to applicable limitations necessary for compliance with applicable privacy Laws, originals or, to the extent CECA is required to keep originals pursuant to applicable Laws, copies of all books (including process books), records, reports, correspondence in any form, films, microfilms, files, electronically stored data and documentation in the possession or under control of CECA, used or held for use primarily or exclusively with respect to the Business or the Transferred Assets, as the same shall exist as of the Closing Date;

“Cash” shall mean the aggregate of those items comprising the cash and cash equivalents of the Company, as specifically identified in Annex D;

“Cash Pooling Agreement” shall mean that certain cash pooling agreement dated July 23, 2003 as amended on July 17, 2015, entered into by, among others, the Company and Arkema;

“Cash Pooling Receivable” shall mean any outstanding and unpaid amount owed (in principal and interest) by the Company to Arkema under or pursuant to the Cash Pooling Agreement or any other intragroup financing arrangement with any member of Sellers’ Group;

“Closing Business Employee Loan Receivables” shall mean any outstanding and unpaid amount owed (in principal and interest) by certain CECA Transferred Employees to CECA under the Business Employee Loans as of the Closing Reference Date. A description of Business Employee Loans and the aggregate amount which is still outstanding thereunder as at January 31, 2016 are set forth in Annex E;

“Closing Business Inventory” shall mean the value of the Business Inventory on the Closing Reference Date;

“Closing Business Long Term Provision” shall mean the amount of the provisions as at the Closing Reference Date related to (i) the remediation obligations in respect of the Riom quarries (carrières) operated by CECA in connection with the conduct of the Business, (ii) Business employee retirement benefits as calculated by CECA’s actuarial firm, AMPW & Associés, (iii) Business employee jubilee benefits as calculated by CECA’s actuarial firm, AMPW & Associés, and (iv) the opting by certain CECA Transferred Employees to benefit from the work exemption agreement (“accord de dispense d’activité pour les employés postés”) entered into at the level of CECA, in each case as set out in the Purchase Price calculation example set forth in Annex D;

“Closing Company Long Term Provision” shall mean the amount of the provisions as at the Closing Reference Date related to (i) the remediation obligations in respect of the Morgongiori quarry (Sardinia) which was previously operated by the Company, (ii) the risks related to the Tanca Litigation, and (iii) the Company’s employee retirement benefits or TFR (“Trattamento Di Fine Rapporto”), in each case as set out in Annex D;

“Closing Company Working Capital” shall mean the Company Working Capital as at the Closing Reference Date;

“Closing Employee Short Term Liabilities” shall mean any and all amounts to be paid to, and social charges and Taxes due in connection with, the CECA Transferred Employees accrued as at the Closing Reference Date, in relation with the following matters: accrued paid holidays, 13th month salary, reimbursement of costs and expenses, social contributions and other payroll Taxes and variable elements of wages (e.g., bonuses), as set out in the Purchase Price calculation example set forth in Annex D;

“Closing Net Cash” shall mean the excess of the Cash over the Financial Indebtedness as at the Closing Reference Date if any;

“Closing Net Financial Indebtedness” shall mean the excess of the Financial Indebtedness over the Cash as at the Closing Reference Date if any;

“Closing Reference Date” shall mean the later of (i) October 31, 2016 and (ii) the last day of the calendar month in which the last condition set forth in Section 3.1(b) shall be satisfied or waived, or in the event that such condition shall be satisfied or waived less than five (5) Business Days prior to such last day, on the last day of the following calendar month, provided that the condition set forth in Section 3.1(a) is satisfied or waived, or otherwise, the last day of the calendar month in which such condition is satisfied;

“Collective Bargaining Agreements” shall mean all collective bargaining agreements (conventions et accords collectifs) in effect and applicable to the Transferred Employees including but not limited to the national collective bargaining agreement for the Chemical Industries, company-wide collective bargaining agreements and express unilateral decision of the Company and CECA;

“Company Working Capital” shall have the meaning assigned to such term on Annex D;

“Confidentiality Agreement” shall mean that certain non disclosure agreement, dated September 7, 2015 entered into by Carbon Calgon Corporation and Arkema France;

“Consultants” shall mean, collectively, the self-employed persons (“lavoratori autonomi”), project workers (“lavoratori a progetto”), interim workers, manpower workers (“somministrati”), consultants and agents of the Company or CECA (in respect of the Business);

“Contract” shall mean any written contract, agreement, obligation, promise, commitment or other undertaking, including, all unfulfilled purchase and sales orders;

“Damages” shall mean any damages, losses and reasonable out of pocket costs and expenses (including penalties, interest and reasonable attorney’s fees, but excluding any damages or losses which are contingent, indirect, consequential or punitive, any loss of future revenues, income or profits or any loss of opportunity);

“Data Room Documentation” shall mean all documents, material and information of any nature whatsoever disclosed to the Purchaser, its advisors, representatives or employees in (i) the “Raiponce” electronic data room maintained by Merrill Corporation and made available to the Purchaser and its advisers from November 5, 2015 through April 4, 2016 (a list of the documents made available in such data room is attached as Annex F), and (ii) the answers provided by or on behalf of any of the Sellers or the Company, their advisors, representatives or employees in the context of such data room or during site visits or Q&A sessions, of which (x) one electronic copy has been provided to the Purchaser and (y) one electronic copy has been retained by the Sellers’ Agent;

“Deutz Litigation” shall mean, collectively, (x) the claims raised by (i) Boetto dated May 7, 2015, in respect of damages suffered by cave du Languedoc, (ii) Arca Frin dated May 12, 2015, in respect of damages suffered by Cidrerie Bréavoine, (iii) Spindal dated April 17, 2015, in respect of damages suffered by Cave de Bourgogne, (iv) Spindal dated June 2, 2015, in respect of damages suffered by Champagnes Deutz, and (v) Debize dated November 23, 2015 in respect of damages suffered by ADV Les Frébouches, in each case related to bad odors or taste of wine (including champagne) and/or cider after filtration using certain Business’ Products or use of certain Business’ Products before filtration as well as (y) any similar claims raised by other clients of CECA as a result of the use of Business’ Products originating from the same batches of Business’ Products as those which are the subject of the foregoing existing claims;

“Diatomaceous Business” shall mean the development, the manufacturing in the CECA’s Saint-Bauzile and Riom sites and the commercialization of diatomaceous earth as filter aid and fillers, as presently conducted by CECA;

“Disclosed Information” shall mean, collectively, the Vendor Due Diligence Report and the Data Room Documentation;

“Disclosure Letter” shall mean the Disclosure Letter delivered separately to the Purchaser on the date hereof by the Sellers in relation to and qualifying the representations and warranties of the Sellers set forth in Article IV;

“Di Tuccio Litigation” shall mean the litigation in front of the Tribunal of Foggia in connection with a claim brought against the Company by the heirs of Mr. Di Tuccio on the basis that Mr. Di Tuccio suffered from an occupational illness as a result of his exposure to asbestos powders used or present at the Company’s Foggia plant (in respect of which a decision was rendered by the Tribunal of Foggia on February 26, 2016);

“Eligible Accounting Firm” shall mean an independent accounting firm of recognized international standing and active in France and in Italy;

“Emergency Measures” shall mean any reasonable emergency measures that are required to be taken immediately under applicable Environmental Law and in accordance with Remediation Standards in order to respond to an unacceptable immediate risk to human health or to the Environment, provided and to the extent that (i) the existence of such unacceptable immediate risk to human health or to the Environment and (ii) the reasonable emergency measures required to be taken immediately to respond thereto under applicable Environmental Law and in accordance with Remediation Standards shall have been determined (whether before or after such measures have been undertaken) by:

(x) a written order of any Governmental Authority responsible for environmental matters the execution of which has not been suspended by a Judgment; or

(y) a written and detailed report of a bureau d’études selected by the Purchaser among those listed in Annex G (the “Purchaser Environmental Expert”), which shall have been confirmed by a bureau d’études selected by the Sellers’ Agent among those listed in Annex G (the “Sellers Environmental Expert”) in a written report to be delivered to the Purchaser within sixty (60) days from the receipt of the Purchaser Environmental Expert’s report by the Sellers’ Agent, it being specified that:

(A) the Purchaser shall procure that the Sellers’ Agent and the Sellers Environmental Expert are granted such access to the relevant facilities of the Purchaser or the Company (including the right to conduct additional investigations) and the studies and other information used in connection with the preparation of the Purchaser Environmental Expert’s report as may be reasonably required by the Sellers Environmental Expert in order to assess the determination made therein;

(B) in the event that the Sellers Environmental Expert shall have failed to object to the determination made by the Purchaser Environmental Expert within the 60-day period referred to above, such determination shall be deemed confirmed by the Sellers Environmental Expert; and

(C) for the avoidance of doubt, in case of disagreement between the Purchaser Environmental Expert and the Sellers Environmental Expert, the measures taken, if any, shall not be deemed Emergency Measures for the purpose hereof;

“Employee Plans” shall mean all collective agreement, policy, plan or arrangement applicable to the Transferred Employees providing for advantages and benefits such as insurance coverage, medical or health benefits, disability benefits, vacation benefits, pension or retirement benefits, deferred compensation, profit-sharing, company savings, bonuses, stock purchase rights or options or other forms of supplemental, complementary or incentive compensation, employee benefits including benefits in kind, and other employee plans, whether pre- or post-retirement plans, anticipated exemption from work until retirement (cessation anticipée d’activité) plans, which contain collective terms and conditions beyond compulsory obligations of French law or the Collective Bargaining Agreements;

“Encumbrance” shall mean any pledge of real or personal property, lien, right of retention, restrictions (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature), charge, ownership right, or other security or similar third party right (excluding, for the avoidance of doubt: (i) any restrictions or limitations on transfer of any securities set forth in the Articles of Association, and (ii) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates);

“Entity” shall mean any company, partnership (limited or general), joint venture, trust, association, economic interest group or other organization, enterprise or entity;

“Environment” shall mean air (ambient air, and indoor air and soil gas), water (surface water, groundwater and water within any natural or man-made structures), land surface and subsurface strata, soil, any living organisms and ecological systems supported by those media, and natural resources;

“Environmental Law” shall mean any Laws, including, for the sake of clarity, any environmental permits (arrêtés d’autorisation or arrêtés complémentaires), regulating pollution, waste or protection of the Environment including health and safety matters, as such Law is applicable, with an effective compliance date prior to the Closing Date, to the facilities operated by CECA (in respect of the Business) or the Company;

“Environmental Liabilities” shall mean any Liabilities arising out of, relating to or resulting from any Environmental Law, whether arising or incurred before, on or after the Closing Date;

“Excluded Business Contract Liabilities” shall mean (i) all Liabilities under the Business Contracts arising or incurred as a result of a claim from any third party thereunder against CECA for a breach of its pre-Closing obligations whether or not notified in writing to CECA prior to Closing and (ii) all accounts payables, trade accounts payables, notes payables and other payables of CECA for any products or services purchased prior to the Closing Date, together with any unpaid financing charges accrued thereon, excluding in each case any Excluded Product Liabilities;

“Excluded Employee Liabilities” shall mean all salaries, wages, fees, commissions, bonuses, overtime pay, social security and tax contributions, retirement and pension benefits, holiday pays, other applicable contributions and benefits required to be paid on or prior to the Closing Date to (i) the CECA Transferred Employees, (ii) the Anticipated Voluntary Transferred Employees, (iii) the CECA non-transferred employees and former employees, or (iv) the relevant Governmental Authority as the case may be, provided, however, that Excluded Employee Liabilities shall not include any Closing Employee Short Term Liability or Closing Business Long Term Provision;

“Excluded Product Liabilities” shall mean all Product Liabilities arising or incurred as a result of a customer claim (i) notified in writing to CECA prior to Closing or (ii) raised after Closing provided that (a) the products to which such Product Liabilities relate were sold prior to Closing, (b) such claim relates to alleged non conformity of products for which CECA has made a claim to its insurance company prior to Closing as a result of a similar customer claim and (c) the causes of such claim are similar to the customer claim in respect of which CECA has made the above mentioned insurance claim;

“Excluded Tax Liabilities” shall mean the Liabilities in connection with all Taxes relating to the Business and/or the Transferred Assets for any Pre-Closing Period; provided, however, that for the purpose of the foregoing and with respect to Straddle Periods, Taxes shall be allocated pursuant to Section 11.4 and provided further that Excluded Taxes Liabilities shall not include Taxes (i) attributable to the Purchaser or any of its Affiliate’s failure to satisfy any of its obligations pursuant to this Agreement, (ii) resulting from any elections filed by the Purchaser or its Affiliates, other than any such elections made at the request of the Sellers or warranted by applicable Law or (iii) resulting from any change in accounting method, practice or policy with respect to the Business after the Closing by the Purchaser or its Affiliates, other than any such changes made at the request of the Sellers or warranted by applicable Law;

“Financial Indebtedness” shall mean the aggregate of those items comprising the financial indebtedness of the Company as specifically identified in Annex D, including the Cash Pooling Receivable;

“Governmental Authority” shall mean any domestic, foreign or supranational court or other judicial or arbitration authority or governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality;

“Governmental Authorization” shall mean any approval, concession, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law (including Environmental Law);

“Hazardous Materials” means any natural or artificial substance, in any form, that is listed and regulated as a toxic, pollutant or hazardous substance and which presence may require investigation or remedy pursuant to any Environmental Laws, including asbestos;

“Insolvency Proceeding” shall mean any bankruptcy or insolvency Proceeding or any Proceeding for the prevention or resolution of business difficulties;

“Intellectual Property Right” shall mean all intellectual property and proprietary rights throughout the world, including all right, title and interest, including the right to sue for past acts related to such rights, in and to (i) inventions, discoveries, improvements, patents, patent disclosures, (ii) copyrights, registrations, works of authorship, (iii) trademarks, trade names and logos, (iv) know-how, developments, research, data, designs, technology, trade secrets, test procedures, processes and other proprietary information (collectively, “Know-How”), including any deposits or files documenting such Know-How, (v) software (including source code and object code), data and databases, and (vi) any other intellectual and similar intangible property rights, whether or not registered or registrable, any and all applications for, and extensions, improvements, modifications, divisions and reissuances of, any of the foregoing;

“Inventory” shall mean all inventories of raw materials, finished products, manufactured and purchased parts, spare parts, work-in-process, packaging and supplies purchased or acquired, including such inventory which may be in transit or in possession of Third Parties, it being agreed that quarry material deposits (gisements) shall not be treated as Inventory for all purposes of this Agreement;

“Inventory Expert” means PwC, or if (i) PwC is unable or unwilling to act as the Inventory Expert for the purpose set out in this Agreement, Mazars or if Mazars is unable or unwilling to act as the Inventory Expert for the purpose set out in this Agreement and (ii) the Parties fail to reach an agreement on the appointment of another expert after good faith discussions within five (5) Business Days as from the date on which the Parties are informed of the event set forth in (i) above, any person appointed by the President of the Institute for Expertise, Arbitration and Mediation (IEAM), at the request of the first of the Purchaser and the Sellers’ Agent to make such request, from among the Eligible Accounting Firms;

“IT Transition Services Agreement” shall mean the IT transition services agreement substantially in the form attached as Annex H;

“Judgment” shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

“Knowledge of the Sellers”, or words to similar effect, shall mean the actual knowledge of each of the persons listed in Annex I after due inquiry the persons listed in Annex I;

“Law” shall mean any law, statute, regulation, rule, ordinance, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof (including, for the avoidance of doubt, through any French circular or instruction taken by the Minister in charge with the environment as a regulatory authority and published under conditions set out by article R. 312-8 or R. 312-9 of the French Code on relationships between the public and the administration) but other than an EU directive not yet implemented (non transposée)) in force;

“Liability” shall mean any debt, liability and obligation, whether due or to become due, whether accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured or determined or undeterminable and regardless of when or by whom asserted;

“Local Business Sale Agreement” shall mean the agreement providing for the sale of the Business and the Transferred Assets substantially in the form attached as Annex J;

“Local Sale Agreements” shall mean, collectively, (i) the Local Share Sale Agreement, (ii) the Local Business Sale Agreement and (iii) the Real Property Deed;

“Local Share Sale Agreement” shall mean the notarial deed providing for the sale and purchase of the Transferred Shares substantially in the form attached hereto as Annex K;

“Material Environmental Contracts” shall mean the contracts listed in Annex L;

“Material Adverse Change” shall mean any and all events, occurrences, conditions, changes, effects or facts that, individually or in the aggregate, occurs after April 14, 2016 and prior to the Closing Date which results, or which could reasonably be expected to result, in a material adverse change in the business, results of operations, assets or liabilities of the Business and the Company, taken as a whole, other than a change resulting from or arising out of an Excluded Matter; for such purposes, an “Excluded Matter” shall mean any one or more of the following (i) the public announcement by any of the Parties of its intention to enter into the transactions contemplated by this Agreement or its entering into this Agreement, (ii) the consummation of any of the transactions contemplated by this Agreement or compliance by any of the Parties with the provisions of this Agreement or any order, ruling or other Judgment entered, issued, made or rendered by any competent court, administrative agency or other Governmental Authority in respect of antitrust or competition matters (but excluding any other matters) in connection with such transactions, (iii) any change in applicable Laws or accounting principles or their interpretation or enforcement, and (iv) changes, circumstances or effect generally affecting the industry in which the Company or the Business operates;

“Mercure Litigation” shall mean the commercial litigation involving CECA against Valdi, to which CECA provided services and equipments for mercure removal (“démercurisation sur charbon”), following an incident which occurred on August 4, 2004 concerning the smoke processing facility provided by CECA pursuant to an agreement dated June 28, 2004;

“Municipalities” shall mean a French municipality (“commune”) or community of municipalities (“communauté de communes”);

“Net Post-Closing Adjustment Amounts” shall mean, together, the Company Net Post-Closing Adjustment Amount and the Business Net Post-Closing Adjustment Amount;

“Organizational Documents” shall mean when used with respect to (i) any company or other incorporated Entity, the memorandum and articles of association, charter or similar constitutive document of such company or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Payroll Transition Services Agreement” shall mean the payroll transition services agreement substantially in the form attached as Annex M;

“Pension Liabilities” shall mean any and all Liabilities and obligations related to (i) any type of pension or retirement scheme or plan for the benefit of any Transferred Employee, and supplementary pensions funded or unfunded, and (ii) any and all other pension or other retirement liabilities for the benefit of any Transferred Employee and their respective beneficiaries, but excluding any social security contributions in France, as well as any payments to caisses mutuelles, healthcare or welfare schemes and any other defined contributions costs to the extent they do not give rise to a pension liability of the employer;

“Permitted Encumbrance” shall mean (i) any Encumbrance for Taxes or other charges due by CECA or the Company to any Governmental Authority which are not yet due and payable or which are being contested in good faith by appropriate Proceedings (as described in Annex N, as such annex may be updated prior to the Closing to reflect potential Tax disputes occurring after the date hereof which are being contested in good faith through appropriate Proceedings), and (ii) any (x) easement or right of way or similar Encumbrances, (y) minor imperfections of title in respect of real property, if any, or (z) Encumbrance in respect of property (other than real property) and assets imposed by Law which, in either case, is not substantial in amount, nor materially detract from the value or impair the transferability or use of the relevant asset and which has only arisen in the ordinary course of business consistent with past practice;

“Person” shall mean a natural person, Entity, or Governmental Authority;

“Post-Closing Adjustment Amounts” shall mean, together, the Company Post-Closing Adjustment Amounts, the Business Post-Closing Adjustment Amounts and the Net Post-Closing Adjustment Amounts;

“Preamble” shall mean the preamble of this Agreement;

“Pre-Closing Period” shall mean any taxable period, and the portion of any Straddle Period, ending on or before the Closing Date;

“Proceeding” shall mean any litigation, arbitration, dispute, investigation or other legal proceeding, commenced, brought, conducted or heard by or before any Governmental Authority;

“Product Liabilities” shall mean all Liabilities resulting from actual or alleged harm, injury, damage or death to person, property or business, irrespective of the legal theory asserted, as well as from product recalls, product returns, defects, breach of contract or product warranty relating to the Products (whether manufactured or sold before on or after the Closing Date);

“Products” shall mean activated carbon, filter aids (diatomaceous earth and perlite products) and cryogenic insulation products;

“Purchaser’s Accountants” shall mean Deloitte;

“Reactivated Carbon Business” shall mean the development, the manufacturing and regeneration in the Company’s Legnago site and the commercialization of activated carbon as a purification and filtering agent, as presently conducted by CECA and the Company;

“Real Property Deed” shall mean the notarized agreement to be entered into at Closing between CECA and the Purchaser with respect to the sale of the Business Owned Real Property reflecting the terms set forth in Annex P;

“Recitals” shall mean the recitals of this Agreement;

“Receivables” shall mean any and all accounts receivables, trade accounts receivables, customer accounts receivables, notes receivables and any other rights to receive payments of CECA (whether current or noncurrent) from any Person, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the full benefit of all securities for such accounts or debts;

“Reference Business Working Capital” shall mean € 9,878,128;

“Reference Company Working Capital” shall mean € 7,321,872;

“Release” shall mean any spill, emission, leaking, pumping, injection, disposal or discharge of any Hazardous Materials, in, onto or through the Environment;

“Remedial Actions” shall mean any study or work including investigations (other than any monitoring currently implemented), removal, cure, clean-up, abatement, containment, neutralization, remediation, use restrictions and natural attenuations, or corrective action or operations necessary to remedy or control a Release (i) required by an order from a Governmental Authority, the execution of which has not been suspended by a Judgment, (ii) required by any enforceable (exécutoire) or final Judgment or (iii) required to be taken as an Emergency Measure or a Sanitary Measure;

“Remediation Standards” shall mean the minimum standards which are: (i) technically and financially reasonable risk-based operating standards applicable under Environmental Laws; (ii) applicable to the operations at each relevant facility of the Company or the Business; (iii) defined according to the methodology or guidelines applicable to the relevant Governmental Authority; and (iv) acceptable to a relevant Governmental Authority regulating or otherwise adjudicating compliance with Environmental Laws;

“Required Material Consents” shall have the meaning ascribed to it in Annex Q;

“Required Permit Approvals” shall mean the Governmental Authorizations listed on Annex R;

“SAFER” shall mean the relevant sociétés d’aménagement foncier et d’établissement rural ;

“Sanitary Measures” shall mean measures (other than Emergency Measures) which are required to be taken under applicable Environmental Law and in accordance with Remediation Standards to respond to a risk to human health (whether immediate or chronic) or to the Environment, provided that, prior to such measures being undertaken, (i) the existence of such risk to human health or to the Environment, and (ii) the requirement to take measures to respond to such risk under applicable Environmental Law and in accordance with Remediation Standards shall have been determined by the Purchaser Environmental Expert, in a written and detailed report delivered to the Sellers’ Agent, which report shall have been confirmed by the Sellers Environmental Expert in a written report to be delivered to the Purchaser within sixty (60) days from the receipt of the Purchaser Environmental Expert’s report, it being specified that:

(w) the Purchaser shall procure that the Sellers’ Agent and the Sellers Environmental Expert are granted such access to the relevant facilities of the Purchaser or the Company (including the right to conduct additional investigations) and the studies and other information used in connection with the preparation of the Purchaser Environmental Expert’s report as may be reasonably required by the Sellers Environmental Expert in order to assess the determination made therein,

(x) in the event that the Sellers Environmental Expert shall have failed to object to the determination made by the Purchaser Environmental Expert within the foregoing 60-day period, such determination shall be deemed confirmed by the Sellers Environmental Expert, and

(y) in case of disagreement between the Purchaser Environmental Expert and the Sellers Environmental Expert, the Sellers’ Agent and the Purchaser shall meet within 10-day of receipt of a request for such meeting from the most diligent party in order to discuss in good faith any mutually agreeable arrangement and if the parties are unable to reach an agreement, measures taken in connection with such risk shall not be deemed Sanitary Measures for the purpose hereof;

“Secondment Agreement” shall mean, to the extent the employee identified as the “Responsible du Service Procédés” in Annex 6.8 shall have accepted the Purchaser’s offer in accordance with Section 6.8(b), the secondment agreement substantially in the form attached as Annex O;

“Seller’s Accountants” shall mean Ernst & Young;

“Seller’s Agent” shall have the meaning set forth in Section 12.5;

“Sellers’ Group” shall mean the Sellers and their Affiliates (other than the Company);

“Shared Contracts” shall mean the contracts listed in Annex S to which CECA is a party that are not required to be assigned or transferred to the Purchaser pursuant to this Agreement, but which also relate to the Business;

“Short-Term Lease” shall mean the short-term lease agreement substantially in the form attached as Annex T;

“Specific Liabilities” shall mean, collectively:

(i)          any Specific Occupational Illness Liability;

(ii)         any Specific Litigation Liability;

(iii)        all Liabilities pertaining to sites or facilities previously owned or operated by the Company in Italy and which have been divested prior to the date hereof;

(iv)       any Remedial Action or Third Party Claim resulting from any contamination on, before or after the Closing Date of soil or groundwater resulting directly from Hazardous Materials contained prior to the Closing Date in the historical landfill owned by the Company in Legnago, Italy;

(v)        any Remedial Action (other than any monitoring measures currently implemented by the Company) or Third Party Claim resulting directly from any contamination prior to the Closing Date of (x) groundwater at the Company’s Foggia site by heavy hydrocarbons and (y) soil and groundwater at the Company’s Legnago site by 1,2-Dichloropropane (DCP);

(vi)       any Remedial Action or Third Party Claim resulting directly from the absence of Governmental Authorization held by CECA for the emptying of shuttles (vidangeage de navettes) at the Abidos site from July 1, 2014 to January 30, 2016; and

(vii)      any Remedial Action or Third Party Claim resulting directly from the absence of rain and waste water discharge permit and “agibilita” held by the Company at the Foggia site prior to the Closing Date;

“Specific Litigation Liability” shall mean any Liabilities (including penalties, interest and reasonable attorney’s fees), whether arising prior or after the Closing Date in connection with the Di Tuccio Litigation, the Tanca Litigation (but only in an amount, if any, in excess of the amount which is deducted from the Purchase Price as a Closing Company Long Term Provision) and/or the Winkelmann Litigation;

“Specific Occupational Illness Liability” shall mean any Liabilities (including, penalties, interest and reasonable attorney’s fees), whether arising prior or after the Closing Date in connection with any claim brought against the Purchaser or the Company by any Transferred Employee or former employee, on the basis that such employee suffers (i) from an occupational illness (maladie professionnelle) or a specific anxiety-related prejudice (préjudice spécifique d’anxiété) (or from a loss of remuneration or loss of life expectancy resulting from such anxiety-related prejudice) in either case as a result of his/her exposure prior to the Closing Date to asbestos used or present in the operations of CECA (in respect of the Business) or the Company, or (ii) from a chronic silicosis (to the extent recognized as an occupational illness) mainly as a result of his/her exposure prior to the Closing Date to silica dust used or present in the operations of CECA (in respect of the Business) or the Company;

“Straddle Period” shall mean any taxable period beginning on or prior to the Closing Date and ending after the Closing Date;

“Tanca Litigation” shall mean the litigation in connection with a claim for damages brought against the Company by Mrs. Felicina Tanca on the basis that the Company caused damages to a portion of land previously used for mining activities in respect of which the Court of Appeal of Cagliari has rendered its decision on July 20, 2015;

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority in charge of imposing and/or collecting any Tax;

“Tax” or “Taxes” shall mean (i) any and all forms of direct or indirect, primary or secondary, taxes, impositions, assessments, customs and other duties, contributions and levies in the nature of taxation, governmental fee, fine or other similar assessment or charge of any kind, whether payable directly or by withholding, including, without limitation, income, gross receipts, franchise, estimated, alternative minimum, add on minimum, real property, personal property, sales, use, ad valorem, value added, customs, excise, severance, registration, stamp, charges, contributions or taxes, (ii) any social contributions or charges payable in accordance with tax and social security regulations, and (iii) any interest, penalties or additions to tax with respect thereto, imposed by or due to any Governmental Authority;

“Tax Return” shall mean any return, declaration, report, estimate, form, schedule, information statement, notice or other documentation (including any additional or supporting material) filed or maintained, submitted or required to be filed, submitted or maintained, in connection with the calculation, determination, assessment, collection or payment of any Tax;

“Transfer Taxes” shall mean all Taxes related to the transfer of the Transferred Shares, the Transferred Assets and the Transferred Liabilities (including any penalties, interest and additions to Tax), but excluding any potential Taxes due by the Sellers in connection with capital gains resulting from this Agreement;

“Transferred Employees” shall mean (i) the employees of CECA whose employment contract have been transferred to the Purchaser on the Closing Date by operation of law (the “CECA Transferred Employees”), (ii) those employees of the Company on and as of the Closing Date and (iii) the Anticipated Voluntary Transferred Employees who shall have accepted in writing the offer from the Purchaser or the Company on or prior to the Closing Date;

“Transaction Documents” shall mean this Agreement and the Ancillary Agreements and all other ancillary agreements to be entered into or documentation delivered by any Party or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

“Transition Services Agreements” shall mean collectively the IT Transition Services Agreement, the Accounting Transition Services Agreement and the Payroll Transition Services Agreement;

“Vendor Due Diligence Report” shall mean the financial vendor due diligence report prepared by Ernst & Young dated October 6, 2015; and

“Winkelmann Litigation” shall mean the litigation pending in front of the Italian Supreme Court in connection with the challenge by the sellers of the purchase price adjustment related to the acquisition by the Company of Winkelmann Mineraria S.r.l. on January 2009.

1.2       Additional Definitions.  Each of the following additional terms has the meaning assigned thereto in the Section indicated below opposite such term:

Term	Section

“Acquiring Person”	10.3(b)

“Acquisition”	10.3(b)

“Agreement”	Preamble

“Anticipated Voluntary Transferred Employees”	1.1 (definition of Anticipated Transferred Employees)

“Arkema”	Preamble

“Arkema Shanghai”	Preamble

“Business”	Recitals

“Business Base Purchase Price”	2.4(b)(i)

“Business Employee Loans”	6.8(d)

“Business Leased Real Property”	4.10(b)

“Business Net Post-Closing Adjustment Amount”	2.4(b)

“Business Post-Closing Adjustment Amount”	2.4(b)

“Business Purchase Price”	2.4(b)

“CECA”	Preamble

“CECA Transferred Employees”	1.1 (definition of Transferred Employees)

“Claim Notice”	7.3(a)

“Closing Business Purchase Price”	2.6(a)

“Closing Company Purchase Price”	2.6(a)

“Closing Date”	2.7(a)

“Closing Purchase Price	2.6(a)

“Closing Statement”	2.6

“Combined Proforma Accounts”	4.7(a)

“Company”	Recitals

“Company Base Purchase Price”	2.4(a)(i)

“Company Leased Real Property”	4.10(b)

“Company Net Post-Closing Adjustment Amount”	2.4(a)(i)

“Company Owned Real Property”	4.10(a)

“Company Post-Closing Adjustment Amount”	2.4(a)

“Company Purchase Price”	2.4(a)

“Competing Business”	10.3(a)

“Confidential Information”	10.8(b)

“Cumulative Threshold Amount”	7.5(a)(ii)

“Delivery Date”	2.8(c)(i)

“Direct Claim”	7.3(a)

“Direct Claim Review Period”	7.3(c)

“Dispute”	12.11(b)(i)

“Disputed Items Notice”	2.8(c)(ii)

“Excluded Assets”	2.2

“Excluded Liabilities”	2.3(b)

“Excluded Matter”	1.1 (definition of Material Adverse Change)

“Financial Statements”	4.7(a)

“Fortage Agreement”	6.13(c)(i)

“ICC Court”	12.11(b)(i)

“Indemnified Party”	7.3

“Indemnifying Party”	7.3

“Independent Expert”	2.8(d)(i)

“Individual Claim Threshold Amount”	7.5(a)(i)

“Know-How”	1.1 (definition of Intellectual Property Right)

“Laffont Business Owned Real Property”	6.13(c)(i)

“Leased Real Property”	4.10(b)

“Material Consents”	6.9(b)(i)

“Material Contracts”	4.16(a)

“Milan Closing”	2.7(a)

“Non-Assignable Items”	6.9(a)

“Paris Closing”	2.7(a)

“Party”	Preamble

“Performance Shares”	10.1(c)

“Performance Shares Plans”	10.1(c)

“Plan”	7.9(b)(i)

“Post-Closing Statement”	2.8(b)(ii)

“Projections”	5.4(c)

“Purchase Price”	2.4

“Purchaser”	Preamble

“Purchaser Environmental Expert”	1.1 (definition of Emergency Measures)

“Purchaser’s Guarantee”	6.14(a)

“Purchaser’s Guarantor”	Preamble

“Report”	2.8(e)(iii)

“Resolved Items”	2.8(c)(iii)

“Retained Names”	2.2(vii)

“Review Period”	2.8(c)(i)

“Rules”	12.11(b)(i)

“Seller(s)”	Preamble

“Sellers’ Agent”	12.5

“Sellers Environmental Expert”	1.1 ((definition of Emergency Measures)

“Seller’s Group Confidential Information”	10.8(c)

“Sellers Guarantees”	6.7(a)

“Sellers’ Guarantor”	Preamble

“Sellers’ Parent Guarantee”	6.15(a)

“Sellers’ Representatives”	5.4(b)

“Settlement Offer”	7.3(d)(iv)

“Shared Contract Business Portion”	6.9(b)(i)

“Tax Refund”	11.3

“Terminated Intragroup Agreements”	6.4(a)

“Third Party”	7.3(a)

“Third Party Claim”	7.3(a)

“Third Party Claim Review Period”	7.3(d)(i)

“Third Party Consent”	6.9(a)

“Transferred Assets”	2.1(a)

“Transferred Liabilities”	2.3(a)

“Transferred Shares”	Recitals

“Undertaking Agreement”	6.13(c)(i)

“Unresolved Items”	2.8(c)(iii)

1.3       Principles of Interpretation.  In this Agreement:

(a)        All references herein to Articles, Sections and Annexes shall be deemed references to articles and sections of, and annexes to this Agreement unless the context shall otherwise require.  The descriptive headings to Articles, Sections and Annexes are inserted for convenience only, and shall have no legal effect.

(b)        The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include the same.

(c)        The following rules of interpretation shall apply unless the context shall require otherwise:

(i)          Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii)         Whenever used in this Agreement:

(A)           the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(B)           the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears; and

(C)           except when used with the word “either”, the word “or” may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”).

(iii)        A reference to a specific time of day shall be to local time in Paris, France.

(iv)       A reference to any Party to this Agreement or any other agreement or document includes such Party’s successors and permitted assigns.

(v)        A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi)       A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation.

(vii)      The dispositions of articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

(viii)     A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party’s benefit, and to the fullest extent permitted by applicable Law, each of the Parties expressly waives the benefits of article 1602 of the French Civil Code.

(d)        In the event of a discrepancy or inconsistency between the terms of this Agreement and the terms of any other Transaction Document (including, for the avoidance of doubt, any of the Local Sale Agreements), as between the Parties, the terms of this Agreement shall prevail to the fullest extent practicable, and the Parties shall take any reasonable actions necessary to preserve, as between the Parties, the rights and obligations of the Parties under the terms of this Agreement and the economic and legal substance of the transactions contemplated hereby.

ARTICLE II
PURCHASE AND SALE

2.1       Agreement to Purchase and to Sell.

(a)        On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers (i) the Transferred Shares, free and clear of any Encumbrances and (ii) all of CECA’s and Arkema Shanghai’s title and interest in, to and under the Transferred Assets, wherever located, free and clear of any Encumbrances other than Permitted Encumbrances, it being specified that the Transferred Assets (except for the Transferred Assets identified in paragraph (v) and (x) below) will be transferred by way of a sale of going concern (cession de fonds de commerce) pursuant to article L. 141-1 et seq. of the French Commercial Code.

The term “Transferred Assets” shall mean the following properties, assets and rights:

(i)          the clientele or goodwill of CECA relating to the Business;

(ii)         the Business Inventory;

(iii)        the Business Equipment;

(iv)       the rights and benefits of CECA under the lease agreement in Abidos;

(v)        the Business Owned Real Property;

(vi)       the rights and benefits of CECA under the Business Contracts;

(vii)      the Business Records, subject to Section 2.2(v);

(viii)     the Business Intellectual Property;

(ix)       the Governmental Authorizations used in or necessary for the conduct of the Business;

(x)        the Closing Business Employee Loan Receivables; and

(xi)       the right to hold itself out as successor to the Business.

(b)        Notwithstanding the foregoing, the Transferred Assets shall not include the Excluded Assets (as defined in Section 2.2).

2.2       Excluded Assets.  Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the Transferred Assets shall not include, and Purchaser shall in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in, any and all assets and rights owned or used by the Sellers other than the Transferred Shares or those items specifically included in the definition of Transferred Assets under Section 2.1, including, without limitation, the following (collectively, the “Excluded Assets”):

(i)          all Receivables (other than the Closing Business Employee Loan Receivables);

(ii)         all cash and cash equivalents of CECA;

(iii)        any payment due to CECA from its insurers in respect of losses, except to the extent that the cost of such losses is actually borne by the Purchaser subsequent to the Closing Date (in which event the right to receive such payment shall constitute a Transferred Asset);

(iv)       any rights under any contract, arrangement or agreement other than the Business Contracts;

(v)        any books, records and files other than the Business Records and such portion of the Business Records that CECA is required by Law or by any agreement with a Third Party to retain;

(vi)       all rights to Tax refunds, credits or similar benefits relating to the Transferred Assets or the Business allocable to the Sellers under Article XI;

(vii)      the right to use the name/acronym “CECA” or “Arkema” in any trade names, trademarks, identifying logos or service marks related thereto or containing the acronym “CECA” or variation of any of the foregoing or any confusingly similar trade name, trademark or logo (the “Retained Names”) except to the extent licensed to the Purchaser pursuant to Section 10.2; and

(viii)     any rights under the commercial lease agreement (bail commercial) dated October 1, 2012 entered into by CECA as lessee and DROUOT Industrie as lessor (it being specified that this agreement has been assigned to SCPI Accimmo-Pierre, a company managed by BNP Paribas Real Estate) and related to the facilities located at 89, boulevard National, 92250 La Garenne Colombes, France.

2.3       Transferred Liabilities – Excluded Liabilities.

(a)        Transferred Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Date, the Purchaser shall assume and become responsible for, perform, discharge and pay as and when due the Liabilities of CECA related to the Transferred Assets, the Anticipated Voluntary Transferred Employees and the CECA Transferred Employees or the Business (the “Transferred Liabilities”), including:

(i)          all Product Liabilities other than the Excluded Product Liabilities;

(ii)         all Liabilities arising under the Business Contracts other than the Excluded Business Contract Liabilities;

(iii)        all Liabilities in connection with any Proceeding commenced after the Closing Date and relating to the Business;

(iv)       all Environmental Liabilities;

(v)        all Liabilities (including Pension Liabilities) relating to the CECA Transferred Employees and the Anticipated Voluntary Transferred Employees,

provided, however, that the Transferred Liabilities shall not include (x) those liabilities the existence of which would result in any of the representations and warranties made by CECA or Arkema Shanghai under Article IV being inaccurate, (y) the Specific Liabilities and (z) the Excluded Liabilities.

(b)        Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Sellers shall retain and Purchaser shall not assume, agree to pay, perform, discharge or be responsible or liable in any manner with respect to any Excluded Liabilities. “Excluded Liabilities” shall mean:

(i)          all Liabilities pertaining to or arising out of any Excluded Asset;

(ii)         all Liabilities pertaining to the Mercure Litigation;

(iii)        all Excluded Product Liabilities (including, for the avoidance of doubt, any Product Liabilities arising out of the Deutz Litigation);

(iv)       all Excluded Business Contract Liabilities;

(v)        the Excluded Employee Liabilities;

(vi)       the Excluded Tax Liabilities;

(vii)      all Liabilities pertaining to the Pioltello Site;

(viii)     all Liabilities of the Sellers or any of their Affiliates (other than the Company) in connection with any Proceeding commenced before the Closing Date or not relating to the Business; and

(ix)       all Liabilities of the Sellers arising pursuant to this Agreement.

2.4       Purchase Price.  The aggregate consideration to be paid for the Transferred Shares and the Transferred Assets (the “Purchase Price”) shall be equal to the sum of (i) the Company Purchase Price and (ii) the Business Purchase Price, as determined in accordance with subsections (a) and (b) below.

(a)        Company Purchase Price.  The aggregate consideration for the Transferred Shares shall be equal to:

(i)          twenty seven million five hundred seventy eight thousand four hundred thirty one (27,578,431) euro (the “Company Base Purchase Price”);

(ii)         reduced by the amount of the Closing Net Financial Indebtedness, or increased by the Closing Net Cash, as the case may be;

(iii)        reduced by the amount of the Reference Company Working Capital;

(iv)       increased by the amount of the Closing Company Working Capital; and

(v)        reduced by the amount of the Closing Company Long Term Provision;

as determined pursuant to Section 2.8 below (the “Company Purchase Price”);

(with each of the adjustments, if any, resulting from the determinations required by the foregoing subsection (a) being referred to herein as a “Company Post-Closing Adjustment Amount” and the net aggregate amount of all such Company Post-Closing Adjustment Amounts being referred to herein as the “Company Net Post-Closing Adjustment Amount”).

(b)        Business Purchase Price. The aggregate consideration for the Transferred Assets shall be equal to:

(i)          one hundred seventeen million nine hundred twenty-one thousand five hundred sixty nine (117,921,569) euro (the “Business Base Purchase Price”);

(ii)         reduced by the amount of the Reference Business Working Capital;

(iii)        increased by the amount of Closing Business Inventory;

(iv)       reduced by the amount of the Closing Employee Short Term Liabilities;

(v)        reduced by the amount of the Closing Business Long Term Provision; and

(vi)       increased by the amount of the Closing Business Employee Loan Receivable,

as determined pursuant to Section 2.8 and Annex D (the “Business Purchase Price”).

(with each of the adjustments, if any, resulting from the determinations required by the foregoing subsection (b) being referred to herein as a “Business Post-Closing Adjustment Amount” and the net aggregate amount of all such Business Post-Closing Adjustment Amounts being referred to herein as the “Business Net Post-Closing Adjustment Amount”).

2.5       Repayment of Cash Pooling Receivable.  As an essential condition to the sale of the Transferred Assets and the Transferred Shares (in addition to the payment of the Purchase Price), on the Closing Date, the Purchaser shall repay and discharge in full, on behalf of the Company, the Cash Pooling Receivable to Arkema, with value date (date de valeur) on the Closing Date.

2.6       Closing Statement.  Not less than five (5) Business Days prior to the Closing Date, the Sellers’ Agent shall deliver a certificate substantially in the form attached as Annex 2.6 (the “Closing Statement”) to the Purchaser setting forth, in reasonable detail, by reference to a stated Closing Reference Date, the Sellers’ good faith estimate of:

(a)        the Purchase Price, including the Sellers’ computation of the elements composing the Purchase Price as set out in Section 2.4, breaking it down between the estimated Company Purchase Price as at the Closing Reference Date (the “Closing Company Purchase Price”) and the estimated Business Purchase Price as at the Closing Reference Date (the “Closing Business Purchase Price”), such two components of the estimated Purchase Price being referred to, in the aggregate, as the “Closing Purchase Price”; and

(b)        the Sellers’ computation of the total amount which will be required to be paid by the Purchaser on behalf of the Company in order to repay the Cash Pooling Receivable in full on and as of the Closing Date in accordance with Section 2.5.

2.7       Closing.

(a)        Provided that (x) the conditions to the respective obligations of the Parties set forth in Article III are satisfied, and (y) this Agreement has not been previously terminated pursuant to Section 8.1, the consummation of the purchase and sale of the Transferred Shares and the Transferred Assets (the “Closing”) shall be simultaneously held at (i) the offices of Willkie Farr & Gallagher, at 21-23 rue de la Ville l’Evêque, 75008 Paris, France (the “Paris Closing”), and (ii) the offices of Jones Day, at Via Turati 16-18, 20121 Milan, Italy (the “Milan Closing”), in each case at 9 a.m. on the day (or, if not a Business Day, the next Business Day) following the Closing Reference Date or at such other location, time of day or date as the Purchaser and the Sellers may agree in writing.  The date on which the Closing shall take place is referred to herein as the “Closing Date”.

(b)        At the Paris Closing:

(i)          the Purchaser and the relevant Seller shall enter into the Local Business Sale Agreement, the Real Property Deed and shall perform, as the case may be, their respective obligations to be performed at the Closing thereunder;

(ii)         the Purchaser shall pay the Closing Purchase Price to the Sellers as directed in the Closing Statement by electronic funds transfer of immediately available funds to such accounts as shall have been notified to the Purchaser by the Sellers’ Agent for such purpose not less than three (3) Business Days prior to the Closing Date;

(iii)        in accordance with Section 2.5, the Purchaser shall repay and discharge in full, on behalf of the Company (by electronic funds transfer of immediately available funds to such account as shall have been notified to the Purchaser by the Sellers’ Agent for such purpose at least five (5) Business Days prior to the Closing Date) the Cash Pooling Receivable;

(iv)       the Sellers shall deliver to the Purchaser a receipt of payment signed by Arkema acknowledging the full and final repayment of the Cash Pooling Receivable by the Purchaser on behalf of the Company and stating that the Company no longer owes Arkema or other Arkema Affiliates any amounts under the Cash Pooling Agreement;

(v)        the Sellers shall deliver separate bills of sale, instruments of assumption and assignment or other appropriate documents transferring in accordance with applicable Laws, the Transferred Assets and the Transferred Liabilities to the Purchaser, in the form customary with respect to such type of Transferred Assets and Transferred Liabilities;

(vi)       the Purchaser shall deliver to the Sellers’ Agent evidence of the irrevocable and unconditional release as at the Closing Date of the Sellers Guarantees in accordance with Section 6.7;

(vii)      the Purchaser and the relevant Seller shall enter into the Transition Services Agreements, the Secondment Agreement and the Short-Term Lease and shall perform, as the case may be, their respective obligations to be performed at the Closing thereunder; and

(viii)     the Purchaser and the Sellers’ Agent shall deliver to the Purchaser’s notary one original of the Fortage Agreement duly executed by the parties thereto no later than five (5) Business Days prior to the Closing Date.

(c)        At the Milan Closing:

(i)          the Sellers’ Agent shall deliver letters signed by all of the Company’s directors listed in section (A) of Annex 2.7(c)(iii) in the form of section (B) of Annex 2.7(c)(iii) and shall use their best efforts to deliver a letter signed by the statutory auditor Mr. Paolo Comuzzi in the form of section (B) of Annex 2.7(c)(iii), in each case evidencing their resignations from the positions indicated on such Annex, effective on the Closing Date;

(ii)         the Purchaser, CECA and Arkema shall enter into the Local Share Sale Agreement before an Italian notary public chosen by the Purchaser and shall perform, as the case may be, their respective obligations to be performed at the Closing thereunder;

(iii)        The Sellers shall deliver to the Purchaser the book of the minutes of the shareholders’ meetings and the other corporate books of the Company; and

(iv)       the Purchaser shall hold a shareholders’ meeting of the Company in the form of an “assemblea totalitaria” to (x) appoint new directors and a new statutory auditor and (y) change the corporate name of the Company so as to delete the name “CECA” therefrom.  In the event that the filing of the transfer of the Transferred Shares has not been duly completed on the Closing Date, the Sellers shall cause a shareholders’ meeting of the Company to be held at the Milan Closing to (x) appoint new directors and a new statutory auditor and (y) change the corporate name of the Company so as to delete the name “CECA” therefrom, it being specified that duly authorized proxy holders of CECA and Arkema will attend such shareholders’ meeting and vote in favor of the appointment of the individuals and the adoption of the new corporate name, in each case as the Purchaser shall have notified to the Seller’s Agent at least three (3) Business Days prior to the Closing Date.

All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Transferred Shares and the Transferred Assets shall not be transferred and Transferred Liabilities shall not be assumed and the Purchaser shall have no property rights or interest in the Transferred Shares and the Transferred Assets nor assume the Transferred

Liabilities, unless and until the Closing actually takes place and the payments referenced in subsection (b)(ii) and (b)(iii) have been effectively received by the Sellers.

2.8       Post-Closing Adjustments.

(a)        Physical Stocktaking.  On or as promptly as practicable after the Closing Reference Date and in any event no later than three (3) Business Days after the Closing Reference Date, or on any such other date agreed upon by the Parties, representatives of the Purchaser and of the Sellers will jointly proceed with a physical stocktaking of the Inventory of the Company and the Business Inventory consistent with the procedures for the taking of a full year-end physical inventory count as set forth on Annex 2.8(a) hereto and in the presence of representatives of the Inventory Expert. The Sellers’ Agent will provide the Purchaser and the Inventory Expert with such procedures sufficiently in advance of the Closing to enable the Purchaser and the Inventory Expert to prepare for such physical count. The Inventory Expert’s representatives shall draw-up, on the day of the physical stocktaking, a certificate setting out the inventory count as agreed upon between the Parties and, in the event of a disagreement between the Parties on the volumes of any given item, the determination of the Inventory Expert’s representative of the volumes of such item only, which determination will be non-appealable, final and binding on the Parties, save in the event of manifest error (erreur grossière). The fees and expenses of the Inventory Expert shall be borne equally between the Sellers on the one hand and the Purchaser on the other hand.

(b)        Deliveries.

(i)          Within twenty (20) days of the Closing Date, the Purchaser shall provide the Sellers’ Agent with reasonable access, during normal working hours and on reasonable advance notice, to the relevant books, accounts, records, Contracts and other documents of the Company, which are necessary for the computation of each of the Company Post-Closing Adjustment Amounts.

(ii)         As soon as reasonably practicable thereafter and by no later than eighty (80) days after the Closing Date, the Sellers’ Agent shall prepare with the assistance of the Sellers’ Accountants and deliver to the Purchaser a statement (the “Post-Closing Statement”), signed by the Sellers’ Agent, setting forth in reasonable detail a computation of (w) each of the Company Post-Closing Adjustment Amounts (in each case, derived from the information reflected in the accounts of the Company and, in respect of the Closing Company Working Capital, determined on the basis of the results of the physical stocktaking provided for above), (x) each of the Business Post-Closing Adjustment Amounts (in respect of the Closing Business Inventory, determined on the basis of the results of the physical stocktaking provided for above), (y) the Company Net Post-Closing Adjustment Amount and the Business Net Post-Closing Adjustment Amount, and (z) the resulting Purchase Price, in each case in accordance with the Accounting Principles and, in respect of the Inventory of the Company and of the Business Inventory, in accordance with Annex 2.8(b), it being specified that notwithstanding the change in the French GAAP applicable from January 1, 2015 (Règlement N° 2014-05 du 2 Octobre 2014), the value of the Saint-Bauzile and Riom quarry material deposits (“gisements”) are excluded from the Closing Business Inventory. The Post Closing Statement shall be prepared using the same format as the Closing Statement.

(iii)        The Post Closing Statement shall be prepared and reflect reserves, provisions and accruals as if the Closing Reference Date were the last day of a fiscal year. The Purchaser shall take such actions as may be reasonably requested by the Sellers’ Agent and its representatives to close, or to assist the Company in closing, as of the Closing Reference Date, the books and accounting records of the Company and of the Business.

(iv)       The Purchaser shall cooperate, and procure that the Company cooperates, with the Sellers and their representatives in responding to reasonable questions and requests for information submitted by the Sellers and their representatives in connection with the preparation of the Post-Closing Statement and the calculation of the Business Post-Closing Adjustment Amounts. In addition, after the Closing, the Purchaser shall procure that the Sellers’ Agent and the Sellers’ Accountants are provided with an access, during normal working hours and on reasonable advance notice, (a) to the accounting and other relevant books, accounts, records, Contracts and other documents of the Company and the Purchaser (in respect of the Business) to the extent related to the Transferred Shares and the Business and (b) to the senior officers of the Company and of the Purchaser, in each case as may be required for the preparation of the Post-Closing Statement.

(c)        Review of the Post-Closing Statement.

(i)          As from the date of the Purchaser’s receipt of the Post-Closing Statement (the date thereof, the “Delivery Date”), the Purchaser and the Purchaser’s Accountants shall be entitled to proceed, at the Purchaser’s expense, with a review of the Post-Closing Statement for the purpose of verifying the Post-Closing Statement and the Post-Closing Adjustment Amounts set forth therein.  Such review shall be finally completed by no later than thirty (30) days after the Delivery Date (the “Review Period”).  The Sellers shall use their commercially reasonable endeavors to procure that the Purchaser’s Accountants are provided with a reasonable opportunity to discuss the Closing Statement with the Sellers’ Accountants.

(ii)         At any time prior to expiration of the Review Period, the Purchaser may deliver written notice (a “Disputed Items Notice”) to the Sellers’ Agent signed by the Purchaser, stating that the Purchaser objects to any elements of or amounts contained in the Post-Closing Statement or the computation of any of the Post-Closing Adjustment Amounts or of the Company Purchase Price or the Business Purchase Price set forth therein, specifying in reasonable detail the items and amounts subject to such objection and the basis for such objection, and setting forth the Purchaser’s computation of such amounts and the resulting Company Purchase Price and Business Purchase Price and providing all appropriate supporting evidence.  The Purchaser shall be deemed to have accepted any items not specifically disputed in the Disputed Items Notice.

(iii)        Upon delivery of a Disputed Items Notice, the Purchaser and the Sellers’ Agent (with the assistance, at the option of the Party concerned, of the Purchaser’s Accountants or the Sellers’ Accountants) shall use their good faith efforts to resolve the disputed items, draw up the definitive Post-Closing Statement and finally determine the Net Post-Closing Adjustment Amounts and the resulting Purchase Price as promptly as practicable.  Any resolution by the Purchaser and the Sellers’ Agent of the disputed items shall be set forth in a document signed by the Purchaser and the Sellers’ Agent and identifying (x) the items on which they have reached agreement (the “Resolved Items”), and (y) the items on which they have not reached agreement (such items, or in the absence of any such agreement and identification, all the disputed items set forth in the Disputed Items Notice, are referred to, collectively, as the “Unresolved Items”), it being understood and agreed that the Purchaser shall not be entitled to raise new disputed items after the date of delivery of the Disputed Items Notice.

(iv)       The Purchaser shall procure that the Sellers and the Sellers’ Accountants are provided with such access as may be reasonably required in connection with the review of any Disputed Items Notice, consistently with the provisions of paragraph (b)(iii), which shall apply mutatis mutandis.

(d)        Dispute Resolution.

(i)          If the Purchaser and the Sellers’ Agent do not agree upon the Net Post-Closing Adjustment Amounts and the resulting Purchase Price within twenty (20) days after delivery of the Disputed Items Notice, the Purchaser and the Sellers’ Agent shall each have the right to request (upon not less than two (2) Business Days’ prior written notice to the other of its intention to so act after providing the other with a reasonable opportunity to make such request on a joint basis) that PwC act as an independent expert (the “Independent Expert”) to resolve the Unresolved Items and make a final determination of the Net Post-Closing Adjustment Amounts and the resulting Purchase Price based on its resolution of such Unresolved Items; provided, however, that, when so requested, PwC shall not so act if it (or any related Entity) is in a position of conflict of interest with any of the Parties hereto.  The Party so requesting PwC to act as the Independent Expert shall notify the other Party promptly in writing of such request and of any notice or determination by PwC that it is unwilling or unable to act as the Independent Expert.

(ii)         If (x) PwC notifies the Purchaser or the Sellers’ Agent that it is unwilling or unable to act as the Independent Expert for any reason (which determination shall be deemed to have been made by PwC if within ten (10) days after it has been first requested to so act by the Purchaser or the Seller, it has not notified the Purchaser and the Sellers’ Agent that it is willing and able to act as the Independent Expert), or (y) either the Purchaser or the Sellers’ Agent notifies the other that it contests the independence of PwC within ten (10) days after PwC, has been first requested to so act as the Independent Expert by the Purchaser or the Sellers’ Agent, the Parties agree that Mazars shall be requested to act as the Independent Expert as a substitute to PwC and the provisions in sub-paragraph (i) and (ii) of this subsection (d) shall apply mutantis mutandis to Mazards. In case where (x) and (y) above would also apply to Mazards, the Purchaser and the Sellers’ Agent shall promptly meet to agree on replacement. If the Purchaser and the Sellers’ Agent have not agreed on a replacement within ten (10) days from the date on which Mazards has notified the Purchaser or the Sellers’ Agent that it is unwilling or unable to act as the Independent Expert in accordance with this Section 2.8(d)(ii), the Independent Expert shall be appointed by the President of the Institute of Expertise, Arbitration and Mediation (IEAM) at the request of the first of the Purchaser and the Sellers’ Agent to make such request, with each of such Parties having the opportunity to be heard, from among Eligible Accounting Firms (other than any accounting firms which may be in a material conflict of interest position with any of the Parties hereto).

(e)        Final Determination.

(i)          The Independent Expert shall apply the Accounting Principles and the other terms and principles set forth in this Agreement to resolve the Unresolved Items and to complete the final determination of the Net Post-Closing Adjustment Amounts and the resulting Purchase Price in accordance with the provisions of article 1592 of the French Civil Code.  The Independent Expert shall determine the Net Post-Closing Adjustment Amounts and the resulting Purchase Price based only on the resolution of the Unresolved Items, and shall not review any other items.  The Independent Expert shall be entitled to refer to, and to interpret, the terms and conditions of this Agreement relating to the Net Post-Closing Adjustment Amounts and the resulting Purchase Price and such other terms and conditions of this Agreement as are required in order to allow it to carry out its mission under this Section 2.8.

(ii)         The Purchaser and the Sellers’ Agent shall each be entitled to submit to the Independent Expert (with a copy to the other) a written statement regarding the Unresolved Items (together with the relevant supporting documentation) within ten (10) days of the acceptance by the Independent Expert of its appointment.  Following the submission of such written statements or the expiration of such ten (10)-day period, whichever occurs earlier, the Independent Expert shall hold at least one hearing at which each of the Purchaser and the Sellers’ Agent shall have the right to present additional documents, materials and other information and to have present its accountants and counsel, but shall always respect the principle of “contradictoire” (it being agreed that the Independent Expert shall hold such number of additional hearings, if any, as the Purchaser and the Sellers’ Agent shall have agreed in writing, or, in the absence of any such agreement, such number of additional hearings, if any, as the Independent Expert may deem useful and appropriate).  The Purchaser and the Sellers’ Agent shall (and shall procure that their respective accountants), and the

Purchaser shall procure that the Company, cooperate with the Independent Expert.  The Independent Expert shall not review any items other than those required to resolve the Unresolved Items.

(iii)        The Purchaser and the Sellers’ Agent shall request the Independent Expert to use its best efforts to deliver simultaneously to the Purchaser and the Sellers’ Agent a written report (the “Report”) setting forth its definitive resolution and, if applicable, its definitive computation of the Unresolved Items, and any resulting adjustments which should be made to the Post-Closing Statement, if any, and its definitive determination of the Net Post-Closing Adjustment Amounts and the resulting Purchase Price as promptly as practicable, but in any event by no later than forty-five (45) calendar days following its appointment.

The resolution and computation of the Unresolved Items by the Independent Expert in the Report shall be final, conclusive and binding upon the Parties, except in the event of manifest error.  In the event that the computation of any Unresolved Item by the Independent Expert set forth in the Report exceeds the higher of or is less than the lower of the corresponding amounts set forth in the Post-Closing Statement delivered by the Sellers’ Agent or the Disputed Items Notice delivered by the Purchaser, for purposes of determining the Net Post-Closing Adjustment Amounts and the resulting Purchase Price, such computation shall be deemed to be equal to the closer of such two amounts.

(iv)       The fees, costs and expenses of the Independent Expert so selected shall be shared equally by the Purchaser, on the one hand, and the Sellers (collectively), on the other hand.

(v)        The English language shall be used throughout the proceedings, including in all submissions by the Parties and in all reports, certificates or other written analysis specifically prepared in the context of the procedures contemplated by this Section 2.8.

(f)         Conclusive Presumptions.

If the Purchaser shall not have validly delivered a Disputed Items Notice to the Sellers’ Agent prior to expiration of the Review Period, the Net Post-Closing Adjustment Amounts set forth in the Post-Closing Statement shall be conclusively presumed to be true and correct in all respects and shall be binding on the Parties and may not be disputed by them in any forum.

2.9       Final Payment.

(a)        If the amount of the Closing Purchase Price exceeds the amount of the Purchase Price (as determined pursuant to Sections 2.4 and 2.8), the Sellers shall pay to the Purchaser the amount equal to the excess of (x) the Closing Purchase Price, over (y) the Purchase Price.

(b)        If the amount of the Purchase Price (as determined pursuant to Sections 2.4 and 2.8) exceeds the amount of the Closing Purchase Price, the Purchaser shall pay to the Sellers the amount equal to the excess of (x) the Purchase Price, over (y) the Closing Purchase Price.

(c)        Any amounts payable pursuant to the foregoing subsections (a) and (b) shall be paid within five (5) Business Days of the definitive determination of the Purchase Price by electronic funds transfer of immediately available funds to an account of the recipient at a bank designated in writing by the recipient at least three (3) Business Days prior to the date of payment. In the event of late payment, such amounts shall bear interest at a rate of 1% per annum from and including the date on which payment was due through and including the date on which payment is made.

(d)        The amount required to be paid pursuant to subsections (a) or (b) above shall be allocated among the Transferred Shares and the Transferred Assets as set forth under Section 2.10.

2.10     Allocation of the Purchase Price.

(a)        The Business Purchase Price is allocated among the Transferred Assets as set forth in the form of Closing Statement attached as Annex 2.6.

(b)        The Closing Statement and the Post-Closing Statement shall set forth, respectively, (i) the allocation of the portion of the Closing Purchase Price relating to the Business among the Transferred Assets in accordance with French Law applicable to the sale of going concerns and (ii) the allocation of the Business Purchase Price among the Transferred Assets, in each case consistently with the principles set forth in the form of Closing Statement attached as Annex 2.6.

(c)        The Post-Closing Statement shall set forth the allocation of the amount to be paid pursuant to Section 2.10(a) or 2.10(b), as the case may be, between the Transferred Shares and the Transferred Assets.

(d)        The Parties agree that all Tax Returns will be prepared in a manner consistent with (and the Parties will not otherwise take a position that is inconsistent with) the allocation of the Purchase Price and in accordance with arm’s length principles, unless required otherwise by a Tax Authority.

ARTICLE III
CONDITION PRECEDENT TO CLOSING

3.1       Condition to Closing.

(a)        Condition to Purchaser’s Obligations.  The obligation of the Purchaser to take the actions required to be taken by it at the Closing is subject to the satisfaction at or prior to the Closing of the following condition (unless satisfaction of such condition is expressly waived by the Purchaser):

(i)          No Material Adverse Change shall have occurred between the date hereof and the Closing Date.

(b)        Mutual Closing Conditions. The obligation of each Party to take the actions required to be taken by it at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of such conditions is expressly waived by the Parties (to the extent permitted by applicable Law)):

(i)          each of the Required Permit Approvals shall have been duly obtained and shall be in full force and effect; and

(ii)         each of the Required Material Consents shall have been duly obtained and shall be in full force and effect.

3.2       Frustration of Closing Condition.

None of the Parties may rely on the failure of any condition set forth in Article III to be satisfied if such failure was caused by the breach by such Party of any of the covenants or other undertakings set forth in this Agreement to be performed or observed by such Party on or prior to Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as follows (it being agreed that (x) the representations and warranties (A) set forth in Section 4.1 are made by each Seller only as to itself, (B) which relate specifically to the Business and the Transferred Assets are made only by CECA and (C) which relate specifically to the portion of the Business Inventory owned by Arkema Shanghai are made only by Arkema Shanghai and (y) any information disclosed in any Schedule to the Disclosure Letter shall be deemed to be disclosed with respect to such other sections of this Agreement or the Schedules to the Disclosure Letter to which such disclosure is readily apparent on its face in light of the form and substance of the disclosure made), as of the date of this Agreement and as of the Closing Date (except where a reference is made to a specific date, in which case the representation is made as of such date):

4.1       Ownership of Transferred Shares; Organization and Due Authorization.

(a)        Each of CECA and Arkema is the lawful and registered owner and has full and exclusive ownership of, and good and valid title to, the Transferred Shares listed opposite its name in Annex 4.1(a), free and clear of all Encumbrances.

(b)        On Closing, CECA and Arkema will transfer and deliver to Purchaser full and exclusive ownership of, and good and marketable title to, the Transferred Shares, effective as of the Closing Date, free and clear of any Encumbrance.

(c)        Each Seller is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power to conduct its business as currently conducted.  Each Seller has the corporate capacity and right to enter into this Agreement and the other Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

(d)        The entering into of this Agreement and the other Transaction Documents and the performance of each Seller’s obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of such Seller.  This Agreement has been duly signed by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

(e)        Neither the entering into of this Agreement or the other Transaction Documents, nor the performance by any of the Sellers of its obligations thereunder, nor the consummation of the transactions provided for thereby does or will:

(i)          conflict with or violate any provision of the Organizational Documents of such Seller; or

(ii)         subject to obtaining the Required Permit Approvals, constitute a violation by such Seller of any Laws or Judgments.

(f)         None of the Sellers nor the Sellers’ Guarantor is subject to nor threatened to be subject to any Insolvency Proceedings.

(g)        The Sellers’ Guarantor is a French société anonyme duly organized and validly existing under the laws of France. The Sellers’ Guarantor has full corporate power and authority to enter into this Agreement and to provide the Sellers’ Parent Guarantee as contemplated hereby. The entering into of this Agreement and the performance of the Sellers’ Guarantor’s obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Sellers’ Guarantor.  This Agreement has been duly signed by the Sellers’ Guarantor and constitutes a legal, valid and binding obligation of the Sellers’ Guarantor, enforceable against it in accordance with its terms.

4.2       Organization of the Company.

(a)        The Company is a company duly incorporated and validly existing under the laws of Italy, has all requisite corporate powers to conduct its businesses as now being conducted, and is qualified to transact business in each jurisdiction in which the ownership of its property or conduct of its business requires such qualification, except where the failure to be so qualified would be not material to the Company.  The Organizational Documents of the Company comply in all respects with Italian Law.

(b)        The Data Room Documentation contains complete copies of the Organizational Documents of the Company, as amended up to the date hereof.

(c)        The Company is not subject to nor threatened to be subject to any Insolvency Proceedings.

4.3       No Conflict or Violation.  Neither the entering into of this Agreement or the other Transaction Documents, nor the performance by any of the Sellers of their obligations thereunder, nor the consummation of the transactions provided for thereby, does or will:

(a)        conflict with or violate any provision of the Organizational Documents of the Company;

(b)        except as disclosed on Schedule 4.3 to the Disclosure Letter, violate, conflict with or result in the breach or termination of, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Material Contract or Governmental Authorization to which the Company is a party or by which it is bound;

(c)        subject to obtaining the Required Permit Approvals, constitute a violation by the Company of any Laws or Judgments; or

(d)        result in the creation of any Encumbrances upon any of the Transferred Shares, securities, properties or assets of the Company or the Transferred Assets and/or the Business (other than as created by this Agreement).

4.4       Governmental Authorizations.  Except as disclosed on Schedule 4.4 to the Disclosure Letter and other than the Required Permit Approvals, no Governmental Authorization is required to be made or obtained by the Company in connection with (a) the entering into of this Agreement or the other Transaction Documents by the Sellers, (b) the performance by the Sellers of their obligations thereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.

4.5       Share Capital of the Company.  Set forth on Schedule 4.5 to the Disclosure Letter is the registered share capital and quota ownership of the Company. Such registered capital constitutes all of the authorized, issued and outstanding quotas of the share capital of the Company and the Transferred Shares are validly issued, fully-paid in and owned free and clear of any Encumbrance by their registered owners as set forth in Annex 4.1(a).  Except as disclosed on Schedule 4.5 to the Disclosure Letter, there are no authorized or outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements or commitments providing for the issuance, sale or purchase of any interests in the share capital of the Company or any instrument or security convertible into or exchangeable for equity interests in the share capital of the Company (other than as contemplated by this Agreement).

4.6       No Subsidiaries.  The Company does not hold, directly or indirectly, any equity interest or voting rights in any company, partnership or other Entity other than investments in liquid assets held for cash management purposes and the Company is not a party to any Contract with a Third Party with respect to the voting, sale, transfer or purchase of any such equity interest or voting right.

4.7       Financial Statements.

(a)        Schedule 4.7(a)(i) to the Disclosure Letter contains a copy of the audited financial statements of the Company as at December 31, 2015 together with notes thereto (such financial statements and notes thereto being referred to collectively as the “Financial Statements”). Schedule 4.7(a)(ii) to the Disclosure Letter sets forth (i) the combined unaudited proforma profit and loss statement of the Business and the Company, (ii) the fixed assets and trade working capital items by activity (for the Business and the Company), (iii) the other working capital items by entity (the Company and CECA (in respect of the Business), and (iv) the Company Long Term Provision and the Business Long Term Provision, in each case as at December 31, 2015 (together, the “Combined Proforma Accounts”).

(b)        The Financial Statements, except as expressly indicated therein, were prepared in accordance with applicable Law and the relevant Accounting Principles, and give a true and fair view of the assets and liabilities and financial condition, as well as the results of operations of the Company as at such date and for the period then ended.

(c)        The Combined Proforma Accounts are derived from the Financial Statements and the management accounts of the Business and have been prepared in good faith, with due care and attention, on a basis consistent with the principles and rules applied in the preparation of the 2014 combined unaudited proforma accounts contained in the Vendor Due Diligence Report, and fairly present in all material respects, the assets, liabilities, profits and losses of the Business and the Company on a combined basis as at December 31, 2015 subject to the limitations and basis for preparation as set forth in the Combined Proforma Accounts.

(d)        Except as disclosed in Schedule 4.8 to the Disclosure Letter, since the reference date of the Financial Statements, the Company has not resolved upon the distribution of any profits or equity reserves to any of the Sellers or any other Person, nor has the Company paid any dividends or equity distributions to any of the Sellers or any other Person.

(e)        Except as set forth in Schedule 4.7(e) to the Disclosure Letter, as at the Closing Date (and after giving effect to the Closing), no guarantee, letter of comfort, or comparable undertaking for third party payment obligations (including obligations of the Sellers or any of their Affiliates) shall continue to be enforceable against the Company other than those undertaken in the ordinary course of business consistent with past practices.

4.8       Changes in the Business.  Except as disclosed on Schedule 4.8 to the Disclosure Letter, from and including January 1, 2016, through the date hereof, there has been no Material Adverse Change and each of CECA (in respect of the Business) and the Company has conducted its business in all material respects only in the ordinary course, in substantially the same manner as theretofore conducted, and has not taken any of the actions described in subparagraphs (i) through (xvi) of Section 6.3 that would have required the consent of the Purchaser if such action were to be taken between the date hereof and the Closing Date.

4.9       Tax Matters.

(a)        Except as disclosed on Schedule 4.9 to the Disclosure Letter:

(i)          the Company is in compliance in all material respects with all Laws relating to Taxes in all the jurisdictions in which it operates;

(ii)         the Company has properly and timely filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns that were required to be filed by or on behalf of the Company during the 5-year period ending on the date hereof, and each such Tax Return was and is complete and correct in all material respects;

(iii)        all Taxes required to be paid on or prior to the date hereof by the Company have been timely and properly paid, other than Taxes that are being contested in good faith;

(iv)       all Taxes required to be withheld by the Company have been properly and timely withheld and remitted;

(v)        all Taxes required to be paid by CECA in respect of the Business or the Transferred Assets, and on account of any period up to the date hereof, have been timely and properly paid;

(vi)       there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Transferred Assets;

(vii)      as of the date hereof (x) there are no pending or, the Knowledge of the Sellers, threatened audits, investigations or other Proceedings relating to the assessment or collection of Taxes for which the Company may be liable, and (y) no claim for assessment or collection of Taxes relating to the Company that is or may become payable by it has been notified in writing to the Company by any Governmental Authority;

(viii)     as of the date hereof, no extension or waiver of the limitation period applicable to any Tax Returns has been granted or requested by a Company;

(ix)       no binding ruling request has been filed by the Company and no binding ruling has been issued by any Tax Authority with respect to the Company which would be withdrawn due to the execution and consummation of this Agreement;

(x)        the Company does not have any liability for Taxes of any other Person as a transferee or successor, by agreement or otherwise, or as a result of its participation in the tax consolidation (consolidato nazionale) between the entities of the Sellers’ Group in Italy;

(xi)       neither the Company nor CECA is a party to, or bound by, an obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement of any kind with respect to the Transferred Shares, the Transferred Assets or the Transferred Liabilities that could, by reason of this Agreement, impose obligations on the Purchaser with respect to Taxes.

(b)        To the Knowledge of the Sellers, all transactions between Sellers or any of their Affiliates (other than the Company and CECA) on the one hand, and the Company and/or CECA (in respect of the Business) on the other hand, and all transactions between the Company and CECA (in respect of the Business) relating to the sale of goods, services, financing or otherwise, have been consistently effected on arm’s length terms and conditions which comply in all material respects with the OECD guidelines concerning transfer pricing.

(c)        the Company is and has at all times over the last five (5) years been resident for Tax purposes in Italy and has not at any time over the last five (5) years been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not liable for any Tax as the agent of any other Person or constitute a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

4.10     Real Property.

(a)        Schedule 4.10(a)(ii) to the Disclosure Letter sets forth a true and complete list of all real properties owned by the Company (the “Company Owned Real Property”) and Schedule 4.10(a)(i) to the Disclosure Letter sets forth a true and complete list of the Business Owned Real Property.  Except as disclosed on Schedule 4.10(a)(iii) to the Disclosure Letter:

(i)          the Company has valid title to the Company Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances;

(ii)         CECA has valid title to the Business Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances;

(iii)        there are no leases, subleases, licenses, concessions or other similar agreements, granting to any third parties the right of use or occupancy of any portion of the Company Owned Real Property or the Business Owned Real Property;

(iv)       to the knowledge of the Sellers, all buildings and constructions on the Company Owned Real Property and on the Business Owned Real Property which are material to the conduct of the Business or the business of the Company as currently conducted are in normal working condition and structurally sound, subject to ordinary wear and tear and taking into account the age of such Real Property, the past activities conducted therein and required maintenance capital expenditures and periodic shutdowns in the ordinary course;

(v)        other than the headquarters (siège social) of CECA and the Leased Real Property, the Company and CECA (in respect of the Business) do not use or occupy in any manner whatsoever, for the operation of the Business, any real property other than the Company Owned Real Property and the Business Owned Real Property;

(vi)       no consent, approval, authorization, waiver or agreement of any Person is required to be obtained in connection with the transfer or assignment of the Business Owned Real Property pursuant to the transactions contemplated by this Agreement; and

(vii)      as of April 14, 2016, neither the Company nor CECA (in respect of the Business) is a party to, or bound by, any agreement, contract, arrangement or order issued by Governmental Authorities whereby the Company or CECA (in respect of the Business) has the obligation to dispose of, assign, transfer, remedy or demolish real properties owned by the Company or CECA (in respect of the Business) or purchase, assume or otherwise acquire as transferee real estate properties not currently owned by the Company or CECA (in respect of the Business).

(b)        Schedule 4.10(b) to the Disclosure Letter sets forth a true and complete list of all real properties leased or otherwise occupied by (x) the Company and which are material to its business as presently conducted or involved in calendar year 2015 the expenditure by the Company in an aggregate amount in excess of fifty thousand (50,000.00) euro (the “Company Leased Real Property”) and (y) CECA and which are exclusively used or held for use for the operation of the Business ((the “Business Leased Real Property” and, together with the Company Leased Real Property, the “Leased Real Property”).  Except as disclosed on Schedule 4.10(b) to the Disclosure Letter:

(i)          assuming valid title in the lessor of such Leased Real Property, each of CECA and the Company has the right to occupy and use all Leased Real Property shown on such Schedule as leased by it;

(ii)         as of the date hereof, no party to any such Leased Real Property has given the Company written notice of: (i) any material increase after the date hereof in rent or charges, other than an increase in accordance with the terms of such lease or occupancy agreement or applicable Laws; (ii) any non-renewal of occupancy after the date hereof; (iii) any material variation, cancellation or termination after the date hereof of any such lease or occupancy agreement; or (iv) any claim with respect to any breach or default under any such lease or occupancy agreement, the consequences of which, individually or in the aggregate, might reasonably be expected to result in the termination after the date hereof by the lessor of such lease or occupancy agreement; and

(iii)        no consent, approval, authorization, waiver or agreement of any Person is required to be obtained in connection with the transfer or assignment of the rights of CECA in respect of the Business Leased Real Property pursuant to the transactions contemplated by this Agreement.

4.11     Intellectual Property.

(a)        Schedule 4.11(a) to the Disclosure Letter sets forth a complete list of (i) the Intellectual Property Rights owned by the Company and (ii) the Business Intellectual Property owned by CECA, in each case for which registrations have been obtained (and all applications for, or extensions or renewal thereof).

(b)        Except as disclosed on Schedule 4.11(b) to the Disclosure Letter, to the Knowledge of the Sellers:

(i)          the Company has valid title to the Intellectual Property Rights indicated in Schedule 4.11(a) to the Disclosure Letter as being owned by it, free and clear of any Encumbrances other than Permitted Encumbrances;

(ii)         CECA has valid title to the Business Intellectual Property indicated in Schedule 4.11(a) to the Disclosure Letter as being owned by it, free and clear of any Encumbrances other than Permitted Encumbrances;

(iii)        the Company owns or has the right to use all of the Intellectual Property Rights (whether registered or unregistered) which are material to its business as presently conducted;

(iv)       CECA owns or has the right to use all of the Intellectual Property Rights (whether registered or unregistered) which are material to the Business as presently conducted;

(v)        the conduct of the Business by CECA and the conduct of its business by the Company, as currently conducted, does not violate any license or any agreement relating to the use of Intellectual Property Rights, infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by a third party;

(vi)       all registration or application fees necessary to maintain the Business Intellectual Property and the Intellectual Property Rights indicated in Schedule 4.11(a) to the Disclosure Letter as being owned by CECA or the Company have been paid, all necessary renewal applications have been filed and all other steps necessary for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the value or use of such Intellectual Property;

(vii)      no Person has infringed the Business Intellectual Property or the Intellectual Property Rights indicated in Schedule 4.11(a) to the Disclosure Letter as being owned by the Company.

(c)        Schedule 4.11(c) of the Disclosure Letter sets forth a list of all Contracts to which the Company or CECA, as applicable, is a party as of the date hereof (other than the agreements with the Sellers and their Affiliates pertaining to the Retained Names which will, in respect of the Company, be terminated at Closing in accordance with Section 6.4 and pursuant to which:

(i)          any of the Company or CECA (in respect of the Business) uses or has the right to use any Intellectual Property Right owned by a third party which is material to its business as presently conducted;

(ii)         the Company has granted to a third party a license or similar right to use any Intellectual Property Right owned by the Company; or

(iii)        CECA has granted to a third party a license or similar right to use any Business Intellectual Property.

(d)        CECA (in respect of the Business) and the Company have taken commercially reasonable steps consistent with industry practices to protect the confidentiality of their Know-How, trade secrets and confidential information relating to the Business.

(e)        Except as set forth in Schedule 4.11(e) to the Disclosure Letter, CECA (in respect of the Business) and the Company obtained executed agreements from all employees of CECA and the Company involved in the creation of Intellectual Property Rights transferring all title and interest in such Intellectual Property Rights to respectively CECA and the Company.

(f)         The Company has not received any written notices or complaints from any Governmental Authority challenging their practices with respect to data protection or the handling of personal information.

(g)        Except as set forth in Schedule 4.11(g) to the Disclosure Letter and taking into account (i) the Retained Names and the Excluded Assets referred to in Section 2.2(vii) and (ii) the rights, licenses, services and benefits to be provided to Purchaser pursuant to the Transaction Documents, the Transferred Assets comprise all Intellectual Property Rights (whether registered or unregistered) owned by CECA and which are material to the Business as presently conducted.

4.12     Compliance with Law.  Except as disclosed on Schedule 4.12 to the Disclosure Letter:

(a)        to the Knowledge of the Sellers, the operations of the Company and CECA (in respect of the Business) are in compliance in all material respects with all applicable Laws and Judgments;

(b)        as of the date hereof, none of the Company and CECA (in respect of the Business) has received written notice, which remains outstanding, of any material violation of any Law or of any material default with respect to any Judgment applicable to the Company or CECA (in respect of the Business), as applicable;

(c)        neither CECA (in respect of the Business) nor the Company, nor any of their respective directors, officers and agents or employees has, directly or, to the Knowledge of the Sellers, indirectly, (a) made, procured, promised or authorized any unlawful payment in any form or unlawful benefit to any Governmental Authority or to any individual who (i) is an employee or serves as an official for or acts on behalf of any Governmental Authority (including an employee or official of any public international organization or of any business or enterprise owned or partially owned by a Governmental Authority) or (ii) falls within the scope of article 2635 of the Italian Civil Code; (b) requested, been promised or accepted any unlawful payment or benefit to any such officials; (c) established or maintained for purposes of any such unlawful payment or benefit any funds or assets that have not been properly recorded in the books and records of the Company or any of the Subsidiaries; and

(d)        there are no pending orders of sale for products or services provided by the Company or CECA (in respect of the Business) to be, directly or, to the Knowledge of the Sellers, indirectly, sold to or performed on behalf of, or exported, re-exported or retransferred to, any country or Person who is subject to the United States, European Union or UN trade restrictions or sanctions as listed in Schedule 4.12(d) to the Disclosure Letter.  During the last three years, neither the Company nor CECA (in respect of the Business) has directly or, to the Knowledge of the Sellers, indirectly been selling products or providing services, or importing, exporting or re-exporting, transferring or retransferring the same from or to any country or person who is subject to any United States, European Union or UN trade restrictions or sanctions as listed in Schedule 4.12(d) to the Disclosure Letter.

4.13     Permits.  Schedule 4.13 to the Disclosure Letter sets forth a true and complete list of all material Governmental Authorizations issued to the Company or CECA (in respect of the Business) in connection with the conduct of the Business as presently conducted. Except as disclosed on Schedule 4.12 to the Disclosure Letter, each of the Company and CECA (in respect of the Business) has all material Governmental Authorizations required for the conduct of its business as presently conducted, and to the Knowledge of the Sellers all such Governmental Authorizations are in full force and effect.

4.14     Environmental Matters.

(a)        Except as disclosed in Schedule 4.14(a) to the Disclosure Letter, none of the facilities currently operated by any of (x) CECA (in respect of the Business), and which are intended to be transferred pursuant to this Agreement or (y) the Company qualify as a classified installation (installation classée pour l’environnement-ICPE) (or the equivalent thereto in any jurisdiction other than France) under any Environmental Law.

(b)        Except as disclosed on Schedule 4.14(b) to the Disclosure Letter:

(i)          to the Knowledge of the Sellers, the operations of each of the Company and CECA (in respect of the Business) and of the facilities currently operated by any of (x) CECA (in respect of the Business) or (y) the Company are conducted in compliance with all applicable Environmental Laws in all material respects;

(ii)         none of the Company and CECA (in respect of the Business) has received written notice within the last three (3) years, which remains outstanding, from any Governmental Authority of any material violation by it of any Environmental Law;

(iii)        all material Governmental Authorizations required to be obtained by any of the Company and CECA (in respect of the Business) under the Environmental Laws in order to conduct its business as presently conducted have been obtained;

(iv)       to the Knowledge of the Sellers, there have been no Releases in, at, around or under any of the facilities currently operated, or operated in the past, by any of (x) CECA (in respect of the Business) and which are intended to be transferred pursuant to this Agreement or (y) the Company; or at any off-site location to which Hazardous Materials have been shipped from any of such facilities for treatment storage, handling or disposal, and none of the Company and CECA are responsible for any Remedial Action of such Releases;

(v)        none of the Company and CECA (in respect of the Business) are required to maintain any financial guarantee, financial assurance or comparable instruments with respect to any of the facilities operated by any of (x) CECA (in respect of the Business) and which are intended to be transferred pursuant to this Agreement or (y) the Company under applicable Environmental Laws; and

(vi)       the Sellers have furnished or made available to the Purchaser as part of the Data Room Documentation all material environmental audits, reports or assessments issued over the last three (3) years in their possession or under their reasonable control relating to the Company and CECA (in respect of the Business).

4.15     Proceedings.

(a)        Except as disclosed on Schedule 4.15 to the Disclosure Letter, there is no Proceeding pending or, to the Knowledge of the Sellers, threatened in writing against any of the Company and CECA (in respect of the Business) involving a claim (including with respect to Product Liabilities) for a stated amount in excess of fifty thousand (50,000) euro.

(b)        All Proceedings pertaining to the Company which were ongoing as at the date of the Financial Statements have been provisioned therein to the extent required by the Accounting Principles, as applicable.

(c)        As at the date hereof, no enforceable (exécutoire) or final Judgment has been rendered against any of the Company and CECA (in respect of the Business) which has not been satisfied or which could, after the Closing Date, limit or restrain, in any material respect, the conduct of the Business as currently conducted.

4.16     Material Contracts.

(a)        Schedule 4.16(a) to the Disclosure Letter sets forth a list of all the following Contract to which any of the Company or CECA is a party as of the date hereof and, with respect to Contracts to which CECA is a party, that primarily relate to the Business (the “Material Contracts”):

(i)          Contracts involving in calendar year 2015 the expenditure by the Company or CECA (in respect of the Business) in an aggregate amount in excess of (x) five hundred thousand (500,000) euro in any instance for the purchase of materials, supplies or equipment or (y) five hundred thousand (500,000) euro in any instance for the provision of services;

(ii)         any loan, security agreement, mortgage, pledge or other agreement or instrument relating to the borrowing of money by any of the Company or CECA (in respect of the Business);

(iii)        guarantees of the obligations of other Persons (other than CECA) by the Company after the date hereof and involving potential expenditures in an aggregate amount in excess of one hundred thousand (100,000) euro;

(iv)       partnership or joint venture agreements;

(v)        Contracts under which the Company or CECA has obligations after the date hereof relating to the acquisition or sale of any business or Entity;

(vi)       distribution or commercial agency agreement (other than any such agreement entered into with any member of the Sellers’ Group) pursuant to which any of the Company or CECA (in respect of the Business) has expressly granted an exclusivity to any third party or involving in calendar year 2015 payments to such distributor or person or sales through such agent in an aggregate amount in excess of one hundred thousand (100,000) euro;

(vii)      Contracts that limit, in any material respects, the ability of any of the Company or CECA (in respect of the Business) to compete with any third party in any line of business, to acquire any Entity or compete with any Person or in any market or geographical area (other than any grant of exclusivity to a third party pursuant to the agreements mentioned in (vi) above);

(viii)     any contract currently in effect with any Transferred Employee providing for severance benefits, termination indemnities, retirement rights, profit sharing or stock option to the extent such severance, termination indemnities, retirement rights, profit sharing or stock option are beyond mandatory provisions of applicable Laws or Collective Bargaining Agreements;

(ix)       any retention letter for the benefit of the Transferred Employees signed in the context of the transactions contemplated by this Agreement; and

(x)        the Material Environmental Contracts.

(b)        True and complete copies of all Material Contracts have been made available to Purchaser by the Sellers in the Data Room Documentation or in Schedule 4.16(a) to the Disclosure Letter. Except as disclosed on Schedule 4.16(b) to the Disclosure Letter:

(i)          each Material Contract is in full force and effect, and is a valid and binding agreement of the Company or CECA which is a party thereto; and

(ii)         none of the Company and CECA (in respect of the Business) has received written notice by any party to a Material Contract that it is in material default under such Material Contract, which default remains unremedied as of the date hereof;

(c)        Except as disclosed on Schedule 4.16(c) to the Disclosure Letter, none of the Material Contracts to which the Company is a Party may be terminated by the other party thereto as a result of the consummation of the transaction contemplated hereby.

(d)        Schedule 4.16(d) to the Disclosure Letter sets out an exhaustive list as at February 29, 2016 of (i) the Contracts (excluding purchase orders) with the top twenty (20) customers of the Company and CECA (in respect of the Business) taken as a whole (determined based on aggregate sales for the twelve (12) month period ended February 29, 2016) and (ii) all deliveries remaining to be made to such customers for an individual amount in excess of five hundred thousand (500,000) euro. As at April 13, 2016 , none of the Company and CECA (in respect of the Business) has received written notice by any such customer (x) canceling or otherwise terminating, or (y) to the Knowledge of Sellers (i) threatening to cancel or to otherwise terminate, or (ii) materially and adversely modifying its relationship with the Business.

(e)        Except as disclosed on Schedule 4.16(e) to the Disclosure Letter, all written contracts (excluding, for the avoidance of doubt, spot purchase orders) entered into by the Company or CECA (in respect of the Business) with respect to wastewater treatment or offsite solid waste disposal and which are in force as at April 14, 2016 have been duly disclosed to the Purchaser in the Data Room Documentation.

4.17     Insurance.

(a)        Schedule 4.17(a) to the Disclosure Letter sets forth a true and complete list of all material insurance policies applicable to the Transferred Assets, the Business and/or the Company.

(b)        All such policies are in full force and effect and none of the Company or CECA (in respect of the Business) is in material default under such policies that would result in the termination of any such policy or the modification of the terms thereof in an adverse manner for the Company or CECA (in respect of the Business).

(c)        Except as set forth in Schedule 4.17(c) to the Disclosure Letter, all insurance policies applicable to the Transferred Assets, the Business and/or the Company will terminate effective as of 23:59 CET on the Closing Date.

4.18     Employment Matters.

(a)        Schedule 4.18(a) to the Disclosure Letter sets forth a complete and accurate list (on an anonymous basis) as of July 11, 2016 of each Anticipated Transferred Employees, along with his or her place of employment, his or her exact status, his or her job title, his or her date of hiring, his or her classification, and his or her gross annual remuneration including any bonus, it being provided that the Sellers shall update such Schedule no later than five days prior to Closing to reflect departures, hiring or replacements that occurred between July 11, 2016 and such date. All the Transferred Employees are regularly recorded in the appropriate corporate books of the Company and CECA (in respect of the Business), all in accordance with applicable Laws.

(b)        Except as disclosed on Schedule 4.18(b) to the Disclosure Letter, as at the date hereof, all Contracts with any of the corporate directors and officers of the Company or the Transferred Employees are valid, binding and enforceable.

(c)        Except as disclosed on Schedule 4.18(c) to the Disclosure Letter, since January 1, 2016, none of the Company or CECA (in respect of the Business) has paid or agreed to pay any bonuses, granted or agreed to grant any profit-sharing or supplementary pensions or other individual advantage, or made or agreed to make any material increase in the rate of wages, salaries or other remuneration of any of its corporate directors and officers or the Anticipated Transferred Employees, other than in the ordinary course of business and in a manner consistent with past practice or as dictated by applicable Law or the applicable Collective Bargaining Agreements or employment agreement.

(d)        Except as disclosed on Schedule 4.18(d) to the Disclosure Letter, none of the Company or CECA (in respect of the Business) is bound by or sponsors or maintains:

(i)          any severance agreements or other Contracts providing for compensation of its corporate directors and officers, and Anticipated Transferred Employees in case of termination of employment or completion of the transactions contemplated by this Agreement, or

(ii)         any (t) bonus or profit sharing plans or agreement or arrangements, (u) company savings plans or agreement or arrangements, (v) stock purchase or stock option plans or other forms of supplemental, complementary or incentive compensation or deferred compensation or agreement or arrangements, (w) pension or retirement (whether pre- or post-retirement) plans or anticipated exemption from work until retirement (cessation anticipée d’activité) plans or agreement or arrangements, or (x) other employee funds or similar employee benefit plans or agreement or arrangements, (y) insurance coverage or medical or health benefits or disability benefits or agreement or arrangements, (z) vacation benefits or employee benefits including benefits in kind (other than phone and IT equipment), providing for advantages and benefits to its former or present corporate directors and officers or to the Anticipated Transferred Employees, which are more favorable to its employees than any mandatory plan, arrangement or fund provided by applicable labor Law or applicable Collective Bargaining Agreements.

(e)        Each of the Company and CECA (in respect of the Business) (i) is in compliance in all material respects with all applicable statutory, regulatory or contractual requirements or Collective

Bargaining Agreements with respect to their former and present corporate directors, officers or Anticipated Transferred Employees, including notably when applicable and without limitation, remuneration, working conditions, working time, health and safety, disability, protection of personal data, social security, personnel representation Laws, (ii) has in all material respects duly and timely fulfilled all payment and withholding obligations to its former and present employees, corporate directors and officers and when applicable to social security administration and tax administration, including without limitation all salaries, fees, commissions, bonuses, overtime pay, social security and tax contributions, retirement and pension benefits, holiday pays, other applicable contributions and benefits for all period (or portions thereof) ending on or prior to the Closing Date; and (iii) are not currently involved in any claim for social security matters and have not received any written assessment, injunction, or request for payment from any social security authority or other Governmental Authority in relation to social security matters that are still pending, other than for negligible amounts.

(f)         Schedule 4.18(f) to the Disclosure Letter contains a true and complete list of all Collective Bargaining Agreements.

(g)        Except as disclosed on Schedule 4.18(g) to the Disclosure Letter, as at the date hereof, there are no anticipated asbestos retirement over the 10 past years, lawsuit, arbitration, settlement proceeding, claim for or written notification pertaining to occupational accidents and/or illnesses, the recognition of occupational accidents and/or illnesses, the recognition of an inexcusable fault of the Company or CECA (in respect of the Business), the increase of disability/incapacity rates, death, anxiety, injury, illness or harassment claims against the Company or CECA (in respect of the Business) and no investigations by Governmental Authorities are pending or existing or, to the Knowledge of the Sellers, threatened in writing in relation to such matters.

(h)        Except as disclosed on Schedule 4.18(h) to the Disclosure Letter, the Company and CECA (in respect of the Business) have not terminated any of their employees in violation of applicable labor Laws or Collective Bargaining Agreements; there are no written complaints, or written claims (including from any Governmental Authorities) against the Company and CECA (in respect of the Business) from any of its former or present corporate directors and officers or Anticipated Transferred Employees, including but not limited to any employment status claim from any person working for the Company or CECA (in respect of the Business) under a non employment status.

(i)         All Employee Plans in which the Company and CECA (in respect of the Business) participate are listed in Schedule 4.18(i) to the Disclosure Letter.  There are no unpaid amounts past due in respect of any Employee Plans in which the Company and CECA (in respect of the Business) participate.  All Liabilities with regard to such Employee Plans (including Pension Liabilities) as at the Closing Date, have been properly accounted for by the Company and CECA (in respect of the Business) in accordance with the Accounting Principles.

(j)         Except as disclosed on Schedule 4.18(j) to the Disclosure Letter, as at April 13, 2016, there are no trade union disputes pending or existing and in the three (3) years preceding April 13, 2016 there have been no strikes, slowdowns, picketing or work stoppages and, to the Knowledge of the Sellers, none of the above have been expressly threatened as at April 13, 2016.

(k)        Except as disclosed on Schedule 4.18(k) to the Disclosure Letter, in the three (3) years preceding April 14, 2016 the Company has not entered into, nor has it made any application in respect of, any lay-off procedure or subsidized employment procedure (such as with regard to the Company “cassa integrazione” or “mobilità” or “contratto di solidarietà”) or similar procedures concerning the Transferred Employees.

(l)         The severance indemnity (with regard to the Company, “trattamento di fine rapporto”) due to the Anticipated Transferred Employees of the Company has been regularly set aside or paid in accordance with applicable Laws and, if set aside, is properly entered in the Financial Statements in accordance with applicable Accounting Principles.

(m)       In the past three (3) years, none of the former or present Consultants of the Company or CECA (in respect of the Business), nor any other Person, has successfully claimed, or can successfully claim, to be characterized as an employee to be employed by the Company or CECA (in respect of the Business) on an indefinite term basis and no such claim is currently pending or, to the Sellers’ Knowledge, threatened.

4.19     Personal Property.  Except as set forth on Schedule 4.19(i) to the Disclosure Letter, the Company and CECA or Arkema Shanghai (in respect of the Business) have good title to (free and clear of all Encumbrances except for Permitted Encumbrances), or hold by valid and existing lease or license, all the tangible personal property assets (excluding for the avoidance of doubt any real property or buildings) which are primarily or exclusively used or held for use for the conduct of its business as currently conducted. To the Knowledge of the Sellers, and except as set forth in Schedule 4.19(ii) to the Disclosure Letter, all such assets other than the Inventory (excluding for the avoidance of doubt tangible personal property which is no longer in use for the operation of the business of the Company) are in reasonable good maintenance, operating condition and repair within the standards applicable to the industry of the Business, normal wear and tear excepted, not in need of maintenance or repair, except for ordinary maintenance or repairs, maintenance capital expenditures or periodic shutdowns in the ordinary course. Except as set forth in Schedule 4.19(iii) to the Disclosure Letter and taking into account (i) the Excluded Assets, (ii) the rights, licenses, services and benefits to be provided to Purchaser pursuant to the Transaction Documents and (iii) the agreement and arrangements to be terminated at the Closing Date in accordance with Section 6.4, the Transferred Assets constitute all the assets, rights, licenses and services required or used to conduct the Business in all material respects as conducted during the fiscal year 2015 by the Sellers.

4.20     Affiliate Transactions.  Schedule 4.20 to the Disclosure Letter sets forth a list of all agreements involving expenditures in a yearly amount in excess of fifty thousand (50,000) euro between the Sellers’ Group on the one hand, and the Company, or, to the extent such agreement is exclusively related to the Business, CECA, on the other hand.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

5.1       Organization and Due Authorization.

(a)        The Purchaser is a company (corporation) duly organized and validly existing under the laws of the State of Delaware (USA).  The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)        The entering into of this Agreement and the performance of the Purchaser’s obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser.  This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c)        Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i)          conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii)         subject to obtaining the Required Permit Approvals, constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments.

(d)        Neither the Purchaser nor the Purchaser’s Guarantor is subject to or threatened to be subject to any Insolvency Proceedings.

(e)        The Purchaser’s Guarantor is a company (corporation) duly organized and validly existing under the laws of the State of Delaware (USA). The Purchaser’s Guarantor has full corporate power and authority to enter into this Agreement and to provide the Purchaser’s Guarantee as contemplated hereby. The entering into of this Agreement and the performance of the Purchaser’s Guarantor’s obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser’s Guarantor.  This Agreement has been duly signed by the Purchaser’s Guarantor and constitutes a legal, valid and binding obligation of the Purchaser’s Guarantor, enforceable against it in accordance with its terms.

5.2       Governmental Authorizations.  Other than the Required Permit Approvals, no Governmental Authorization or other third party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.

5.3       Financing.  The Purchaser has and will have as of the Closing Date sufficient resources available to it in immediately available funds to pay the Closing Purchase Price and to make such other payments as are required to be made by it pursuant to this Agreement.  The Purchaser’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the sale and purchase of the Transferred Shares and the Transferred Assets and the other transactions contemplated by this Agreement.

5.4       Acknowledgement.

(a)        The Purchaser acknowledges that it and its advisors have been given access to an electronic data room organized by the Sellers, and that it has reviewed the Disclosed Information to its reasonable satisfaction, has been afforded the opportunity to discuss the same with senior management of CECA and the Company and has taken the same into account in the terms of its offer to acquire the Transferred Assets and the Transferred Shares.  In entering into this Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and upon its own independent investigations.

(b)        The Purchaser further acknowledges that the representations and warranties of the Sellers set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the “Sellers’ Representatives”) regarding the Transferred Assets, the Business, the Transferred Shares, the Company or any other matter referenced in this Agreement, and that neither any of the Sellers nor any of the Sellers’ Representatives shall have any liability in respect of any such earlier representations, warranties or statements (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers’ Representatives).  Except as expressly set forth in this Agreement, neither any of the Sellers nor any of the Sellers’ Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Assets, the Business, the Transferred Shares, the Company or any of the transactions contemplated hereby

(including as to the accuracy or completeness of any information provided to the Purchaser or its representatives).  Without limiting the generality of the foregoing, the Purchaser acknowledges that neither any of the Sellers nor any of the Sellers’ Representatives makes any representation or warranty with respect to the future relations of the Company or the Business with any customers or suppliers, or with regard to the future financial or business prospects of the Company or the Business.

(c)        The Purchaser further acknowledges that neither any of the Sellers nor any of the Sellers’ Representatives makes any representation or warranty with respect to any financial projections, business plans, budgets, estimates, predictions or forecasts (collectively “projections”) relating to the Business or the Company (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers’ Representatives).  The Purchaser acknowledges that there are numerous assumptions reflected in such projections and significant uncertainties (and has had in this respect the opportunity to discuss the same with the management of the Business and the Company) inherent in attempting to make such projections, that the Purchaser is familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forward-looking statements furnished to it, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers’ Representatives with respect thereto.

ARTICLE VI
PRE-CLOSING COVENANTS

6.1       Required Permit Approvals.

(a)        As soon as reasonably practicable after the date hereof, the relevant Party shall (or shall cause its Affiliates (including in the case of the Sellers, the Company), where required), to make all appropriate filing with all relevant Governmental Authorities to obtain, as soon as reasonably practicable and in any event on or prior to the Closing Reference Date (but subject to the Closing), the Required Permit Approvals and any other Governmental Authorizations required to be obtained in connection with the transactions contemplated hereby (including, in the case of CECA, filing any application with the relevant Préfet or other relevant Governmental Authority as may be required by applicable Law in order to obtain an authorization to change the operator of any installation for which a prior approval is required).

(b)        Each relevant Party shall:

(i)          keep the other Party (it being specified that for the purpose of this Section 6.1, in respect of the Sellers, the other Party shall be deemed the Sellers’ Agent) regularly informed of the processing of such regulatory filings and in particular, if it becomes aware of anything that could result in any of the Required Permit Approvals being delayed or denied and to provide the other Party promptly with all non-privileged or non-commercially-sensitive documents and information concerning such filings and any communication exchanged with the relevant Governmental Authorities;

(ii)         invite the other Party and its advisors to participate in any meeting or telephone conversations with the relevant Governmental Authorities and to provide to the other Party any document to be handed to the relevant Governmental Authorities and a reasonable opportunity to discuss its content with the such relevant Party prior to its submission to the relevant Governmental Authority and shall consider and take into account all reasonable comments or suggestions made by the other Party in this respect; and

(iii)        give notice to the other Party of the receipt of any Required Permit Approvals within two (2) Business Day of its becoming aware of the same (including a copy of such Required Permit Approvals).

(c)        Each Party shall assist and cooperate with the other Party in preparing and filing all documents required to be submitted by the relevant Party pursuant to this Section 6.1 and in obtaining the Required Permit Approvals and any other Governmental Authorizations required to be obtained in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the relevant Party all information concerning such Party and its Affiliates which is required to be included in such notifications or documents or which may be requested by the relevant Governmental Authority).

(d)        The Purchaser shall and shall procure that its Affiliates (i) do all things necessary or appropriate to obtain the Required Permit Authorizations as soon as possible, including giving (or procure that a financial institution gives) any required guarantee, deposit or other undertaking and (ii) not take any actions that might reasonably be expected to make it more difficult to obtain the Required Permit Authorizations or to result in any delay in obtaining the same.

6.2       Compliance with Personal Data Protection Regulation.  As soon as practicable after the date of this Agreement and in any event prior to Closing Date, the Sellers shall make their commercially reasonable efforts so that the Company duly register its personal data files with its agency for data protection in accordance with the applicable data protection Law.

6.3       Ordinary Course of Business.  During the period from the date of this Agreement to the Closing, except as may be (w) contemplated by this Agreement, (x) disclosed on Annex 6.3, (y) required by applicable Law or by a Governmental Authority, or (z) consented to in writing beforehand by the Purchaser (which consent shall not be unreasonably withheld or delayed), each Seller (1) shall not sell, transfer, assign, pledge, dispose of or take any other action that would result in any Encumbrance being created on the Transferred Shares and (2) shall ensure that the Company and CECA (in respect of the Business) (A) carry on their business only in the ordinary course, and (B) do not take any of the following actions (excluding, in the case of CECA, items (i), (ii), (iii), (iv), (vi) and (xiii) if and only to the extent any such action does not have, and is not reasonably likely to have, any adverse impact on the Transferred Assets, the Transferred Liabilities and/or the Business):

(i)          amending its Organizational Documents;

(ii)         carrying out or entering into any acquisition of any Entity (or interests in the corporate capital thereof) or business, merger, demerger, spin-off, consolidation, joint-venture;

(iii)        altering its issued share capital or declaring, setting aside, making or paying any dividend or other distribution in respect of its profits, equity reserves or share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital;

(iv)       issuing, pledging or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(v)        incurring any indebtedness for borrowed money (including through the issuance of debt securities) in excess of one hundred thousand (100,000) euro (except pursuant to and in accordance with existing lines of credit or intragroup financing agreement);

(vi)       making or committing to make any capital expenditure in excess of five hundred thousand (500,000) euro and which involve payments after the Closing Reference Date;

(vii)      making any change in its accounting procedures or practices unless mandated by the accounting principles generally accepted in its jurisdiction of incorporation;

(viii)     disposing of, by sale, lease, transfer, pledge, license or other form of disposition any asset (other than inventory) which net book value in the accounts of the Company or CECA exceeds fifty thousand (50,000) euro;

(ix)       entering into, terminating, cancelling or materially amending any Material Contract;

(x)        except as may be required pursuant to applicable Law, by the Collective Bargaining Agreements or employment contracts in force at the date of this Agreement, entering into, terminate or modify any pension plan (or any arrangement that would be a pension plan if in effect on the date of this Agreement) or grant any bonuses, retention package, contractual termination indemnities, salary or wage increase, or otherwise increase the compensation payable to any Anticipated Transferred Employee, except for annual increases of wages within the frame of the annual mandatory negotiations and reasonable bonuses consistent with past practice;

(xi)       terminating, cancelling, amending, waiving or modifying any Governmental Authorization which is necessary for the conduct of the Business (subject to the actions contemplated in Section 6.1);

(xii)      making any settlement in or commencement of any Proceedings requiring it to pay an amount in excess of fifty thousand (50,000) euro;

(xiii)     any material change in any procedures or policies related to the Business;

(xiv)     changing in any material respect its practices for the collection of account receivables (including any acceleration of collections) or the payment of suppliers (including any deferral of payments);

(xv)      committing, in writing or otherwise, to take or authorize any of the actions set forth in the foregoing subsections (i) through (xv).

For the purposes of granting any consents which may be requested by the Sellers’ Agent or the Company pursuant to this Section 6.3, the Purchaser hereby designates James Coccagno with immediate effect and represents and warrants to, and agrees with, the Sellers that James Coccagno shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement.  Within five (5) Business Days of receipt of any request for consent by the Sellers’ Agent or the Company, the Purchaser shall have the right to notify the Sellers’ Agent or the Company that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting).  If the Purchaser shall not have notified the Sellers’ Agent or the Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

6.4       Termination of Intragroup Agreements.

(a)        The Purchaser hereby acknowledges and agrees that, on or immediately prior to Closing, the Sellers will, and will cause the Company to, terminate (without any indemnity, penalty or early termination fee being due by the Company or any liability to be assumed by the Purchaser as a result of such termination) the agreements of the Company with the Sellers or their Affiliates, including for the avoidance of doubt agreements entered into by any of the Sellers or their Affiliates with third parties and benefiting the Company, listed on Annex 6.4 (the “Terminated Intragroup Agreements”), and in a manner and on such terms that all outstanding payments due under such Terminated Intragroup Agreements shall be paid at Closing by the relevant debtor, provided, however, that (i) the Cash Pooling Receivable shall be settled in accordance with the provisions of Section 2.5 and (ii) the tax consolidation shall be terminated in accordance with Article XI. For the avoidance of doubt, it is understood and agreed that the collective bargaining agreements entered into by the Company shall remain in force after the Closing Date according to their terms and conditions.

6.5       Access and Information.

(a)        During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the terms of the Confidentiality Agreement, each Seller shall, and shall cause the Company to, use its best efforts to arrange for the Purchaser and its representatives to be granted reasonable access during normal business hours to the persons listed in Annex 6.5 premises and the books and records of the Business and the Company, and all other document and data relating to the Business or the Company’s business that are in their possession or control which Purchaser may reasonably request, for purposes of preparing for the Closing, provided that such access shall not unduly interfere with the normal business and operations of CECA and the Company.  Notwithstanding the foregoing, none of the Sellers shall be required to provide access to any information which it reasonably believes that it may not provide to the Purchaser or its representatives by reason of applicable Law, which constitutes information protected by attorney/client or other privilege, or which any of the Sellers or the Company is required to keep confidential by reason of a Contract with a third party.

(b)        The Sellers shall promptly inform the Purchaser in case of receipt by the Company or CECA (in respect of the Business) of a written notice by any of the Top 20 customers referred to in Section 4.16(d) (x) canceling or otherwise terminating, or (y) to the Knowledge of Sellers (i) threatening to cancel or to otherwise terminate, or (ii) materially and adversely modifying its relationship with the Business.

6.6       Public Announcements.  During the period from the date of this Agreement to the Closing, neither the Purchaser nor any of the Sellers shall, or shall permit any of its Affiliates, or any of its representatives or advisors to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party shall be permitted to make such public announcements (including without limitation file, to the extent required, a summary or copy of this Agreement on a Form 8-K or other filing under the U.S. Securities Laws) as may be required by applicable Law or the rules of the New York Stock Exchange.  In the event any such press release, public announcement or other disclosure is required by Law or the rules of the New York Stock Exchange to be made by the Party proposing to issue the same, such Party shall notify the other Party prior to the issuance or making of any such press release, public announcement or other disclosure (including without limitation file a copy of this Agreement on a Form 8-K or other filing under the U.S. Securities laws) and shall consult in good faith with the other Party and use its reasonable endeavors to take into account the reasonable requirements of such Party as to the timing, contents and manner of making any such press release, public announcement or other disclosure (including without limitation file, to the extent required, a summary or copy of this Agreement on a Form 8-K or other filing under the U.S. Securities laws).

6.7       Substitution and Release of Sellers Guarantees.

(a)        The Purchaser acknowledges that the Sellers and/or certain of their Affiliates have given or provided the guarantees, comfort letters and other undertakings listed on Annex 6.7 (as such annex will be updated prior to the Closing to reflect the guarantees, comfort letters and other undertakings given or provided by the Sellers or their Affiliates in the ordinary course of business after the date hereof and with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed)) (the “Sellers Guarantees”) to third parties in respect of obligations of CECA (in respect of the Business) or the Company and that the Sellers Guarantees must be released at or prior to the Closing.

(b)        During the period from the date of this Agreement to the Closing, the Purchaser shall use its commercially reasonable efforts, with the full and timely assistance and cooperation of the Sellers, to obtain (i) all third party consents required to cause the Purchaser to be irrevocably and unconditionally substituted as of the Closing Date for the relevant Seller and/or its Affiliates in respect of all obligations of the relevant Seller and/or its Affiliates under the Sellers Guarantees; and (ii) the full and complete, irrevocable and unconditional release of the relevant Seller and/or its Affiliates as of the Closing Date from all of its obligations, liabilities and indebtedness under each Sellers Guarantee. The Purchaser shall inform the Sellers’ Agent of the steps undertaken by the Purchaser in such connection and shall send prior notice to the Sellers’ Agent of any meeting with any third party beneficiary of a Sellers Guarantee to which it is invited to participate and the relevant Seller shall be entitled to attend such meeting.

6.8       Labor Matters.

(a)        Transfer of the CECA Transferred Employees

(i)          The Parties acknowledge and agree that article L. 1224-1 of the French Labor Code shall apply to the transaction contemplated hereby and that at the Closing and effective as of the Closing Date all the employment agreements of the CECA Transferred Employees, in force immediately before the Closing Date shall automatically be transferred to the Purchaser in accordance with article L. 1224-1 of the French Labor Code.

(ii)         In accordance with article L.2414-1 of the French Labor Code, the Parties acknowledge and agree that the contract of employment of any CECA Transferred Employees who are afforded special protection under French Law will be transferred only with the prior authorization from the applicable inspecteur du travail.

(b)        Employment Offer. On or prior to the Closing and with effect as of the Closing Date, the Purchaser shall offer to employ each Anticipated Voluntary Transferred Employee listed in Annex 6.8(b), from and after the Closing in a position offering terms pertaining to salary or wages, commissions, bonuses, incentive compensation and employee benefits that are at least as favourable as those applicable to such Anticipated Voluntary Transferred Employee immediately prior to the Closing Date, it being specified that the offer made to the employee identified as the “Responsable du service procédés” in Annex 6.8(b) shall include the proposed modification of his employment agreement so as to allow the performance of the Secondment Agreement.

(c)        Transfer of retirement savings plans (Plans d’épargne pour la retraite collectifs) and saving plans (Plans d’épargne) of CECA Transferred Employees. The Sellers will cooperate with the Purchaser to allow the transfer to the Purchaser and/or its Affiliates of the retirement savings plans (plans d’épargne pour la retraite collectif) and saving plans (plans d’épargne) of CECA and benefiting to the CECA Transferred Employees and, in such connection, shall provide the Purchaser with any relevant information and, to the extent possible, take all commercially reasonable measures (at the Purchaser’s expense) which could reasonably be required on the part of the Sellers for such matter.

(d)        Business Employee Loans.  The Purchaser acknowledges that loans have been and/or will be extended to certain Transferred Employees by CECA (the “Business Employee Loans”), including to finance such employees’ participation to capital increases of Arkema S.A. The Sellers’ Agent shall notify the Purchaser not less than five (5) Business Days prior to the Closing Date the names of the concerned Transferred Employees and the outstanding amount under the Business Employee Loans granted to each of them as of the Closing Date.

(e)        Key employees. The Parties hereby acknowledge that the consummation of the transactions contemplated by this Agreement will be a “change of control” (or similar phrase) of the Company to the extent relevant under the applicable Collective Bargaining Agreement. Subject to applicable Law, the Purchaser shall be entitled to discuss, with the reasonable cooperation of the Sellers, with the General Manager (Direttore Generale) of the Company with a view to obtaining such employee’s consent to refrain from terminating or purporting to terminate his employment agreement as a result of the Closing.

6.9       Assignability and Material Consents.

(a)        Non-Assignable Items.  Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, neither this Agreement nor any of the Transaction Documents shall constitute an agreement to sell, convey, assign or transfer any asset, or any claim, right or benefit arising under or resulting from such asset, to the Purchaser, if an attempted sale, conveyance, assignment or transfer thereof, without the prior consent, approval, authorization, waiver or agreement of another Person (a “Third Party Consent”), would (i) violate or is otherwise prohibited under any applicable Law, or (ii) constitute a breach or other contravention of the rights of a third party (the “Non-Assignable Items”).

(b)        Material Consents.  With respect to (i) the Business Contracts and (ii) the Shared Contracts:

(i)          the Sellers shall use their reasonable best efforts to obtain, prior to Closing, all Third Party Consents (the “Material Consents”) necessary to authorize, approve or permit the sale, conveyance, assignment, transfer or continuation of such contracts and of the portion of the Shared Contracts that relates to the Business (the “Shared Contract Business Portion”), provided that:

(A)           the Purchaser shall diligently assist and cooperate in good faith with the Sellers to obtain the Material Consents by providing any information or otherwise taking (at its cost and expense) any reasonable actions which the Sellers may reasonably request and that do not require Purchaser to make any payment or deliver any guarantee, comfort letter or similar undertaking to any third party or to accept any change to any such contracts or portion of Shared Contracts;

(B)           the Sellers shall not be required to compromise any right, asset or benefit, to expend any amount, to make any payment or deliver any guarantee, comfort letter or similar undertaking to any third party to obtain a Material Consent and shall not accept any change to any such contracts or Shared Contract Business Portion (other than any changes of an administrative nature required to permit its assignment or transfer to the Purchaser) without the prior written consent of the Purchaser (it being understood and agreed, however, that in the event that the Purchaser shall have (a) consented to a change proposed by a third party and (b) agreed to hold the Sellers harmless from and against the consequences of such change, then the relevant Sellers shall be required to accept such change); and

(C)           the failure to obtain any or all of such Material Consents shall not entitle the Purchaser to terminate this Agreement or not to complete the transactions contemplated hereby; and

(ii)         in the event that any Material Consent is not obtained on or prior to Closing, the Sellers shall:

(A)           provide the Purchaser, no later than three (3) Business Days prior to the Closing Date, with a list of the Material Consents which have not been obtained as of such date;

(B)           continue to use their reasonable best efforts (on the basis described above) to obtain such Material Consent until the first to occur of (a) the date which is six (6) months after the Closing Date, (b) the date of expiration of the relevant contract (provided that the Sellers shall not be obligated to extend the stated term of the relevant contract, including pursuant to any available automatic renewal option), and (c) the termination by the relevant third party of the relevant contract; and

(C)           cooperate in good faith with the Purchaser to put in place, as from the Closing Date, such arrangements as the Sellers and the Purchaser may find to provide that the Purchaser or the Company, as applicable, shall, to the extent reasonably practicable and legally feasible, receive all benefits and be responsible for all liabilities under each such contract, or, in respect of Shared Contracts, the Shared Contract Business Portion, until the first to occur of (a) the date of expiration of the relevant contract (provided that the Sellers shall not be obligated to extend the stated term of the relevant contract, including pursuant to any available automatic renewal option), (b) the termination by the relevant third party of the relevant contract, subject to the performance by the Purchaser or the Company of the applicable obligations thereunder and (c) the date which is six (6) months after the Closing Date.

(iii)        The Sellers shall keep Purchaser reasonably and timely informed of all measures taken in accordance with this Section 6.9(b).

6.10     Name Change of the Company.  At Closing, the Purchaser shall cause the required actions to be taken in order to change, effective as of the Closing Date, the corporate name of the Company to delete the name “CECA”.

6.11     Disclosure Supplement.  During the period from the date hereof to the Closing Date, the Sellers shall be entitled to supplement and amend the Schedules to the Disclosure Letter to update information, events, agreements, transactions or occurrences to be set forth therein, in each case, promptly after the Sellers become aware of any such information, events, agreements, transactions or occurrences, provided that no such supplement or amendment shall be made to add, modify or update any information, events, agreements, transactions or occurrences if such supplement or amendment arises from matters existing on or prior to the date hereof; and provided further that such supplement or amendment shall be deemed disclosed but shall not qualify, or constitute exceptions to, any representations and warranties of Sellers contained in Article IV or limit Purchaser’s right to indemnification under Article VII. Notwithstanding the foregoing, in case such supplement or amendment would constitute, or would be expected to result in, a Material Adverse Change, Purchaser shall be entitled not to consummate the transactions contemplated by this Agreement and to terminate the Agreement in accordance with Section 8.1 below.

6.12     Information Systems.  From the date hereof until the Closing, and subject to applicable Laws and the terms of this Agreement, the Parties shall cooperate to adapt the Seller’s Group information systems with a view to enable the Company and the Business to operate without disruption at Closing. To this end, dedicated applications will be created for the Business and the Company within the Sellers’ Group Information Technology environment. Such applications will essentially consist of duplications of Seller’s Group own applications with a view to provide the Purchaser sufficient time to implement its migration project to its own applications and IT infrastructure as from the Closing Date until the end of the IT TSA at the latest. In this respect a network interconnection will be created between the Seller’s Group’s and the Purchaser’s WAN (Wide Area Network) and will remain active from the Closing Date until the end of the IT TSA.

6.13     Real Estate.

(a)        Required Material Consents.

(i)          As soon as reasonably practicable after the date hereof and in any event no later than five (5) Business Days after the date hereof, CECA shall make or cause to be made all appropriate filing with all relevant Third Parties and Governmental Authorities to obtain, as soon as reasonably practicable and in any event on or prior to the Closing Reference Date, the Required Material Consents and any other express or tacit waiver from the relevant Municipalities and SAFERs having a pre-emption right over a portion of Business Owned Real Property.

(ii)         The Purchaser shall assist and cooperate with CECA in preparing and filing all documents required to be submitted by CECA pursuant to this Section 6.13 and in obtaining the Required Material Consents (which assistance and cooperation shall include (i) timely furnishing to CECA all information concerning the Purchaser and its Affiliates which is required to be included in such such filings or documents or which may be requested by the relevant Third Party or Governmental Authority and (ii) in respect of the waiver of SAFER’s pre-emption rights, timely providing the undertaking referred to in article R.143-3, al. 4 of the Code Rural et de la Pêche Maritime for the portions of the Business Owned Real Property covered by the arrêtés préfectoraux referred to in sections 10.3.1.2 and 10.3.1.3 of the Data Room and related to the operation of the Saint Bauzile and Riom quarries, which are used or intended to be used for mineral extraction).

(iii)        CECA shall keep the Purchaser regularly informed of the processing of such filings and give notice to the Purchaser of the receipt of any Required Material Consent within four (4) Business Day of its becoming aware of the same (including a copy of such Required Material Consent, as applicable).

(b)        Exercise of Preemption Rights.  Without prejudice to the conditions to the respective obligations of the Parties set forth in Article III hereto, in the event that any of the Municipalities or SAFER having a preemption right over a portion of the Business Owned Real Property as a result of the transactions contemplated by this Agreement has validly exercised such right, and subject to the Closing, (i) such portion of the Business Owned Real Property shall be deemed excluded from the Business Owned Real Property and (ii) the Business Purchase Price shall be automatically reduced by an amount equal to the amount actually received net of tax and other expenses by CECA from the relevant Municipality or SAFER having exercised such pre-emption right.

(c)        Fortage Agreement.

(i)          The Parties acknowledge that an undertaking to sell and purchase the portion of the Business Owned Real Property described in Annex 6.13(c)(i) (the “Laffont Business Owned Real Property”) has been entered into between CECA and Ms Laffont pursuant to a notarized purchase deed dated May 17, 2004 (the “Undertaking Agreement”). As a result thereof, the Laffont Business Owned Real Property shall be deemed excluded from the Business Owned Real Property and CECA and the Purchaser shall enter into a contrat de fortage (in three originals) no later than five (5) Business Days prior to the Closing Date in the form attached as Annex 6.13(c)(ii) with respect to the Laffont Business Owned Real Property (the “Fortage Agreement”).  CECA and the Purchaser shall cause the Fortage Agreement to be reiterated before the Purchaser’s notary immediately after the Closing on the Closing Date and for such purpose shall deliver at Closing to the Purchaser’s notary one original of the Fortage Agreement duly executed by the parties thereto.

(ii)         If and only to the extent a claim, demand or Proceeding is asserted, notified or instituted by Ms Laffont and/or her successors and assigns (“Ms Laffont’s Claim”) against CECA and/or the Purchaser and/or any of its Affiliates in connection with the entering into, the execution and/or the termination of the Fortage Agreement by CECA and the Purchaser (except as a result of a breach of the Fortage Agreement by the Purchaser and/or its relevant Affiliates):

(A)           if such Ms Laffont’s Claim is asserted, notified or instituted against the Purchaser and/or any of its Affiliates, the Purchaser and/or its relevant Affiliates shall notify CECA of such claim within thirty (30) days of receipt of such Ms Laffont’s Claim;

(B)           if such Ms Laffont’s Claim is asserted, notified or instituted against CECA and/or any of its Affiliates, CECA shall notify the Purchaser and/or its relevant Affiliates of such claim within thirty (30) days of receipt of such Ms Laffont’s Claim;

(C)           in any event (i.e. in cases referred to in paragraph (A) and (B) above), CECA shall control the defense of such Ms Laffont’s Claim and shall conduct the defense actively and diligently. CECA shall keep the Purchaser and/or its relevant Affiliates reasonably informed of the development of the underlying Ms Laffont’s Claim. The Purchaser and/or its relevant Affiliates shall assist and cooperate with CECA in connection with such Ms Laffont’s Claim (Purchaser’s and/or its relevant Affiliates’ costs and expenses in relation therewith shall be taken into account for purposes of Section 6.13(c)(ii)(D) below);

(D)           the costs and expenses (including reasonable attorney fees) of such Ms Laffont’s Claim shall be shared by CECA and the Purchaser and/or its relevant Affiliates on a respectively 70/30 basis upon CECA and the Purchaser and/or its relevant Affiliates evidencing the costs and expenses actually paid by them (x) for the defense of Ms Laffont’s Claim, in the case of CECA, or (y) for cooperating and assisting CECA in relation therewith, in the case of Purchaser and/or its relevant Affiliates; it being specified that such costs and expenses shall be borne exclusively by CECA if the Ms Laffont’s Claim is asserted, notified or instituted against CECA only by Ms Laffont and/or her successors and assigns (including, for the avoidance of doubt, if CECA brings the Purchaser and/or its relevant Affiliates into the proceedings related to the Ms Laffont’s Claim); and

(E)           any damages payable to Ms Laffont and/or her successors and assigns pursuant to a final non-appealable judgment or a settlement agreement consented to by CECA in connection therewith shall be borne exclusively by CECA.

(iii)        The Parties acknowledge and agree that this Section 6.13(c) shall be the sole and exclusive remedy of the Purchaser and/or its relevant Affiliates against CECA in connection with the consequences of Ms Laffont’s Claim related to the Fortage Agreement and that the provisions of this Section 6.13(c) shall apply for the duration of the Fortage Agreement.

6.14     Purchaser’s Guarantee.

(a)        The Purchaser’s Guarantor hereby irrevocably and unconditionally guarantees, on a joint and several basis, the prompt and complete performance by the Purchaser of all its obligations under and pursuant to this Agreement and/or any Transaction Documents, including without limitation its payment obligations set forth in Article II and its indemnification obligations set forth in Article VII (the “Purchaser’s Guarantee”).

(b)        The Purchaser’s Guarantor undertakes with the Sellers that if and whenever the Purchaser does not pay any amount (including principal, interest, fees and any other accessory claim of any nature whatsoever) when due under this Agreement, the Purchaser’s Guarantor shall pay that due and payable amount within a period of five (5) Business Days of receipt of a notice claiming payment of that amount duly signed by the Sellers’ Agent.

(c)        The Purchaser’s Guarantee is governed by the provisions of articles 2288 et seq. of the French Code Civil.

(d)        The Purchaser’s Guarantor (a) waives any rights it may have under article 2298 (bénéfice de discussion) or article 2303 (bénéfice de division) of the French Code Civil, (b) undertakes not to exercise any rights it may have against the Sellers under article 2309 of the French Code Civil and (c) agrees that the Purchaser’s Guarantee will remain in full force and effect and that it will remain liable under the Purchaser’s Guarantee notwithstanding (i) any change to the legal form of any of the Sellers and/or the Purchaser or (ii) any merger, spin off, amalgamation, reconstruction, reorganization or partial transfer of assets in consideration for shares of any of the Sellers and/or the Purchaser or of their successors or assigns with any other person.

6.15     Sellers’ Parent Guarantee.

(a)        The Sellers’ Guarantor hereby irrevocably and unconditionally guarantees, on a joint and several basis, the prompt and complete performance by the Sellers of their respective obligations under and pursuant to thus Agreement and/or any Transaction Documents, including without limitation the payment obligations of the Sellers set forth in Article II (as the case may be) and their respective indemnification obligations set forth in Article VII (the “Sellers’ Parent Guarantee”).

(b)        The Sellers’ Guarantor undertakes with the Purchaser that if and whenever a Seller does not pay any amount (including principal, interest, fees and any other accessory claim of any nature whatsoever) when due under this Agreement, the Sellers’ Guarantor shall pay that due and payable amount within a period of five (5) Business Days of receipt of a notice claiming payment of that amount duly signed by Purchaser.

(c)        The Sellers’ Parent Guarantee is governed by the provisions of articles 2288 et seq. of the French Code Civil.

(d)        The Sellers’ Guarantor (a) waives any rights it may have under article 2298 (bénéfice de discussion) or article 2303 (bénéfice de division) of the French Code Civil, (b) undertakes not to exercise any rights it may have against the Purchaser under article 2309 of the French Code Civil and (c) agrees that the Sellers’ Parent Guarantee will remain in full force and effect and that it will remain liable under the Sellers’ Parent Guarantee notwithstanding (i) any change to the legal form of any of the Sellers and/or the Purchaser or (ii) any merger, spin off, amalgamation, reconstruction, reorganization or partial transfer of assets in consideration for shares of any of the Sellers and/or the Purchaser or of their successors or assigns with any other person.

6.16     Accounting Transition Services Agreement.  The Parties shall discuss in good faith a potential adjustment of the Fees (as such term is defined in the Accounting Transition Services Agreement) in case the Recipient allocates adequate resources to carry out the Services internally at least one month prior to the Closing Date.

ARTICLE VII
REPAYMENT AND INDEMNIFICATION OBLIGATIONS

7.1       Repayment Obligations of the Sellers.  From and after the Closing and subject to the provisions of this Article VII:

(a)        the Sellers shall pay to the Purchaser, as a partial repayment of the Purchase Price, the amount of any and all Damages actually suffered by the Purchaser or the Company as a direct result of:

(i)          any breach of any representation or warranty made by the Sellers contained in this Agreement; and/or

(ii)         any Specific Liability,

and

(b)        the Sellers shall indemnify and hold harmless the Purchaser from and against any Excluded Liability.

From and after the Closing and without prejudice to Section 6.13(c)(ii), the right to a partial repayment of the Purchase Price provided for in this Section 7.1 shall be the Purchaser’s exclusive remedy for any such breach of representation or warranty or in connection with the Specific Liabilities and, save the case of fraud or willful misconduct (dol), the Purchaser hereby waives any other rights to claim for money damages or to rescission it may have in connection therewith. For the avoidance of doubt, it is understood and agreed that the Purchaser’s right to obtain any remedy available at Law for any breach of any covenant or obligation of any of the Sellers contained in this Agreement or any other Transaction Documents shall not be excluded or limited in any manner.

7.2       Indemnification Obligations of the Purchaser.  From and after the Closing and subject to the provisions of this Article VII, the Purchaser shall pay to the Sellers, and indemnify and hold harmless the Sellers from and against:

(a)        the amount of any and all Damages actually suffered by the Sellers as a direct result of any breach of any representation or warranty made by the Purchaser contained in this Agreement; and/or

(b)        any Transferred Liability.

From and after the Closing, the right to indemnification provided for in this Section 7.2 shall be the exclusive remedy of the Sellers for any such breach of representation or warranty or in connection with the Transferred Liabilities and, save the case of fraud or willful misconduct (dol), the Sellers hereby waives any other rights to claim for money damages or to rescission they may have in connection therewith. For the avoidance of doubt, it is understood and agreed that the Sellers’ right to obtain any remedy available at Law for any breach of any covenant or obligation of the Purchaser contained in this Agreement or any other Transaction Documents shall not be excluded or limited in any manner.

7.3       Method of Asserting Claims, etc.  A Party making a claim for a partial repayment of the Purchase Price or for indemnification under this Article VII shall, for the purposes of this Agreement, be referred to as the “Indemnified Party” and the Party against whom such claim is asserted under this Article VII shall, for the purposes of this Agreement, be referred to as the “Indemnifying Party”.  All claims by an Indemnified Party under this Article VII shall be asserted (as a condition to their validity) and resolved as follows:

(a)        Claim Notices.  In the event that (x) any claim, demand or Proceeding is asserted, notified or instituted by any Person (including by any Governmental Authority) other than the Parties hereto and their respective Affiliates (a “Third Party”) which, if successful, could give rise to Damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder (any such claim, demand or Proceeding, a “Third Party Claim”), or (y) any Indemnified Party shall have a claim to receive a partial repayment of the Purchase Price from or to be indemnified by any Indemnifying Party which does not involve a Third Party Claim (any such claim, a “Direct Claim”), the Indemnified Party shall send to the Indemnifying Party a written notice (a “Claim Notice”) specifying the factual basis of such claim and the amount or a good faith estimated amount of related Damages to the extent such amount is known or can be determined (which estimate shall not be conclusive of the final amount of such claim), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which a right to a partial repayment of the Purchase Price or to be indemnified is claimed, and such available supporting evidence as may reasonably be required by the Indemnifying Party to assess the merits of the claim and the computation or estimate of Damages.

(b)        Time for Claim Notice.  The Indemnified Party shall send a Claim Notice: (i) in the case of a Third Party Claim, within thirty (30) days of receipt (including by the Company, in the case of the Purchaser) of actual notice of such Third Party Claim (or such shorter period as may be warranted under the circumstances (e.g., in the case of emergency proceedings or when a response to a notification must be given within a time period in order to avoid a forfeiture of rights) to permit the Indemnifying Party to exercise its rights hereunder); and (ii) in the case of a Direct Claim, with reasonable promptness in view of the circumstances (but in no event later than thirty (30) days after the Indemnified Party (including the Company, in the case of the Purchaser) first becomes aware of the facts upon which the Direct Claim is based). For avoidance of doubt, failure by the Indemnified Party to comply with such notice periods shall have no consequences on its right to make a claim for indemnification under this Agreement, provided, however, that any such failure shall relieve the Indemnifying Party from any liability that it may have to the Indemnified Party to the extent of any increase of the Damage resulting from such failure.

(c)        Direct Claims.  In the event of a Direct Claim, the Indemnifying Party shall have thirty (30) days following its receipt of the relevant Claim Notice or, if the amount of the claim was not determined at the time of the Claim Notice, the date on which the amount of the Direct Claim has been notified to it by the Indemnified Party (the “Direct Claim Review Period”) to make such investigation of the underlying claim as it considers reasonably necessary or desirable.  During the Direct Claim Review Period, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable endeavors to reach an agreement with respect to the validity and the amount of the Direct Claim.  If the Indemnifying Party and the Indemnified Party agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party, within ten (10) days following the date of such agreement, the full agreed amount of such Direct Claim.  If the Indemnifying Party and the Indemnified Party fail to agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and/or amount of such Direct Claim, the dispute may be resolved in accordance with Section 12.11.

(d)        Third Party Claims.

(i)          Third Party Claim Review Period.  In the event of a Third Party Claim, the Indemnifying Party shall have thirty (30) days following its receipt of the relevant Claim Notice (the “Third Party Claim Review Period”) to make such investigation of the underlying claim as it considers reasonably necessary or desirable.  During the Third Party Claim Review Period, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable endeavors to reach an amicable solution with respect to such Third Party Claim.  If the Indemnifying Party and the Indemnified Party fail to agree, on or prior to the expiration of the Third Party Claim Review Period, upon an amicable solution with respect to such Third Party Claim, the dispute may be resolved in accordance with Section 12.11.

(ii)         Defense of Third Party Claim.

(A)           From and after the delivery of a Claim Notice hereunder and until such time, if any, as it is determined or agreed that the Indemnifying Party has no liability to the Indemnified Party in respect of the relevant Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to control the defense of such Third Party Claim and to retain (at its expense) counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party (including the Company if the Purchaser is the Indemnified Party), unless: (i) such Third Party Claim may result in injunctions, equitable or other non monetary remedies which, in the Purchaser’s reasonable opinion, are likely to materially adversely impact the Business or the business of the Company (excluding Remedial Actions which shall be carried out in accordance with Section 7.9) in respect of the Indemnified Party and/or any of its Affiliates (including the Company), or (ii) such Third Party Claim in respect of which the Sellers would, if liable, likely be liable to the

Purchaser or the Company for less than 50% of the total amount of the corresponding Damage (after taking into account the monetary limitations on the Sellers’ liability set forth in this Article VII); provided, in any case, that the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party shall (and, if the Purchaser is the Indemnified Party, shall procure that the Company) cooperate with the Indemnifying Party and its counsel and furnish to the Indemnifying Party and its counsel all information and documentation as may be reasonably requested by the Indemnifying Party and its counsels in defending such Third Party Claim.  The Indemnified Party may assist, at its expense, in the defense of any Third Party Claim with counsel of its choice, reasonably acceptable to the Indemnifying Party.  The Indemnifying Party shall keep the Indemnified Party reasonably informed of the development of the underlying claim. The conduct of the defense of a Third Party Claim by the Indemnifying Party shall not be deemed to constitute an admission or acknowledgment by the Indemnifying Party of liability to the Indemnified Party in respect of such Third Party Claim. Notwithstanding anything to the contrary in this Section 7.3(d)(ii)(A), the relevant Indemnifying Party shall always be entitled to control the defense of a Third Party Claim related to any matter referred to in paragraphs (iii) and (iv) of the definition of Specific Liabilities.

(B)           In the event that the Indemnifying Party (x) shall fail to assume control of the defense of a Third Party Claim with reasonable promptness after written notice to such effect by the Indemnified Party, or (y) shall notify the Indemnified Party of its intention not to assume control of the defense of a Third Party Claim, the Indemnified Party shall conduct (or if the Purchaser is the Indemnified Party, shall procure that the Company conducts) the defense of such Third Party Claim (subject to subsection (iv) below) in good faith and using all reasonable means and defenses available to it (or if the Purchaser is the Indemnified Party, to the Company) and shall have the right to retain counsel of its choice, reasonably acceptable to the Indemnifying Party, at the cost of the Indemnifying Party (under circumstances where the Indemnifying Party is ultimately found to be liable for Damages resulting from or arising out of such Third Party Claim).  The Indemnifying Party may assist, at its expense, in the defense of any Third Party Claim with counsel of its choice, reasonably acceptable to the Indemnified Party.  The Indemnified Party shall keep the Indemnifying Party reasonably informed of the development of the underlying claim.

(C)           If the Indemnifying Party shall assume control of the defense of any Third Party Claim, any awards of costs paid by a third party to the Indemnified Party (including in the case of the Purchaser, the Company) or to the Indemnifying Party in the context of such Third Party Claim shall be for the account of the Indemnifying Party.

(iii)        Counterclaim and Cross-Claim.  To the extent reasonably requested by the Indemnifying Party and related to the claim in question, the Indemnified Party shall make (or if the Purchaser is the Indemnified Party, shall procure that the Company makes) any counterclaim against any Person asserting such Third Party Claim or any cross-claim against any other Person which may be liable.  The Indemnifying Party shall bear the cost of any such counterclaim or cross-claim, which shall not be settled without the prior written consent of the Indemnified Party.

(iv)       Settlement of Third Party Claims.  The Indemnifying Party shall not be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made without its prior written consent (and if the Purchaser is the Indemnified Party, no amounts payable in respect of any such settlement or compromise of a Third Party Claim made without the prior written consent of the Indemnifying Party shall be taken into account in the computation of the Cumulative Threshold Amount).  In such connection, in the event that (x) the Indemnified Party (or if the Purchaser is the Indemnified Party, the Company) shall receive from a Third Party or (y) the Indemnified Party (or if the Purchaser is the Indemnified Party, the Company) shall propose to make to a Third Party, an offer of settlement of a Third Party Claim (a “Settlement Offer”), the Indemnified Party shall notify the Indemnifying Party of such Settlement Offer as promptly as practicable upon receipt thereof from the Third Party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related available supporting documentation reasonably required to enable the Indemnifying Party to assess the relative merits of the Settlement Offer.  At the reasonable request of either the Indemnified Party or the Indemnifying Party, the Parties will consult in good faith with respect to any such Settlement Offer.  The Indemnifying Party shall then determine in the exercise of its own business judgment whether or not to consent to the Settlement Offer.  In the event that a Settlement Offer is received which the Indemnifying Party, but not the Indemnified Party, is willing to accept, the Indemnified Party may elect to continue the defense of such Third Party Claim at its own expense, in which case the liability of the Indemnifying Party shall be limited to the lesser of: (i) the amount of Damages calculated as if the Third Party Claim were settled in accordance with the proposed Settlement Offer; and (ii) the Damages actually suffered by the Indemnified Party (or, if the Purchaser is the Indemnified Party, the Company), taking into account the final determination of the Third Party Claim.

(v)        Existing Third Party Claims.  For the purposes of this Article VII, without prejudice to said Article VII and to Section 6.3, the defense of any Third Party Claims asserted or initiated prior to the Closing shall be handled in accordance with the provisions of Section 7.3(d)(ii) through (iv), and the Indemnifying Party shall be deemed to have received a Claim Notice in respect thereof on a timely basis and, as the case may be, without prejudice to the obligation of the Sellers to disclose such claim pursuant to the provisions of Section 4.15 and Section 6.11.

(e)        Access.  From and after the delivery of a Claim Notice hereunder, upon the written reasonable request of the Indemnifying Party, the Indemnified Party shall use its best efforts to grant to the Indemnifying Party and its representatives (including professional advisors) reasonable access to the premises, books, records, employees and senior management of the Indemnified Party (including the Company, if the Purchaser is the Indemnified Party) to the extent reasonably related to the matters to which the Claim Notice relates, subject in each case to the Indemnifying Party and its representatives each signing a confidentiality agreement. Except in connection with such Claim Notice, the defense of any related Third Party Claim and any counterclaims or cross-claims made pursuant to subsection (d)(iii) above, the Indemnifying Party will not, and shall require that its representatives do not, use or disclose to any third party other than the Indemnifying Party’s representatives (except as may otherwise be required by applicable Laws) any information obtained pursuant to this subsection (e) which is reasonably designated as confidential by the Indemnified Party.  All such access shall be granted during normal business hours, and shall be granted under conditions which will not unduly interfere with the business and operations of the Indemnified Party (or, if the Purchaser is the Indemnified Party, the Company).  Notwithstanding the foregoing, the Indemnified Party shall not be required to provide access to any information which it may not provide to the Indemnifying Party and its representatives by reason of applicable Law or which constitutes information protected by attorney/client privilege.

(f)         Cooperation.  From and after the delivery of a Claim Notice hereunder, in the event that any Damage is susceptible of remedy, the Indemnified Party may determine in the exercise of its own business judgment whether or not to allow the Indemnifying Party an opportunity to implement such remedy within a reasonable period.

(g)        Duty to Mitigate.  The Indemnified Party shall use its commercially reasonable endeavors (and if the Purchaser is the Indemnified Party, it shall procure that the Company use their commercially reasonable endeavors) to mitigate any Damages resulting from or arising out of any matters giving rise to a claim for a partial repayment of the Purchase Price or indemnification under this Article VII, including making and diligently pursuing such claim pursuant to any insurance policies covering such Indemnified Party (or if the Purchaser is the Indemnified Party, the Company), it being agreed that such duty to mitigate shall not include the requirement to compromise any right, to deliver any guarantee or to accept any changes to any contract.

(h)        Payment.

(i)          No amount shall become due and payable by an Indemnifying Party to an Indemnified Party (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability; and (y) in respect of any Third Party Claim unless and to the extent that the Indemnified Party (or if the Purchaser is the Indemnified Party, the Company) is under the obligation to pay the relevant Damages to the relevant third party as a result of a final non-appealable judgment of a court of competent jurisdiction, a final non appealable decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties entered into in accordance with the terms of this Agreement.

(ii)         Subject to paragraph (i) above, any payment due by the Sellers to the Purchaser in respect of any claim shall be payable within thirty (30) Business Days following:

(A)           the date determined by mutual agreement between the Indemnified Party and the Indemnifying Party or the date of issuance of a final non-appealable judgment pursuant to Section 12.11 (or, if later, the date for payment set forth in such judgment); or

(B)           in the case of a Third Party Claim, the date on which payment must be made to the relevant third party pursuant to a final settlement of such Third Party Claim reached in accordance with and subject to the terms and conditions of this Agreement.

7.4       Calculation of Damages.

(a)        Deductions.  In calculating the amount of any Damages which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to Section 7.1(a), there shall be deducted:

(i)          the amount of any indemnification or other recoveries (including insurance proceeds) actually received by the Purchaser or the Company from any Third Party with respect to such Damages (net of costs of enforcement, deductibles, premium increases and adjustments);

(ii)         the amount of any reserve or provision included in any Company Post-Closing Adjustment Amounts or any Business Post-Closing Adjustment Amounts for Damages of the type to which such claim relates, but only to the extent such reserve or provision has been specifically recorded to address any such Damages (i.e. non-specific provision shall not be taken into account for the purpose of this Section 7.4(a)); and

(iii)        the amount of any corresponding Tax savings or benefit (including any Tax reduction, credit, or loss carry-back or carry-forward) available to the Purchaser or the Company as a result of such Damages, provided, however, that if any Tax Governmental Authority imposes any Tax upon the Purchaser by reason of any indemnification for any Damages, the total amount of the indemnification net of such Tax shall be equal to the Damages as determined in this Section 7.4(a) (grossed up for such increase).

(b)        No Multipliers.  For purposes of computing the amount of any Damages, only the Damages actually sustained by the Purchaser or the Company shall be taken into account, to the exclusion of any price/earnings or similar multiplier or valuation factor (whether or not implicit in the Purchase Price).

(c)        Subsequent Repayments.  In the event that the availability or amount of any deduction referred to in this Section 7.4 is determined only after payment by the Sellers of the amount otherwise required pursuant to this Article VII, the Purchaser shall repay to the Sellers as promptly as practicable after such determination any such payments that the Sellers would not have had to make pursuant to this Article VII had such determination been made at or prior to the time of such payment.

7.5       Limitations on Sellers’ Liability.

(a)        Thresholds.  Subject to Section 7.8, no claim for a partial repayment of the Purchase Price may be brought by the Purchaser under Section 7.1(a)(i), and no amount shall become due and payable by the Sellers in respect of any such claim brought by the Purchaser, unless:

(i)          the amount of Damages against which the Purchaser is entitled to receive a partial repayment of the Purchase Price in respect of any single claim exceeds one hundred thousand euro (€100,000) (the “Individual Claim Threshold Amount”) (it being understood that if the amount of such Damages shall exceed the Individual Claim Threshold Amount, the Sellers’ repayment obligation shall extend to the entire amount of such Damages, including the amount up to the Individual Claim Threshold Amount, subject however to clause (ii) below), and

(ii)         the cumulative and aggregate amount of all Damages in respect of which the Sellers are obligated to make a partial repayment of the Purchase Price under the preceding clause (i) shall exceed one million euro (€1,000,000) in the aggregate (the “Cumulative Threshold Amount”), it being agreed that the Sellers’ repayment obligation shall cover only the amount of Damages which is in excess of the Cumulative Threshold Amount.

(b)        Maximum Liability.  Subject to Section 7.8, notwithstanding any other provisions of this Agreement, the maximum aggregate amount of Damages for which the Sellers may be liable under Section 7.1(a) of this Agreement shall be equal to twenty million euro (€20,000,000), provided, however, that in no event the maximum aggregate amount of Damages for which the Sellers may be liable under Section 7.1(a)(i) of this Agreement shall exceed ten million euro (€10,000,000).

(c)        Specific Representation or Warranty.  Matters covered by a specific representation or warranty contained in this Agreement shall not fall within the scope of any general representation or warranty made herein.  As a consequence, a claim which could be made by the Purchaser under both a specific representation or warranty and a general representation or warranty may be brought only once under such specific representation or warranty. In this respect and without limiting the foregoing, the Purchaser acknowledges and agrees that notwithstanding any other provision of this Agreement, no representations or warranties are given by the Sellers concerning:

(i)          matters relating to Tax or any related claims or liabilities other than such representations and warranties as are expressly set forth in Section 4.9;

(ii)         real property matters or any related claims, liabilities or other matters other than such representations and warranties as are expressly set forth in Section 4.10;

(iii)        relating to Environmental Laws or any environmental or health and safety (including health and safety at work) matters other than such representations and warranties as are expressly set forth in Section 4.14; and

(iv)       labor matters or any related claims, liabilities or other matters other than such representations and warranties as are expressly set forth in Section 4.18.

7.6       Exclusions.

(a)        Tax Claims.  No claim in respect of Taxes shall entitle the Purchaser to receive a partial repayment of the Purchase Price to the extent that:

(i)          it corresponds to a mere change in the time when a Tax should have been paid or such Tax can effectively be deducted or recovered by the Company (except that the Purchaser shall be entitled to a partial repayment of the Purchase Price for any resulting interest charges or penalties); or

(ii)         such claim arises (or such claim having arisen, is increased) by a failure or omission on the part of the Company to make any election, surrender or disclaimer or to give any notice or consent or do any other thing after the Closing under the provisions of any Law relating to Tax.

(b)        No Double Recovery.  Any liability for a partial repayment of the Purchase Price pursuant to this Agreement shall be determined without duplication of recovery, and (x) the Purchaser shall not be entitled to a partial repayment of the Purchase Price for any Damage under the provisions of this Article VII if and to the extent that the amount of such Damage was taken into account in the determination of any Company Post-Closing Adjustment Amounts or any Business Post-Closing Adjustment Amounts, as applicable, pursuant to the provisions of Article II, and (y) the Sellers shall not be required to make any partial repayment of the Purchase Price more than once on account of the same events, facts, matters, circumstances or omissions.

(c)        Subsequent Events.  The Sellers shall have no liability for all or part of any Damages which solely result from or arise out of:

(i)          voluntary actions taken by or on behalf of, or omissions of, the Purchaser or the Company after the Closing (including (x) changes in accounting methods or policies, or (y) the granting by the Purchaser or the Company of any extensions or waivers to any Third Party with respect to any statute of limitations applicable to claims which might be made against the Purchaser);

(ii)         the passing of, or any change in, any Law, in any such case not actually in force at the date of this Agreement (even if retroactive in effect), including any increase in the Tax rates in effect on the date hereof or imposition of any Tax not in effect on the date hereof;

(iii)        any change in use of the facilities of the Company or the Business (or a portion thereof) initiated by the Purchaser or the Company or any successor in interest thereof (whether in connection or not with any closure or sale, in whole or part, of such facilities), except (i) as a result of a preference right encumbering the Business Owned Real Property identified in Annex 4.10(a)(iii) hereto being exercised within the framework of the transfer of the Business Owned Real Property to the Purchaser as contemplated in this Agreement or (ii) directly resulting from the termination of the fuel storage activities in Riom;

(iv)       any total or partial closure of any of the facilities of the Company or the Business;

(v)        any environmental investigation, study, sampling or analysis of the Environment including the soil, subsoil, groundwater, surface water and sediment, undertaken after the Closing Date other than required as a Remedial Action; or

(vi)       (i) any excavation, transportation, treatment and disposal of excavated soil or subsoil (other than minerals and related materials extracted from the quarries operated in the ordinary course pursuant to the applicable arrêtés préfectoraux) carried out outside of (x) a Remedial Action or (y) routine maintenance or repair work of underground facility used in the Business or the business of the Company carried out consistently with past practices, or (ii) any construction work after the Closing Date other than in relation to (x) a Remedial Action, (y) the Black Pearl project included in the business plan as described in Annex 7.6(c)(vi) or (z) works strictly required to remedy non compliance with applicable Environmental Law, existing as at the Closing Date, of any facility used in the Business or the business of the Company.

(d)        General Exclusions.  The Sellers shall have no liability for all or part of any Damages solely resulting from or arising out of:

(i)          any event, fact, matter, or circumstance (x) which is specifically permitted under this Agreement, or (y) which was specifically agreed in writing by the Purchaser; or

(ii)         any event, fact, matter, or circumstance which was disclosed in the Schedules to the Disclosure Letter.

(e)        Requirement of Third-Party Claims.  Notwithstanding anything in this Agreement to the contrary, and except in case of Emergency Measures and Sanitary Measures, a claim for Damages resulting from or arising out of a breach of any of the representations or warranties of the Seller set forth in Section 4.14 (Environmental Matters) or any Specific Liability relating to environmental matters shall give rise to a repayment obligation on the part of the Sellers under this Article VII only if the claim is based on a Third Party Claim (x) notified to the Seller in accordance with the provisions of this Article VII, and (y) which was not voluntarily provoked by or on behalf of the Purchaser or the Company.

7.7       Claim Periods.  To be valid, a Claim Notice must be delivered by the Purchaser to the Sellers’ Agent prior to the date which is fifteen (15) months after the Closing Date, except that the right to deliver a Claim Notice for a partial repayment of the Purchase Price in respect of (i) a breach of a representation or warranty contained in Section 4.9 (Tax Matters), Section 4.14 (Environmental Matters) or Section 4.18 (Employment Matters) or (ii) any Specific Liability shall survive until the date which is five (5) years after the Closing Date.

7.8       Specific Exceptions to Certain Limitations.

(a)        The provisions of Sections 7.5 (Limitations on Sellers’ Liability) and 7.7 (Claim Periods) shall not apply to any claim by the Purchaser based on any breach of a representation or warranty of the Sellers set forth in Section 4.1(a) and Section 4.5 pertaining to the ownership of the Transferred Shares free and clear of all Encumbrances and the Company’s capitalization, which shall be subject to the applicable statute of limitation periods.

(b)        The limitations set forth in Section 7.5 shall not apply to any claim for a partial repayment of the Purchase Price that may be brought by the Purchaser under Section 7.1(b) (Excluded Liabilities).

(c)        The limitations set forth in Section 7.5(a) shall not apply to any claim made by the Purchaser in relation with any Specific Liability.

7.9       Additional Procedures for Environmental Claims.

(a)        Meetings with Governmental Authorities.  Except in case of a surprise visit by a Governmental Authority, the Purchaser shall send prior notice to the Sellers’ Agent of any meeting with any Governmental Authorities responsible for environmental matters to which it or the Company is invited to participate and which pertains to the facilities occupied, or to the business operated, by the Business or the Company, and the Sellers’ Agent shall be entitled to attend such meeting.  The Purchaser shall not, and shall cause its Affiliates (including the Company) not to initiate any discussion regarding, or provide any information (including, for the avoidance of doubt, following a surprise visit by a Governmental Authority) to, any Governmental Authority with respect to any Release of Hazardous Materials or Remedial Action or step which would reasonably be expected to give rise to an indemnification by the Sellers without the Sellers’ Agent’s prior consent (which shall not be unreasonably withheld, conditioned or delayed having given due consideration to the emergency of the situation and the constraints imposed by the Governmental Authority).  More generally, from the date hereof and for the duration defined in Section 7.7 (Claims Period), and except for the implementation of an Emergency Measure, the Purchaser shall not and shall cause the Company not to seek, request or take any action expected to provoke or result in any administrative inquiry, investigation, audit or Remedial Action or similar compliance order of any Governmental Authority without the Sellers’ Agent’s prior consent (which shall not be unreasonably withheld, conditioned or delayed).

(b)        Remedial Actions.  In the event that the Purchaser shall have sent a Claim Notice in accordance with Section 7.1 in relation to any alleged breach of any of the Sellers’ representations or warranties set forth in Section 4.14 (Environmental Matters) or any Specific Liability requiring that Remedial Action be undertaken in, on, under, or at any properties owned, operated, or occupied (or previously owned, operated or occupied) by the Business or the Company, except however for any Remedial Action required to be undertaken as an Emergency Measure, then:

(i)          the Sellers’ Agent and the Purchaser shall jointly prepare a written document describing in detail the timing, scope, nature, methodology and cost of the contemplated Remedial Actions in accordance with Remediation Standards, it being understood and agreed between the Parties that all Remedial Actions shall be conducted in the most cost effective way available at the time such Remedial Actions are performed (the “Plan”). The Plan shall include the name of the Party in charge of the conduct of the Remedial Actions. The Sellers’ Agent shall be entitled to elect not to conduct such Remedial Actions and let the Purchaser assume its conduct. In such case, the The Sellers’ Agent shall be entitled to monitor and control, at its own costs, the conduct of the Remedial Actions including, without limitation, the conduct of all discussions and negotiations with any relevant Third Party. The Plan shall be approved by written consent of the Sellers’Agent (which shall not be unreasonably withheld, conditioned or delayed) prior to any commencement of implementation of the Plan. Any amendment of the Plan shall be made through the written consent of the Parties.  Any dispute regarding the preparation, approval or implementation of the Plan that cannot be resolved in good faith discussions among the Parties within ten (10) Business Days shall be finally settled in accordance with the provisions of Section 12.11(b); and

(ii)         once a Plan has been agreed, and to the extent the Sellers are ultimately found to be liable to indemnify the Purchaser, the Sellers shall not be liable to indemnify the Purchaser for any Remedial Actions undertaken by the Purchaser or any of its Affiliates (including the Company) outside the scope of the Plan.

7.10     Local Sale Agreements.  Notwithstanding anything to the contrary provided under the Local Sale Agreements, the representations and warranties made by the Sellers under Article IV are the only representations and warranties granted by the Sellers to the Purchaser in connection with the Company, the Transferred, Shares, the Transferred Assets and the Business and the Purchaser and its Affiliates shall not be entitled to any claim for indemnification in connection with the Company, the Transferred Shares, the Transferred Assets and the Business other than as provided under and subject to the terms and conditions of this Agreement.

ARTICLE VIII
TERMINATION

8.1       Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)        by the written agreement of the Purchaser and the Sellers’ Agent;

(b)        by either the Purchaser or the Sellers’ Agent, if a court of competent jurisdiction or any competent Governmental Authority shall have issued an order or other Judgment or taken any other action (which order or other Judgment the Purchaser and the Seller hereto shall use their commercially reasonable endeavors to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;

(c)        by the Purchaser if the condition to Closing set forth in Section 3.1(a) has not been satisfied or waived by the Purchaser on or prior to March 1, 2017 and whether or not disclosed in accordance with Section 6.11;

(d)        by either the Purchaser or the Sellers’ Agent, if the condition to the Closing set forth in Section 3.1(b) has not been satisfied or jointly waived by the Purchaser and the Sellers’ Agent on or prior to March 1, 2017, unless such eventuality shall be due to the breach by any of the Party of any of its covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto.

8.2       Effect of Termination.  Upon any termination of this Agreement pursuant to Section 8.1, all further obligations of the Parties hereunder, other than pursuant to Section 12.4 (Costs and Expenses) and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

ARTICLE IX
STATUTORY REQUIREMENTS

All information in this Article IX are provided by CECA to the Purchaser solely for purposes of complying with French statutory requirements and shall not give rise to any legal rights (including any right to indemnification) to either Party resulting or arising from or related to such information unless specifically set forth in this Agreement.

9.1       Origin of Ownership.  CECA is the owner of the Business for having created it.

9.2       Encumbrances.  The fonds de commerce the subject of this Agreement is not subject to any Encumbrances or privileges.

9.3       Turnover and Net Results.

(a)        In accordance with article L.141-1 of the French commercial code, CECA represents that the proforma turnover (chiffres d’affaires) and proforma net results (résultats d’exploitation) generated by the Business (the fonds de commerce) related to the Transferred Assets, were in the following amounts:

Turnover before taxes: Proforma turnover before taxes for the Activated Carbon Business, the Diatomaceous Business and the perliting business:

Turnover before taxes

January 1, 2015 to December 31, 2015	Seventy million seven hundred thousand (70,700,000) euros

January 1, 2014 to December 31, 2014	Seventy million (70,000,000) euros

January 1, 2013 to December 31, 2013	Sixty six million five hundred thousand (66,500,000) euros

EBITDA: Proforma EBITDA (Earning Before Interests, Taxes Depreciation and Amortization) for the Activated Carbon Business, the Diatomaceous Business and the perliting business:

EBITDA

January 1, 2015 to December 31, 2015	Twelve million six hundred thousand (12,600,000) euros

January 1, 2014 to December 31, 2014	Eleven million six hundred thousand (11,600,000) euros

January 1, 2013 to December 31, 2013	Ten million one hundred thousand (10,100,000) euros

(b)        The Purchaser acknowledges that the figures represented above do not conform to the figures presented in CECA’s annual accounts due to revenue and costs not related to the fonds de commerce the subject of this Agreement.  The Purchaser further acknowledges and accepts that CECA has used reasonable efforts to procure that such figures are reasonably accurate.

9.4       Accounting Records.

(a)        Pursuant to article L. 141-2 of the French Commercial Code, CECA shall provide, at Purchaser’s written request, access to the Business’ books of accounts for the current year and the three years preceding the Closing, until the third anniversary of the Closing Date.

(b)        The Business forms part of the global operations of CECA and, as a result, no books of accounts within the meaning of article L.141-2 of the French Commercial Code or statutory accounts specific to the Business exist. The Purchaser acknowledges the impossibility for CECA to comply with the obligation provided for in article L. 141-2 of the French Commercial Code to sign and initial such books of account and hereby waives any right it may have under applicable Law as a result of such failure to comply.

9.5       Leases.

The facilities located at rue Raoul Vergès - 64150 Abidos are leased to CECA by SCI L’Aubisque, société civile immobilière whose registered office is rue Raoul Vergès — 64150 Abidos registered under number 419 618 616, pursuant to a commercial lease agreement (bail commercial) dated June 19, 2003 (as amended on August 15, 2004 and October 1st, 2008) for a period of 9 years.

9.6       Information and Declaration of Sincerity.  The Parties acknowledge that they have been informed of the sanctions applicable in the event of any insufficiency or intentional misstatement of the Purchase Price relating to the Transferred Assets agreed to by the Parties and any false declarations of sincerity with respect thereto.  The Parties affirm, under penalties prescribed by Law, that this Agreement contains the total purchase price for the Transferred Assets agreed to by the Parties (prior to any adjustment thereto in accordance with the terms of Sections 2.4 and 2.8); they acknowledge they have been informed of the penalties in the event of the inexactitude of these declarations and they affirm that, subject to the provisions of Article II, this Agreement is neither modified by nor contradicts any other agreement between the Parties increasing the Business Base Purchase Price.

ARTICLE X
POST CLOSING COVENANTS

10.1     Employment Matters.

(a)        For a period of not less than two years commencing on the Closing Date, the Purchaser shall, and shall cause the Company, not to implement any mass layoff (including by way of carrying out of any safeguard of employment plan (“plan de sauvegarde de l’emploi” or “licenziamenti collettivi”)) with respect to any of the Transferred Employees.

(b)        For a period of not less than two years commencing on the Closing Date (or a longer period if required by Law), the Purchaser shall, and shall cause the Company, to provide each Transferred Employee salary or wages, commissions, bonuses, incentive compensation (excluding actual equity securities) and employee benefits that are at least as favorable as those currently applicable to such Transferred Employee.

(c)        It is acknowledged that certain Transferred Employees have been allocated free performance shares (actions gratuites) or other equity instruments (the “Performance Shares”) by Arkema SA pursuant to the terms of the plans adopted by the board of directors of Arkema SA on May 9, 2012, November 6, 2013, November 13, 2014 and November 9, 2015 (together, the “Performance Shares Plans”).  In such connection, the Sellers will take any actions required such that the concerned Transferred Employees do not cease to benefit from their free share allocations or other rights under the Performance Share Plans by reason of their no longer being employees of the Sellers’ Group or the Company no longer being member of the Sellers’ Group, as the case may be.

(d)        From and after the Closing, Arkema SA shall assume and be responsible for, perform, discharge and pay when due, and indemnify and hold the Purchaser and their Affiliates (including the Company) harmless from and against any and all losses, costs, liabilities and obligations arising prior to, on or after Closing in connection with the Performance Shares and/or any other free performance shares allocated by Arkema SA, if any and/or any compensation of the Transferred Employees based on or related to any shares or security of any member of the Sellers’ Group, including social security charges and other Taxes resulting from a claim made by any employees and former employees of the Company and any Transferred Employees in relation to any Performance Shares Plans.

(e)        The Sellers shall provide, or procure that their Affiliates provide, to the Purchaser and the Company in a timely manner information in respect of any vested Performance Shares in order for the Purchaser and the Company to comply with any declaration or notification obligations pursuant to applicable Law.

10.2     Use of Sellers Trademarks and Logos.  The Purchaser acknowledges that it is not purchasing, acquiring or otherwise obtaining any right, title or interest in the Retained Names.  The Purchaser shall not, and shall procure that the Company shall not, use the Retained Names from and after the Closing Date except that for a period of (i) six (6) months after the Closing Date, the Company may use marketing or other materials (including letters, brochures and business cards), if and to the extent such materials were in existence on the Closing Date, it being provided that such use of the Retained Names shall be in a manner which is consistent with the use of the Retained Names prior to the Closing Date, does not create confusion as to the origin of the services and products supplied by the Company or the Business and does not cause any harm to any of the Sellers and their Affiliates or to the Retained Names.

10.3     Non-Compete.

(a)        Each of the Sellers agrees that during the period commencing on the Closing Date and ending on the third (3rd) anniversary date of the Closing Date, it will not, and will cause its

Affiliates, not to, engage in any Competing Business. For the purpose hereof, “Competing Business” shall mean any business engaged in developing, manufacturing, regenerating and selling activated carbon, filter aids (diatomaceous earth and perlite products) and cryogenic insulation products and services.

(b)        It is understood and agreed that: (i) none of the Sellers and their Affiliates shall be deemed to be in default with respect to the foregoing covenant as a result of any investment it may make in no more than twenty percent (20%) of the outstanding share capital or other ownership interests of any Person; (ii) this Section 10.3 shall not be construed to prohibit: (A) any of the Sellers and their Affiliates from hereafter acquiring and continuing to own and operate any Person which operate a Competing Business if such operations account for no more than twenty percent (20%) of such entity’s consolidated revenues at the time of such acquisition; and (B) the acquisition by any of the Sellers and their Affiliates (an “Acquiring Person”), in the context of any acquisition, merger, joint venture, asset purchase, or any other business combination (the “Acquisition”), of an ownership interest in a Person which derives more than twenty percent (20%) of its consolidated revenues from a Competing Business in its most recent fiscal year, as long as the Acquiring Person shall enter into a binding agreement to sell or divest such Competing Business within twelve (12) months following the closing of the Acquisition; and (iii) this Section 10.3 shall not be construed to prohibit the acquisition or ownership, for investment purposes only, by any employee savings, retirement, or similar benefit plan of any of the Sellers and their Affiliates, of any ownership in any company engaged in a Competing Business, provided that the investment decisions in respect of such benefit plan shall be made by independent trustees or independent managers.

(c)        In the event that the covenants contained in this Section 10.3 are more restrictive than permitted by Law, the Parties agree that such covenants shall be enforceable and enforced to the fullest extent permitted by Law.

10.4     Non-Solicitation.

(a)        Each of the Sellers, for a period starting on the date hereof and ending twelve (12) months after the Closing Date, undertakes not to, directly or indirectly through any other Entity:

(i)          solicit or encourage any Transferred Employees to leave his current or future positions within the Business or the Company, as applicable; or

(ii)         contract for services with, hire or employ (even in the case of a resignation), for itself, any of its Affiliates or any third party, any Transferred Employees.

(b)        Notwithstanding the foregoing, a general offer of employment to the public (and the hiring of the employees who respond to such offer of employment) shall not be deemed prohibited under this Agreement as long as not specifically directed at the Transferred Employees.

(c)        Subject to the same caveat set forth in paragraph (b) above and except as provided in Section 6.8(b), the Purchaser undertakes, for a period starting on the date hereof and ending twelve (12) months after the Closing Date, not to, and shall cause the Company not to, directly or indirectly through any other Entity:

(i)          solicit or encourage any employee of the Sellers or any of their Affiliates to leave his current or future positions within the Sellers or any of their Affiliates;

(ii)         contract for services with, hire or employ (even in the case of a resignation), for itself, any of its Affiliates or any third party, any employee of the Sellers or any of their Affiliates.

10.5     Insurance.  From and after Closing, the Purchaser shall obtain, and shall procure that the Company obtains, insurance coverage to replace the insurance coverage currently maintained by the Sellers or their Affiliates on behalf of the Company and in respect of the Transferred Assets.

10.6     Certain Payments Received from Third Parties and Collection of Receivables.

(a)        To the extent that after the Closing Date, any of the Sellers or any of their Affiliates receives any payment that is for the account of the Company or the Purchaser (in respect of the Business), the Sellers shall, or shall cause their relevant Affiliate, to deliver such amount to the Company on a monthly basis.

(b)        To the extent that after the Closing Date, the Purchaser or the Company receives any payment that is for the account of any of the Sellers or any of their Affiliates, the Purchaser shall, or shall cause the Company, to deliver such amount to the relevant Seller or the relevant Affiliates on a monthly basis.

(c)        The Purchaser shall and shall procure that its Affiliates use their commercially reasonable efforts to provide to CECA and its Affiliates, at CECA’s expenses, such assistance and cooperation as may be reasonably requested in connection with the collection of the Receivables related to the Business (including by sending reminder letters, placing collection calls or otherwise contacting the debtor of such Receivables on behalf of CECA or its Affiliates).

10.7     No Recourse against Officers.  Except for claims involving fraud, wilful misconduct (dol) or gross fault (faute lourde), the Purchaser shall not, and shall cause its Affiliates (including the Company) not to, make any claim against any former or current mandataire social or officer of the Company (who are individuals) with respect to any management decisions adopted by the Company prior to the Closing Date or otherwise seek the liability of any such mandataire social or officer in that respect and, to the extent any such claim is made by the Purchaser or any of its Affiliates, the Purchaser shall indemnify and hold any such a mandataire social or officer harmless against the consequences of any such claim or liability.

10.8     Confidentiality.

(a)        Each of the Parties shall treat (and shall direct its employees, representatives and professional advisors to treat) and shall procure that its Affiliates treat (and that each of its Affiliates shall direct its employees, representatives and professional advisors to treat) the contents of this Agreement as confidential and shall refrain from disclosing this Agreement, in whole or part, to any Person without the consent of the other Party (which consent shall not be unreasonably withheld) except to the extent necessary for enforcement hereof or as otherwise required by Law, by any Governmental Authority or by the rules of any stock exchange (in which case, to the extent practicable and permitted, the disclosing Party shall give prior written notice to the other Party, and if requested by such other Party, the disclosing Party shall seek to obtain a protective order or similar protection); provided, however, that (x) the Purchaser may disclose and provide copies of this Agreement to its financing sources and to its and their respective professional advisors, and (y) the Seller may disclose and provide copies of this Agreement to its Affiliates and controlling Persons and to their respective professional advisors, provided that such Persons shall have agreed to maintain the confidentiality of this Agreement in accordance with the terms of this Section 10.8 or shall otherwise be legally obligated not to disclose and to keep the contents of this Agreement confidential.

(b)        After the Closing Date, the Sellers shall treat (and shall direct their employees, representatives and professional advisors to treat), and shall procure that their Affiliates treat (and that each of their Affiliates shall direct its employees, representatives and professional advisors to treat) as confidential and shall refrain from disclosing any Confidential Information which they may possess.  For the purpose hereof, “Confidential Information” shall mean all information of a confidential or proprietary nature, in any form or medium, that relates exclusively to the Company or the Business.  Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Seller; (ii) is disclosed or furnished to any of the Sellers or their Affiliates by a third party who is not known by such Seller to have acquired the information under an obligation of confidentiality; (iii) is independently developed by any of the Sellers or their Affiliates without the use of or reference to Confidential Information after the Closing Date; (iv) is required to be disclosed by any of the Sellers or their Affiliates under applicable Law, by any Governmental Authority, or by the rules of any stock exchange; or (v) necessary or required for the purpose of enforcing any rights or complying with any obligations under this Agreement (including in connection with any Proceeding).

(c)        After the Closing Date, the Purchaser shall treat (and shall direct its employees, representatives and professional advisors to treat), and shall procure that its Affiliates (including the Company) treat (and that each of its Affiliates shall direct its employees, representatives and professional advisors to treat) as confidential and shall refrain from disclosing any Seller’s Group Confidential Information which they may possess or had access to in the Disclosed Information.  For the purpose hereof, “Seller’s Group Confidential Information” shall mean all information of a confidential or proprietary nature, in any form or medium, that relates to the Sellers or any of their Affiliates (excluding, for the avoidance of doubt, the information which related exclusively to the Business).  Notwithstanding the foregoing, Seller’s Group Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Purchaser or the Company; (ii) is disclosed or furnished to the Purchaser or the Company by a third party who is not known by the Purchaser or the Company to have acquired the information under an obligation of confidentiality; (iii) is independently developed by the Purchaser or the Company without the use of or reference to Seller’s Group Confidential Information after the Closing Date; or (iv) is required to be disclosed by the Purchaser or the Company under applicable Law, by any Governmental Authority or by the rules of any stock exchange.

(d)        The undertakings set forth in this Section 10.8 shall survive for a period of five (5) years following the Closing.

10.9     Creditors Opposition.  The Parties waive their respective rights to have the Business Purchase Price held in escrow from the date of the Local Business Sale Agreement until the time limit for creditors to exercise their right pursuant to article L. 141-14 et seq. of the French Commercial Code, to object to the payment of such Business Purchase Price, has elapsed. The Parties, which are fully informed of the legal risks of waiving the escrow procedure, purely and simply, fully and definitively, discharge the legal advisors who have prepared and drafted this Agreement from any and all liability whatsoever in relation to the potential consequences of such a waiver. In the event that creditors of CECA shall have validly notified their opposition to the transactions contemplated hereby or in the Local Asset Sale Agreement pursuant to the opposition procedures set forth under applicable Law, CECA undertakes to be responsible for any such potential creditor’s objection and agrees to reimburse Purchaser upon demand and presentation of the necessary documents evidencing any amount actually paid by Purchaser to any Sellers’ creditor that objected to the payment of the Business Purchase Price.

10.10   Subsequent Transfers.  If, subsequent to the Closing Date, the Purchaser discovers that any assets, properties, or rights (x) constitute a Transferred Asset, and (y) have not been transferred to the Purchaser on the Closing Date, the Purchaser shall have the right, exercisable within fifteen (15) months following the Closing Date, to send written notice to CECA requesting the transfer to the Purchaser of such assets, properties or rights.  If it is determined that such assets, properties or rights (x) constitute a Transferred Asset, and (y) should have been transferred to the Purchaser, Seller shall procure that they are promptly transferred to Buyer without any further consideration.

10.11   Cut-Off Arrangement.  Without prejudice to Taxes which shall be dealt with in accordance with Section 2.3 and Article XI, any amounts (other than rebates discounts or similar price accommodations) paid or received either by CECA prior to the Closing or by the Purchaser after the Closing in relation to goods and services provided to or by the Business in relation to a period commencing prior to the Closing Date and ending after the Closing Date shall be apportioned among CECA and the Purchaser, respectively, on the basis of documentary evidence in accordance with (x) the Accounting Principles that would be applied by CECA to reflect such amounts on its financial statements as at the Closing Reference Date if such date were the end of a financial period or (y) if the Accounting Principles cannot apply, on a pro rata temporis basis.

CECA and the Purchaser shall agree on the amounts resulting from such apportionments and shall settle the resulting payments within four (4) months of the Closing Date.

10.12   Registration of Intellectual Property.  From and after the Closing Date, all formalities that may be required to register the Business Intellectual Property in the name of the Purchaser shall be made by the Purchaser and all costs associated therewith shall be borne by the Purchaser.

10.13   Deutz Litigation.  From and after the Closing Date and for as long as no final non-appealable decision of a court or arbitral tribunal of competent jurisdiction has been rendered or no final settlement has been entered into in connection with the Deutz Litigation, the Purchaser shall provide CECA with such access to the documents, books and records and personnel of the Purchaser as may be reasonably required by CECA in connection with the defense or settlement of the Deutz Litigation.

10.14   Information Systems.  Sellers shall make their reasonable commercial efforts to cause the transfer to the Company and the Business on or prior to Closing of (i) all rights in the software licenses used primarily by the Company and the Business in the conduct of their respective businesses and (ii) IT equipment of the Sellers solely used by the Company and the Business in the conduct of their respective businesses.

10.15   Preparation of Consolidated Accounts.  Upon request of the Sellers, the Purchaser shall cause the Company to prepare consistently with past practices and deliver to the Sellers the information packages necessary for the preparation of the Sellers’ consolidated accounts within the timeframe set forth in Annex 10.15.

ARTICLE XI
TAX COVENANTS

11.1     Cooperation.  From and after the Closing Date, in addition to the commitments provided under Section 12.2, the Purchaser and the Sellers agree to furnish or cause to be furnished to each other, their Affiliates and their respective counsels, accountants and other authorized representatives, upon request, as promptly as practicable, such information and assistance relating to the Company, the Transferred Assets and the Business (including access to employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the calculation of Taxes, the making of any election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.

11.2     Tax Returns.

(a)        The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company for any Pre-Closing Period that are required to be filed after the Closing Date. The Purchaser shall provide to the Sellers’ Agent a copy of all such Tax

Returns and all Tax Returns required to be filed with respect to the Business after the Closing Date and as to which Excluded Tax Liabilities are allocable to the Sellers, as soon as reasonably possible but at least thirty (30) days before such Tax Returns are required to be filed. The Purchaser shall provide with all such Tax Returns a statement indicating the amount of Tax shown on such Tax Returns that is allocable to the Sellers. The Sellers’ Agent shall notify the Purchaser of any proposed revisions to such Tax Returns within ten (10) days after receipt of such Tax Returns from the Purchaser. The Purchaser shall reflect such revisions in such Tax Returns except where such revisions are unreasonable, inconsistent with prior practice or contrary to applicable Tax Laws. In order to enable the Purchaser to provide to the Sellers’ Agent copies of Tax Returns at least thirty (30) days before such Tax Returns are required to be filed, the Sellers’ Agent and the Sellers shall provide the information and assistance requested by the Purchaser relating to any of the Company or the Business as is reasonably necessary for the preparation of such Tax Returns within such time frame. The Purchaser’s information or assistance requests shall be sent to the Sellers’ Agent with reasonable prior notice. If the Purchaser were to consider that the Sellers have not timely provided the requested information or assistance, the Purchaser shall nevertheless provide to the Sellers’ Agent the Tax Returns as soon as they are available. The Purchaser shall not, and shall not permit the Company to, amend any Tax Return referred to under this Section (including granting an extension of any applicable statute of limitations) or make or change any Tax election for any Pre-Closing Period or Straddle Period without the prior written consent of the Sellers’ Agent, such consent to not be unreasonably withheld or delayed.

(b)        The Purchaser shall be responsible for preparing and timely filing any Tax Returns required with respect to any Transfer Taxes relating to the Transferred Shares and the Transferred Assets. Such Tax Returns shall be prepared in a manner consistent with the allocation of Business Purchase Price pursuant to Section 2.10.

(c)        The Sellers will prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed with respect to the Business on or before the Closing Date. The Purchaser will prepare and file, or cause to be prepared and filed, when due, all Tax Returns required to be filed with respect to the Business after the Closing Date.

(d)        The Seller undertakes to comply and fullfill, duly and timely, all the obligations provided by Law in case of termination of the tax consolidation (consolidato nazionale) including, but not limited to, the filing of the communication to the Italian Tax Authorities regarding the early termination of such tax consolidation.

11.3     Tax Refunds.  The Purchaser shall promptly pay and shall cause its Affiliates to promptly pay to the Sellers an amount equal to any refund, credit, rebate, reduction in Taxes or similar payment (including any interest paid or credited with respect thereto) received by the Purchaser or the Company if and when actually received, relating to Pre-Closing Periods (a “Tax Refund”), provided, however, that the Purchaser shall have no obligation to pay any refund of Tax to the Sellers to the extent that (i) the Purchaser or its Affiliates paid such Tax in the first instance and such Tax was not included as a liability in the calculation of the Closing Company Working Capital, (ii) the Tax Refund was included as an asset in the calculation of the Closing Company Working Capital, or (iii) the Tax Refund is attributable to the carry back or utilization of any Tax item arising after the Closing Date. If any deduction or withholding for or on account of Taxes from any payment made by the Purchaser to the Sellers pursuant to a Tax Refund is required by applicable Tax Laws, the Purchaser shall hold and maintain the Sellers harmless against any such deduction or withholding by paying to the Sellers an additional amount equal to the amount required to procure that the aggregate net amount received by the Sellers will equal to full amount which would have been received by them had not such deduction or withholding been made. If a Tax Authority subsequently disallows any Tax Refund with respect to which Sellers had received a payment pursuant to this Section, Sellers shall promptly pay to the Purchaser the full amount of such Tax Refund.

11.4     Payment of Taxes.

(a)        The Purchaser shall pay and hold the Sellers harmless against all Transfer Taxes relating to the transfer of the Transferred Shares and the Transferred Assets. The Purchaser shall deliver to the Sellers’ Agent within fifteen (15) Business Days following the date any such Transfer Tax become due evidence that such Transfer Tax has been duly and timely paid to the relevant Tax Authority.

(b)        The Purchaser shall and shall cause the Company to be liable for, pay and hold the Sellers harmless against any and all Taxes imposed on any of the Business, the Transferred Assets and the Company except for the Excluded Tax Liabilities for which the Sellers shall be liable for, pay and hold the Purchaser harmless against. With respect to any Tax item of a periodic nature or measured by the level of any item, including but not limited to the land tax (taxe foncière), the local real estate tax (cotisation foncière des entreprises), the French domestic tax on natural gas consumption (taxe intérieure sur la consommation de gaz naturel), the tax on the consumption of electricity (taxe sur la consommation finale d’électricité), due in connection with the Business and the Transferred Assets, and that is payable with respect to a Straddle Period, the amount of such Tax allocable to the Pre-Closing Period will be determined by multiplying the Tax by a fraction the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire taxable period. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or any of the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund). Such prorations may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent instalment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the Party requesting proration of any item obtains the information required to calculate such proration of such item.

11.5     VAT.

(a)        It is the joint intention of the Purchaser and of the Sellers that the Transferred Assets forming the Business shall be treated in France as the transfer of a totality of assets (universalité de biens) or part thereof, within the meaning set by article 257 bis of the French Tax Code, and therefore that the transfer of the Transferred Assets, including the deliveries of properties and all services between the Parties shall be exempted from VAT payment in such jurisdictions provided that the Purchaser is liable to VAT in France (redevable de la TVA), subject to the performance by the Purchaser and/or the Sellers of any formalities as described in the Local Asset Sale Agreement.

(b)        The Purchaser, as being considered as the successor of the Sellers regarding the Business for purposes of applying the VAT, will be responsible, if necessary, for the “regularizations of the deduction rights” (régularisations du droit à déduction) and for the “taxes relating to sales or self-delivery” (taxations de cessions ou de livraisons à soi-même), which will become due after the date hereof and which would have been incurred by the Sellers should it have continued to operate the totality of assets (universalité de biens) of the Business.

(c)        The Parties hereby acknowledge having been expressly informed of their obligation to mention the total amount of the Business Purchase Price (VAT excluded) on the Tax Return related to VAT submitted for the period of time within which the Local Asset Sale Agreement was executed. This amount will be mentioned on the line “other non-taxable transactions” (autres opérations non imposables).

(d)        If, notwithstanding the above, a French Tax Authority determines that VAT is due in respect of the Transferred Assets transferred by the Sellers under this Agreement as part of the Business:

(i)          due to the fact that the Purchaser (x) is not liable for the payment of VAT, or (y) will not continue to run the whole Business transferred, the Sellers shall notify the Purchaser of that determination within fifteen (15) days of being so advised by the French Tax Authority and the Purchaser shall, within fifteen (15) days of such notification (against delivery by the Sellers of an appropriate invoice showing the applicable VAT) pay to the Sellers a sum which is equal to: (x) the amount of VAT determined by the French Tax Authority to be so due; plus (y) any interest for late payment imposed by the French Tax Authority on the Sellers in respect thereof. Such payment shall be made by wire transfer to the bank account of the Sellers as shall be indicated by the Sellers to the Purchaser;

(ii)         in other cases, the Sellers and the Purchaser shall negotiate in good faith so that the Sellers recharge the VAT to the Purchaser to the extent that the Purchaser can recover the full amount of the said recharged VAT.

ARTICLE XII
MISCELLANEOUS

12.1     Further Actions.  Subject to the terms and conditions herein provided, each of the Parties shall use its commercially reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

12.2     Records.  During the period from the Closing Date through the tenth anniversary of the Closing Date, the Purchaser shall not, and shall not permit the Company to, destroy or otherwise dispose of any of books and records of the Company or any Business Records existing as of the Closing Date except with the prior written consent of the Sellers’ Agent, which consent shall not be unreasonably withheld.  The Purchaser shall, and shall cause the Company to, make available to each of the Sellers and their representatives and agents as reasonably requested for the satisfaction of their legal obligations and subject to the entering of appropriate confidentiality agreements all such books and records in connection therewith, and permit each of the Sellers and their representatives and agents to examine, make extracts from and, at their expense, copy such books and records to at any time during normal business hours for any proper business purpose.

12.3     Brokers and Finders.

(a)        The Sellers shall indemnify and defend and hold the Purchaser and the Company harmless against all claims, losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser, including, after the Closing, the Company) by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of the Sellers.

(b)        The Purchaser shall indemnify and defend and hold each of the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against such Seller by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Company).

12.4     Costs and Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein or in the Transaction Documents, the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein. For the avoidance of doubt, both Parties expressly recognize that none of these costs and expenses were or will be taken into account in determining the Purchase Price.

12.5     Sellers’ Agent.  Arkema and Arkema Shanghai hereby irrevocably appoint CECA as their sole representative (the “Sellers’ Agent”), with full power and authority to, in their name, place and stead, take all actions permitted or required to be taken by them pursuant to this Agreement, including:

(i)          receive notices under this Agreement;

(ii)         receive and distribute any payments made by the Purchaser under this Agreement;

(iii)        deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement; and

(iv)       handle, contest, dispute, compromise, adjust, settle or otherwise deal with any and all claims by or against or disputes with the Purchaser under this Agreement.

12.6     Notices.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be: (x) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (y) sent by an overnight courier service of recognized international standing (all charges paid); or (z) sent by facsimile transmission or email and confirmed by registered mail (postage prepaid, return receipt requested) posted no later than the following Business Day (with any such facsimile transmission to be deemed received at the time indicated on the corresponding activity report, a copy of which shall be included in the confirmation by mail) (provided that any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Business Day) to the relevant Party at its address set forth on Annex 12.6, or to such other Persons or at such other addresses as hereafter may be furnished by the Purchaser, the Sellers’ Agent by like notice to the other.  Any such notice or other communication shall be effective only upon actual receipt thereof by its intended recipient.

12.7     Entire Agreement.  This Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement (including the Confidentiality Agreement) and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement.

12.8     No Third Party Rights; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser shall be entitled to (a) assign all or any portion of its rights and obligations under this Agreement to one or more Affiliate(s) without the consent of the other Party, provided that the Purchaser and the Purchaser’s Guarantor shall be jointly and severally liable with such Affiliates for the performance of their obligations hereunder and (b) assign its rights under this Agreement to any lender of Purchaser or Purchaser’s Guarantor as collateral or charge in respect of any debt financing. It is understood and agreed, for the avoidance of doubt, that in the event the Purchaser sells or transfers all or part of the Business or the Company after the Closing to any Person, the Purchaser shall retain the benefit of and be bound by the provisions this Agreement (including the rights and obligations under Article VII) as if such sale or transfer had not occurred.  Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties to this Agreement any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.9     Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.10   Waivers and Amendments.  No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same.  Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

12.11   Governing Law and Submission to Jurisdiction.

(a)        This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof).

(b)        Arbitration.

(i)          Except as provided in Section 2.8 (Post-Closing Adjustments), all claims, controversies or disputes (each, a “Dispute”) arising out of or in connection with this Agreement which are not resolved by the Parties shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators (unless the Parties shall have expressly agreed in writing that a Dispute will be settled by one (1) arbitrator) appointed in accordance with the Rules.  The two arbitrators nominated by the Parties shall agree upon the nomination of the third arbitrator, who shall be the Chair of the arbitral tribunal, within fifteen (15) days from the date upon which both of them have been duly confirmed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”).  If the two arbitrators nominated by the Parties fail to nominate a third arbitrator within the above-referenced fifteen (15) day period, the necessary appointment shall be made by the ICC Court in accordance with the Rules.

(ii)         An arbitral tribunal constituted under this Section 12.11 shall have exclusive jurisdiction over any challenge of a decision rendered pursuant to Section 2.8 on the grounds that such decision constitutes or is based upon manifest error (erreur grossière).

(iii)        The arbitral tribunal shall use its best efforts to render its final award as soon as is reasonably practicable. Without prejudice to such provisional remedies as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant injunctive relief and/or specific performance.  The arbitral tribunal shall not have the power to decide the dispute as “amiables compositeurs”.  The award of the arbitral tribunal shall be final and binding upon the Parties, and each Party hereby waives any and all rights to appeal or challenge the award insofar as such waiver can be validly made.

(iv)       The place of arbitration shall be Paris, France.  The English language shall be used throughout the proceedings, but documentary evidence in French may be submitted without translation.

Made in Paris on July 25, 2016, in [six (6)] originals.

CECA SA			ARKEMA S.R.L

By:	/s/ Jérôme Schmidgen		By:	/s/ Jérôme Schmidgen
	Name:	Mr Jérôme Schmidgen		Name:	Mr Jérôme Schmidgen
	Title:	Proxy holder		Title:	Proxy holder

ARKEMA SHANGHAI DISTRIBUTION CO LTD			ARKEMA FRANCE

By:	/s/ Jérôme Schmidgen		By:	/s/ Jérôme Schmidgen
	Name:	Mr Jérôme Schmidgen		Name:	Mr Jérôme Schmidgen
	Title:	Proxy holder		Title:	Proxy holder

CHEMVIRON FRANCE SAS			CALGON CARBON CORPORATION

By:	/s/ Reinier Keijzer		By:	/s/ Reinier Keijzer
	Name:	Mr Reinier Keijzer		Name:	Mr Reinier Keijzer
	Title:	President		Title:	Authorized officer in his capacity as Vice-President Europe